EXECUTION VERSION

FACILITIES AGREEMENT
__27 OCTOBER _ 2017
SENIOR TERM AND REVOLVING FACILITIES AGREEMENT

for

CSP ALPHA HOLDINGS PTE. LTD.

arranged by

DBS BANK LTD., ING BANK N.V., SINGAPORE BRANCH AND STANDARD CHARTERED BANK
as Mandated Lead Arrangers and Bookrunners

with

DBS BANK LTD.
acting as Agent

and

MADISON PACIFIC TRUST LIMITED
acting as the Security Agent

and

DBS BANK LTD.
acting as the Secondary Security Agent

Allen & Overy LLP
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CONTENTS
Clause    Page

1.	Definitions and Interpretation	1
2.	The Facilities	49
3.	Purpose	54
4.	Conditions of Utilisation	55
5.	Utilisation	57
6.	Repayment	59
7.	Illegality, Voluntary Prepayment and Cancellation	62
8.	Mandatory Prepayment and Cancellation	63
9.	Restrictions	68
10.	Interest	70
11.	Interest Periods	71
12.	Changes to the Calculation of Interest	72
13.	Fees	74
14.	Tax Gross Up and Indemnities	75
15.	Increased Costs	79
16.	Other Indemnities	80
17.	Mitigation by the Lenders	83
18.	Costs and Expenses	83
19.	Guarantee and Indemnity	85
20.	Representations	88
21.	Information Undertakings	98
22.	Financial Covenants	104
23.	General Undertakings	113
24.	Accounts	127
25.	Events of Default	127
26.	Hedge Counterparties	133
27.	Changes to the Lenders	135
28.	Restriction on Debt Purchase Transactions	140
29.	Changes to the Obligors	141
30.	Role of the Agent, the MLABs and Others	144
31.	Enforcement of Transaction Security	154
32.	Application of Proceeds	155
33.	The Security Agent	158
34.	Change of Security Agent and Delegation	168
35.	Effect of Insolvency Event	169
36.	Turnover of Receipts	171
37.	Information	173
38.	Conduct of Business by the Finance Parties	174
39.	Sharing among the Finance Parties	174
40.	Payment Mechanics	176
41.	Set-Off	180
42.	Notices	180
43.	Calculations and Certificates	183

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44.	Partial Invalidity	183
45.	Remedies and Waivers	183
46.	Amendments and Waivers	184
47.	Confidentiality	189
48.	Contractual Recognition of Bail-In	194
49.	Counterparts	194
50.	Governing Law	194
51.	Enforcement	194

Schedule    Page

1.	The Original Lenders	196
2.	Conditions Precedent and Conditions Subsequent	197
	Part 1 Conditions Precedent (Utilisation)	197
	Part 2 Conditions Subsequent (Phase 1)	202
	Part 3 Conditions Subsequent (Phase 2)	205
	Part 4 Conditions Subsequent (Phase 3)	209
	Part 5 Initial Target Group Transaction Security	212
	Part 6 Conditions Precedent Required to be Delivered by an Additional Obligor	214
3.	Requests and Notices	218
	Part 1 Utilisation Request – Loans	218
	Part 2 Selection Notice	220
4.	Form of Transfer Certificate	221
5.	Form of Assignment Agreement	224
6.	Form of Accession Deed	227
7.	Form of Resignation Letter	230
8.	Form of Compliance Certificate	231
9.	LMA Form of Confidentiality Undertaking	233
10.	Timetables	238
11.	Agreed Security Principles	239
12.	Alternative Reference Banks	243
13.	Form of Increase Confirmation	244
14.	Forms of Notifiable Debt Purchase Transaction Notice	246
	Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	246
	Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction/	247
	Notifiable Debt Purchase Transaction ceasing to be with Sponsor
	Affiliate
15.	Restricted Transferees	248
16.	Form of Default Increase Confirmation	249
17.	Quarterly Upstream Amounts From Excess Closing Cash Balance	251

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THIS AGREEMENT is dated _____27 October______________ 2017 and made:
BETWEEN:

(1)
CSP ALPHA MIDCO PTE. LTD. (a company incorporated in Singapore with registration number 201726883N and registered office address at 160 Robinson Road, #10-01 Singapore Business Federation Centre, Singapore 068914) (the Parent);

(2)
CSP ALPHA HOLDINGS PTE. LTD. (a company incorporated in Singapore with registration number 201705478E and registered office address at 1 Raffles Place #20-00 One Raffles Place, Singapore 048616) as original borrower (the Company);

(3)	CSP ALPHA MIDCO PTE. LTD. and CSP ALPHA HOLDINGS PTE. LTD. each an Original Guarantor (together, the Original Guarantors);

(4)	CSP ALPHA HOLDINGS PTE. LTD. as Original Borrower (the Original Borrower);

(5)
DBS BANK LTD., ING BANK N.V., SINGAPORE BRANCH and STANDARD CHARTERED BANK each a mandated lead arranger and bookrunner in respect of the Term Facility (whether acting individually or together, the Term MLABs);

(6)
DBS BANK LTD. and ING BANK N.V., SINGAPORE BRANCH each a mandated lead arranger and bookrunner in respect of the Revolving Facility (whether acting individually or together, the RCF MLABs and, together with the Term MLABs, the MLABs);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders);

(8)	DBS BANK LTD. as agent of the other Finance Parties (the Agent);

(9)	MADISON PACIFIC TRUST LIMITED as the security agent and/or security trustee for the Secured Parties (the Security Agent); and

(10)	DBS BANK LTD. as the secondary security agent and/or secondary security trustee for the Secured Parties (the Secondary Security Agent).
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
1992 ISDA Master Agreement means the 1992 Multicurrency Cross-Border Master Agreement as published by the International Swaps and Derivatives Association Inc.
2002 ISDA Master Agreement means the 2002 Master Agreement published by the International Swaps and Derivatives Association Inc.
Acceleration Event means the Agent exercising any of its rights under Clause 25.21 (Acceleration).
Acceptable Bank means:

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(a)	any MLAB or any of its Affiliates in India;

(b)
a bank or financial institution which has a rating for its long-term unsecured and non credit‑enhanced debt obligations of BBB or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(c)
a bank or financial institution incorporated in India which has a rating for its short-term unsecured and non credit-enhanced debt obligations by CRISIL (or an equivalent rating by an alternative Indian credit rating agency of similar standing to CRISIL) which is equivalent to an international investment grade rating of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited; or

(d)	any other bank or financial institution approved by the Agent.
Acceptable Nation means any member state of the European Economic Area, any Participating Member State or any member state of the OECD which in each case:

(a)
has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services, A- by Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	has been approved by the Agent (acting on the instructions of the Majority Lenders).
Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).
Accounting Principles means, in relation to any member of the Group, generally accepted accounting principles in its jurisdiction of incorporation, including IFRS.
Accounting Reference Date means, in respect of a member of the Group, the date on which its financial year ends for accounting purposes.
Acquisition means the acquisition by the Company of 100 per cent. of the shares in the Target on the terms set out in the Acquisition Agreement.
Acquisition Agreement means the share purchase agreement dated 1 April 2017 relating to the sale and purchase of the Target Shares and made between the Vendor and the Company as amended by each Acquisition Amendment Agreement.
Acquisition Amendment Agreement means:

(a)	the extension letter dated 3 July 2017 between the Vendor and the Company;

(b)	the extension letter dated 3 August 2017 between the Vendor and the Company;

(c)	the extension letter dated 15 September 2017 between the Vendor and the Company;

(d)	the extension letter dated 3 October 2017 between the Vendor and the Company; and

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(e)	any extension letter dated on or about the date of this Agreement between the Vendor and the Company.
Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by any member of the Group in connection with the Acquisition or the Transaction Documents.
Acquisition Documents means:

(a)	the Acquisition Agreement;
(b)    each Acquisition Amendment Agreement; and

(c)	any other document designated as an Acquisition Document by the Agent and the Company.
Acquisition Purpose means any of the purposes set out in paragraph (a) of Clause 3.1 (Purpose).
Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).
Additional Obligor means an Additional Borrower or an Additional Guarantor.
Adjusted Leverage has the meaning given to that term in Clause 22.1 (Financial definitions).
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent's Spot Rate of Exchange means the Agent's spot rate of exchange for the purchase of the relevant currency with US dollars in the Singapore foreign exchange market at or about 11.00 a.m. on a particular day.
Agreed Security Principles means the principles set out in Schedule 11 (Agreed Security Principles).
Alternative Market Disruption Event has the meaning given to that term in Clause 12.2 (Market disruption).
Alternative Reference Bank Rate has the meaning given to that term in Clause 12.3 (Alternative Reference Bank Rate).
Alternative Reference Banks means the principal London offices of the banks listed in Schedule 12 (Alternative Reference Banks) or such other banks as may be appointed by the Agent in consultation with the Parent.
Annual Financial Statements has the meaning given to that term in Clause 21 (Information Undertakings).
Anti-Money Laundering Laws means all applicable laws (including those relating to financial record-keeping and reporting) concerning money laundering, terrorist or criminal financing, and including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268;

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the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (aka the USA PATRIOT Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; and the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103.
Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Attributable Cash and Cash Equivalent Investments means an amount calculated as follows:
Where:

A	is the Cash and Cash Equivalent Investments in the relevant Non-Wholly Owned Entity which is freely and unconditionally available for distribution to the shareholders of the applicable entity;

B	is the number of shares in the Non-Wholly Owned Entity held by a member of the Group as at each date this calculation is made; and

C	is the total number of issued shares in the Non-Wholly Owned Entity as at each date this calculation is made.
Auditors means one of PricewaterhouseCoopers, Ernst & Young, Grant Thornton, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
Australian Corporations Act means the Corporations Act 2001 (Cth).
Australian Obligor means an Obligor incorporated in Australia.
Australian PPSA means the Personal Property Securities Act 2009 (Cth).
Australian Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), jointly, as applicable.
Australian Tax Consolidated Group means a “Consolidated Group” or an "MEC Group" as defined in the Australian Tax Act.
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
Availability Period means:

(a)	in relation to the Term Facility, the period from and including the date of this Agreement to and including the last day of the Certain Funds Period; and

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date which is 30 days prior to the Termination Date.

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Available Commitment means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject as set out below):

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.
For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, that Lender's participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender's Revolving Facility Commitment.
Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.
Available Permitted Acquisitions Debt Cap has the meaning given to that term in paragraph (f)(iii) of the definition of Permitted Acquisition.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Base Case Model means the financial model including profit and loss, balance sheet and cash flow projections in agreed form relating to the Group (for these purposes assuming completion of each Acquisition) in agreed form, each prepared by the Company.
Base Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market, in the relevant currency for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
Base Reference Banks means the principal London office of such banks as may be appointed by the Agent in consultation with the Company.
Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).
Borrowings has the meaning given to that term in Clause 22.1 (Financial definitions).
Break Costs means the amount (if any) by which:

0081727-0000042 SN:12155633.21	5

(a)
the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Budget means:

(a)
in relation to the period beginning on the Closing Date and ending on 31 December 2018, the Base Case Model in agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 21.4 (Budget).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hong Kong, Singapore and in relation to any date for payment or purchase of a currency the principal financial centre of the country of that currency.
Capital Expenditure has the meaning given to that term in Clause 22.1 (Financial definitions).
Capital Square Partners means CSP Management Limited, a private company incorporated with limited liability under the laws of the Cayman Islands.
Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of an member of the Group with an Acceptable Bank and to which that member of the Group is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand or within five days after that time;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements;

(d)	the cash is freely immediately (except as mentioned in paragraph (a) above) available to be applied in repayment or prepayment of the Loans; and

(e)
that cash is denominated in US dollars, Australian dollars, British pounds sterling, euros, Indian rupees, Malaysian Ringgit, Singapore dollars, South African Rand or any other the lawful currency of a jurisdiction of incorporation of a Material Company.

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Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Australia, Singapore, Hong Kong, Japan, India, Switzerland, Germany or France or any Acceptable Nation or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, Australia, Singapore, Hong Kong, Japan, India, Switzerland, Germany or France or any Acceptable Nation;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days' notice; or

(f)
in relation to any member of the Group incorporated in India only, any investment in money market funds or liquid mutual funds in India which (i) have a credit rating from CRISIL of at least AA, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on demand.

(g)	any other debt security approved by the Majority Lenders,
in each case, denominated in U.S. Dollars, Sterling, Euro, Australian Dollars, Singapore Dollars, Hong Kong Dollars, Rupees or any other lawful currency of any Relevant Jurisdiction to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).
Cashflow has the meaning given to that term in Clause 22.1 (Financial definitions).

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Certain Funds Period means the period commencing on the date of this Agreement and ending on the earliest of:

(a)	the Closing Date;

(b)	10 November 2017 (or such later date as may be agreed between the Company and the MLABs); and

(c)	the date of any written notice from any Obligor, any Investor or any Sponsor Affiliate to the MLABs notifying the MLABs that:

(i)	the Company has withdrawn from the Acquisition;

(ii)	the process towards completion of the Acquisition has been terminated by the Vendor(s); or

(iii)	the Acquisition Agreement has been terminated by a party to it.
Certain Funds Utilisation means a Loan made or to be made under the Term Facility during the Certain Funds Period where such Loan is to be made solely for an Acquisition Purpose.
Change of Control means:

(a)	the Investors cease to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) directly or indirectly to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Holdco;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of Holdco; or

(iii)	give directions with respect to the operating and financial policies of Holdco with which the directors or other equivalent officers of Holdco are obliged to comply;

(b)
the Investors cease to hold (directly or indirectly) legally and beneficially more than 50% of the issued share capital of Holdco (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(c)	Holdco ceases directly or indirectly to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of the Parent;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(iii)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply;

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(d)
Holdco ceases directly to hold (directly or indirectly) legally and beneficially 100% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(e)	the Parent ceases directly to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of the Company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(iii)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(f)
the Parent ceases directly to hold legally and beneficially 100% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Claim means any claim, suit, action, proceeding, investigation, notice or demand.
Clean-Up Date means:

(a)	(in relation to the Acquisition) the date falling 60 days after the Closing Date; and

(b)	(in relation to any Permitted Acquisition falling with paragraph (f) of that definition) the date falling 60 days after the date on which completion of the Permitted Acquisition occurs.
Clean-Up Default means any Event of Default existing on or arising after the Closing Date, other than an Event of Default which relates to:

(a)	Clause 25.1 (Non-payment); or

(b)	paragraph (a) of Clause 25.3 (Other obligations) to the extent that it relates to a Clean Up Undertaking; or

(c)	Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings and Business Rescue Proceedings), Clause 25.8 (Creditors' process) or Clause 25.11 (Cessation of business).
Clean-Up Representation means any of the representations and warranties under Clause 20 (Representations) (other than Clause 20.8 (Insolvency), Clause 20.19 (Security and Financial Indebtedness) and Clause 20.18 (Sanctions and Anti-Money Laundering).
Clean-Up Undertaking means any of Clause 23.21 (Financial Indebtedness), Clause 23.15 (Negative pledge), Clause 23.18 (Loans or credit), Clause 23.20 (Dividends and share redemption),or Clause 23.22 (Share capital).

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Close-Out Netting means:

(a)
in respect of a Hedging Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set off (as defined in the 1992 ISDA Master Agreement);

(b)
in respect of a Hedging Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)
in respect of a Hedging Document not based on an ISDA Master Agreement, any step involved in a termination of the hedging transactions under that Hedging Document pursuant to any provision of that Hedging Document which has a similar effect to either provision referenced in paragraph (a) and paragraph (b) above.

Closing Date means the date on which completion of the Acquisition occurs in accordance with the relevant provisions or steps of the Acquisition Agreement and the Structure Memorandum.
Code means the US Internal Revenue Code of 1986.
Commercial Due Diligence Report means the commercial due diligence report dated 28 February 2017 prepared by KPMG relating to the Acquisition.
Commitment means a Term Facility Commitment or Revolving Facility Commitment.
Common Representative means a Peruvian entity acceptable to the Security Agent, to be appointed as common representative under the Transaction Security Documents governed by Peruvian law, as required by the applicable Peruvian Law (Ley de la Garantía Mobiliaria).
Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
Conditions Subsequent (Phase 1) Deadline means the date falling three Business Days after the Closing Date.
Conditions Subsequent (Phase 1) Obligor means the Target.
Conditions Subsequent (Phase 2) Deadline means the date falling 30 days after the Closing Date.
Conditions Subsequent (Phase 2) Obligors means:

(a)	Aegis Netherlands II B.V.;

(b)	Aegis Outsourcing UK Limited;

(c)	Main Street 741 Proprietary Limited; and

(d)	Aegis Outsourcing South Africa Proprietary Limited.
Conditions Subsequent (Phase 3) Deadline means the date falling 45 days after the Closing Date.

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Conditions Subsequent (Phase 3) Obligors means:

(a)	Aegis BPO Services Australia Holdings Pty Ltd;

(b)	Aegis Services Australia Pty Ltd; and

(c)	Aegis Peru S.A.C.
Conditions Subsequent (Phase 3) Security Provider means Aegis Argentina S.A.
Confidential Information means all information relating to any Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group, any member of the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any member of the Target Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 47 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any member of the Target Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.
CRISIL means CRISIL Limited (India).
CTA means the Corporation Tax Act 2009.
Customer Calls Report means the customer calls report dated 3 October 2017 prepared by KPMG relating to the Acquisition.
Debt means the Loan Debt and the Hedging Debt.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

0081727-0000042 SN:12155633.21	11

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Debt Service Account means an account denominated in US$:

(a)	held in Singapore by the Company with the Agent;

(b)	identified in a certificate from the Company to the Agent as a Debt Service Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent,
(as the same may be redesignated, substituted or replaced from time to time).
Debt Service Amount, on any date, means an amount equal to the aggregate of the principal and/or interest (as the case may be) payable on the next Payment Date after such date under Clauses 6 (Repayment) and 10.2 (Payment of interest) respectively.
Default means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Default Increase Confirmation means a confirmation substantially in the form set out in Schedule 16 (Form of Default Increase Confirmation).
Default Increase Lender has the meaning given to that term in Clause 2.3 (Default Increase).
Defaulting Lender means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within three Business Days of its due date; or

0081727-0000042 SN:12155633.21	12

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delegate means any delegate, agent, attorney, co-trustee or co-security agent appointed by the Security Agent.
Disclosure Letter has the meaning given to that term in the Acquisition Agreement.
Disposal has the meaning given to that term in Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).
Distress Event means:

(a)	an Acceleration Event; or

(b)	the enforcement of any Transaction Security.
Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dormant Subsidiary means Aegis Europe Holdings Limited, Aegis Americas Inc., Multiple Stories Pty. Ltd., Aegis Holidays Malaysia Sdn Bhd, Preferential Procurement Solutions Pty Ltd..
Dutch Civil Code means the Burgerlijk Wetboek of The Netherlands.
Dutch Obligor means an Obligor incorporated under Netherlands law.
Early Termination Date means an "Early Termination Date" (as defined in the relevant Hedging Document).

0081727-0000042 SN:12155633.21	13

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Enforcement Action means:

(a)	in relation to any Debt:

(i)
the acceleration of any Debt or the making of any declaration that any Debt is prematurely due and payable (other than as a result of it becoming unlawful for a Lender to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Finance Documents);

(ii)	the making of any declaration that any Debt are payable on demand;

(iii)	the making of a demand in relation to a Debt that is payable on demand;

(iv)	the making of any demand against any Obligor in relation to Guarantee Liabilities of that Obligor;

(v)	the exercise of any right to require any Obligor to acquire any Debt (including exercising any put or call option against any Obligor for the redemption or purchase of any Debt);

(vi)	the exercise of any right of set-off, account combination or payment netting against any Obligor in respect of any Debt other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty;

(B)	as Payment Netting by a Hedge Counterparty; and

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty; and

(vii)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor to recover any Debt;

(b)	the premature termination or close-out of any hedging transaction under any Hedging Document;

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security);

(d)
the entering into of any composition, compromise, assignment or arrangement with any Obligor which owes any Debt, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Debt (other than any action permitted under Clause 27 (Changes to the Lenders); or

(e)
the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Obligor which owes any Debt, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Debt, or any of such Obligor's assets or any suspension of payments or moratorium of any indebtedness of any such Obligor, or any analogous procedure or step in any jurisdiction,

0081727-0000042 SN:12155633.21	14

except that the following shall not constitute Enforcement Action:

(i)
the taking of any action falling within paragraphs (a)(vii) or (e) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Debt, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods; or

(ii)	a Hedge Counterparty bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Hedging Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Hedging Document to which it is party with no claim for damages.
Environment means the environment, natural resources, humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)
water (including, without limitation, territorial, coastal and inland waters, water vapour, drinking water supply, water under or within land and water in drains and sewers and water in any man-made or natural structures); and

(c)	land (including, without limitation, land under water).
Environmental Claim means any Claim by any person in respect of any Environmental Law.
Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	human or animal health or safety;

(c)	the conditions of the workplace;

(d)	vibration, noise, odour or mould; or

(e)
the generation, handling, storage, use, release or spillage of any substance (including gases, liquids and solids) which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment issued or required under or pursuant to any Environmental Law.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

0081727-0000042 SN:12155633.21	15

Event of Default means any event or circumstance specified as such in Clause 25 (Events of Default).
Excess Cashflow has the meaning given to that term in Clause 22.1 (Financial definitions).
Excess Closing Date Cash Balance means the amount of cash on the balance sheet of the Target Group as at the Closing Date, less
(a)    US$10,000,000 (or its equivalent in other currencies); and
(b)    the aggregate amount of any payments made at any time pursuant to paragraph (d) of the definition of Permitted Distribution, provided that if such amount is a negative amount, the Excess Closing Date Cash Balance will be deemed to be zero.
Facility means the Term Facility or the Revolving Facility.
Facility Office means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of anything referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of anything referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

0081727-0000042 SN:12155633.21	16

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means:

(a)
any letter or letters dated on or about the date of this Agreement, and from time to time, between the MLABs and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 2.2 (Increase) or 2.3 (Default Increase) of this Agreement or under any other Finance Document.
Finance Document means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Hedging Document, the Hedging Letter, the Mandate Letter, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a "Finance Document" by the Agent and the Company provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Document shall be a Finance Document only for the purposes of:

(a)	the definition of "Guarantee Liabilities";

(b)	the definition of "Material Adverse Effect";

(c)	paragraph (a) of the definition of "Permitted Transaction";

(d)	the definition of "Transaction Document";

(e)	the definition of "Transaction Security Document";

(f)	paragraph (a)(iv) of Clause 1.2 (Construction);

(g)	Clause 19 (Guarantee and Indemnity); and

(h)	Clause 25 (Events of Default) (other than Clause 25.21 (Acceleration)).
Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
Finance Party means the Agent, a Hedge Counterparty, a Lender, each MLAB, the Security Agent or the Secondary Security Agent, provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of "Secured Parties";

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

0081727-0000042 SN:12155633.21	17

(c)	paragraph (c) of the definition of "Material Adverse Effect";

(d)	Clause 19 (Guarantee and Indemnity);

(e)	Clause 37.2(c) (Notification of prescribed events); and

(f)	Clause 38 (Conduct of Business by the Finance Parties).
Financial Due Diligence Report means the financial due diligence report dated 21 September 2017 prepared by KPMG relating to the Acquisition.
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

0081727-0000042 SN:12155633.21	18

Financial Quarter has the meaning given to that term in Clause 22.1 (Financial definitions).
Financial Year has the meaning given to that term in Clause 22.1 (Financial definitions).
Foreign Public Official means an individual who:

(a)
holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory outside the United Kingdom (or any subdivision of such a country or territory);

(b)	exercises a public function:

(i)	for or on behalf of a country or territory outside the United Kingdom (or any subdivision of such a country or territory), or

(ii)	for any public agency or public enterprise of that country or territory (or subdivision); or

(c)	is an official or agent of a public international organisation.
Funds Flow Statement means a funds flow statement in agreed form.
Group means:

(a)	(prior to the Closing Date) the Parent, the Company and each of their respective Subsidiaries for the time being; and

(b)	(at any time on or after the Closing Date) the Parent, the Company, the Target, and each of their respective Subsidiaries for the time being.
Group Chief Executive Officer means the chief executive officer of the Group, having responsibility for all members of the Group.
Group Structure Chart means the group structure chart in the agreed form.
Guarantee Liabilities means, in relation to an Obligor, the liabilities under the Finance Documents (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Lender or a Hedge Counterparty or another Obligor as or as a result of its being a guarantor or surety (including, without limitation, liabilities arising by way of guarantee, indemnity, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Finance Documents).
Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).
Guarantor Coverage Test means the obligation of the Company under Clause 23.35 (Guarantors).
Hedge Counterparty means a person that accedes to this Agreement as a Hedge Counterparty in accordance with Clause 27.8 (Accession of Hedge Counterparties).
Hedging Debt means all liabilities payable to a Hedge Counterparty under or in connection with any Hedging Document.

0081727-0000042 SN:12155633.21	19

Hedging Document means any document entered into between the Company and a Hedge Counterparty for the purpose of implementing the hedging strategy required by the Hedging Letter.
Hedging Letter means the letter dated on or before the date of this Agreement and made between the Company, the MLABs and the Agent describing the hedging arrangements to be entered into in respect of the interest rate and currency liabilities of the Company in relation to the Term Facility.
Holdco means CSP Alpha Holdings Parent Pte. Ltd., a company incorporated in Singapore with registration number 201725081Z and registered office at 160 Robinson Road, #10-01 Singapore Business Federation Centre, Singapore 068914.
Holding Account means an account:

(a)	held in Singapore by the Company with the Agent;

(b)	identified in a certificate from the Company to the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent,
(as the same may be redesignated, substituted or replaced from time to time).
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
Impaired Agent means the Agent at any time when:

(a)	has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)    the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of "Defaulting Lender"; or
(d)    an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

0081727-0000042 SN:12155633.21	20

Increase Confirmation means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).
Increase Lender has the meaning given to that term in Clause 2.2 (Increase).
Indirect Tax means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any goods and services tax, consumption tax, value added tax or any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above,

(c)	any other tax (of similar nature to the above) imposed elsewhere outside the European Union.
Information Memorandum means the document in the form approved by the Company concerning the Original Obligors and the Target Group which, at the request of the Company and on its behalf was prepared in relation to this transaction and distributed by the MLABs after the date of this Agreement.
Information Package means the Reports and the Base Case Model.
Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)
becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or, in the case of any Obligor incorporated in South Africa, is deemed to be unable, in terms of section 345 of the Companies Act 61 of 1973 of South Africa, to pay its debts generally or is "financially distressed" (as defined in the South African Companies Act) and, in each case, that Finance Party is under a public insolvency, bankruptcy or governmental proceeding or process that is not dismissed, discharged, stayed or restrained, in each case, within 30 days of the institution or presentation thereof;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a public proceeding seeking a judgment of insolvency or bankruptcy or the commencement of business rescue proceedings or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation or the commencement of business rescue proceedings by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or the commencement of business rescue proceedings or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation or the commencement of business rescue proceedings, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is public and instituted or presented by a person or entity not described in paragraph (d) above and:

0081727-0000042 SN:12155633.21	21

(i)
results in a judgment of insolvency or bankruptcy, or the commencement of business rescue proceedings or the entry of an order for relief or the making of an order for its winding-up or liquidation or the commencement of business rescue proceedings; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger) or to authorise the commencement of any business rescue proceedings;

(g)
seeks or becomes subject to the public appointment of an administrator, judicial manager, provisional liquidator, conservator, receiver, trustee, custodian, business rescue practitioner or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Intellectual Property means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
Inter-Hedging Agreement Netting means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to an Obligor by that Hedge Counterparty under a Hedging Document in respect of Hedging Debt owed to that Hedge Counterparty by that Obligor under another Hedging Document.
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

0081727-0000042 SN:12155633.21	22

(a)	the applicable Screen Rate for the relevant currency for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the relevant currency for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time on the Quotation Day.
Investors means:

(a)	Capital Square Partners; and

(b)	funds or limited partnerships managed or advised by, or which is a Related Fund of, Capital Square Partners.
ISDA Master Agreement means each of the 1992 ISDA Master Agreement and the 2002 ISDA Master Agreement.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
Legal Due Diligence Report means:

(a)	the consolidated legal due diligence report dated 22 September 2017 prepared by Shardul Amarchand Mangaldas & Co relating to the Acquisition; and

(b)
the legal due diligence report dated 27 April 2017 prepared by Shardul Amarchand Mangaldas & Co summarising the results of due diligence undertaken by Dr. Saud Al-Ammari Law Firm relating to Contact Centre Company and the Acquisition

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the principle that, in certain circumstances, security granted by way of a fixed charge may be recharacterised as a floating charge;

(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

0081727-0000042 SN:12155633.21	23

Lender means:

(a)	any Original Lender; and

(b)
any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), 2.3 (Default Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, the Base Reference Bank Rate,
as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
LMA means the Loan Market Association.
Loan means a Term Loan or a Revolving Facility Loan.
Loan Debt means all liabilities payable or owing by the Obligors to the Finance Parties under or in connection with the Finance Documents (other than under or in connection with any Hedging Document).
Major Default means any circumstances constituting a Default under any of Clause 25.1 (Non-payment), Clause 25.3 (Other obligations) insofar as it relates to a breach of any Major Undertaking, Clause 25.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 25.5 (Cross default), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings and Business Rescue Proceedings), Clause 25.8 (Creditors' process), Clause 25.9 (Unlawfulness and invalidity), Clause 25.11 (Cessation of business), Clause 25.15 (Expropriation), Clause 25.16 (Repudiation and rescission of agreements), Clause 25.17 (Litigation) or Clause 25.19 (Material adverse change), in each case with respect to the Parent or the Company only and such that any reference to "Obligor", "member of the Group" or "Security Provider" shall be limited to a reference to the Parent or the Company only.
Major Representation means a representation or warranty under any of Clause 20.2 (Status) to Clause 20.6(a) (Validity and admissibility in evidence) inclusive, Clause 20.13 (No proceedings pending or

0081727-0000042 SN:12155633.21	24

threatened), Clause 20.14 (No breach of laws), Clause 20.17 (Anti-corruption law) to Clause 20.20 (Ranking) inclusive, Clause 20.27 (Acquisition Documents, disclosures and other documents) and Clause 20.30 (Holding Companies) , in each case with respect to the Parent or the Company only and such that any reference to "Obligor", "member of the Group" or "Security Provider" shall be limited to a reference to the Parent or the Company only.
Major Undertaking means an undertaking or covenant only under any of Clauses 23.5 (Sanctions, Anti-Corruption and Anti-Money Laundering) 23.7 (Merger), 23.9 (Acquisitions) to 23.11 (Holding Companies) inclusive, 23.14 (Acquisition Documents), 23.15 (Negative pledge), 23.16 (Disposals), 23.18 (Loans or credit), 23.19 (No guarantees or indemnities) 23.20 (Dividends and share redemption), 23.21 (Financial Indebtedness) and 23.29 (Amendments) , in each case with respect to the Parent or the Company only and such that any reference to "Obligor", "member of the Group" or "Security Provider" shall be limited to a reference to the Parent or the Company only.
Majority Lenders means:

(a)
(for the purposes of paragraph (a) of Clause 46.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility), a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3% of the Total Revolving Facility Commitments; and

(b)
(in any other case), a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to that reduction).

Mandate Letter means the certain funds mandate letter originally dated 23 May 2017 between DBS Bank Ltd., ING Bank N.A., Singapore Branch, Standard Chartered Bank and the Company (as may be amended and/or restated from time to time).
Mandatory Prepayment Account means an interest-bearing account:

(a)	held in Singapore by the Company with the Agent;

(b)	identified in a certificate from the Company to the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,
(as the same may be redesignated, substituted or replaced from time to time).
Margin means, in the case of each Loan, 4.50% per annum, but if:

(a)	no Default has occurred and is continuing:

(b)	a period of 12 Months has expired since the first Utilisation Date; and

(c)	the Adjusted Leverage in respect of the most recently completed Relevant Period is within a range set out below,

0081727-0000042 SN:12155633.21	25

then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range:

Adjusted Leverage	Margin % p.a.
More than or equal to 3.00:1	4.50
Less than 3.00:1 but greater than or equal to 2.50:1	4.25
Less than 2.50:1 but greater than or equal to 2.00:1	4.00
Less than 2.00:1	3.75
However:

(i)
any increase or decrease in the Margin for a Loan shall take effect on the date (the reset date) which is five Business Days after the date of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Provision and contents of Compliance Certificate);

(ii)
if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate shows that a higher Margin should have applied during a certain period, then paragraph (b) of Clause 10.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of the Adjusted Leverage calculated using the figures in that Compliance Certificate;

(iii)	while a Default is continuing, the Margin for each Loan shall be 4.50% per annum; and

(iv)	for the purpose of determining the Margin, the Adjusted Leverage and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).
Material Adverse Effect means a material adverse effect on:

(a)
the business, operations, property or condition (financial or otherwise) of any Borrower, the Obligors taken as a whole, any member of the Group which satisfies the requirement of paragraph (c) of the definition of Material Company or the Group taken as a whole; or

(b)	the ability of an Obligor to perform its material obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Company means, at any time:

(a)	an Obligor;

(b)	the Target; or

0081727-0000042 SN:12155633.21	26

(c)
a member of the Target Group (other than an Obligor or a Target) which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 22.1 (Financial definitions)) representing 5% or more of EBITDA, (as defined in Clause 22.1 (Financial definitions)) or has gross assets or turnover (excluding intra-group items) representing 5% or more of the gross assets or turnover of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group's Auditors as fairly representing of the revised EBITDA (as defined in Clause 22.1 (Financial definitions)), gross assets or turnover of the Group).
A report by the Auditors of the Company that a Subsidiary is or is not a Material Company (other than a Target) may be requested by the Agent and shall, in the absence of manifest error, be conclusive and binding on all Parties.
Mauritius Floating Charge means the Mauritius floating charge agreement to be entered into pursuant to Clause 23.38 (Conditions subsequent) by the Target and the Secondary Security Agent.
Mezzanine Borrower means CSP Alpha Co-Invest LP, an exempted limited partnership established in the Cayman Islands.
Mezzanine Facility means the facility made available to the Mezzanine Borrower pursuant to a facility agreement dated on or about the date of this Agreement between, amongst others, the Mezzanine Borrower and Abraaj Credit B.V.
Mezzanine Purchase Option Letter means the buy-out side letter dated on or about the date of this Agreement between among others Global Loan Agency Services Limited as the Mezzanine Agent and DBS Bank Ltd. as the Senior Agent.
Minimum Balance means an amount equal to at least the sum of (a) US$5,000,000 (or its equivalent in other currencies) of Total Cash and Cash Equivalent Investments and (b) the outstanding Revolving Facility Loans at the applicable time.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

0081727-0000042 SN:12155633.21	27

The above rules will only apply to the last Month of any period.
New Lender has the meaning given to that term in Clause 27 (Changes to the Lenders).
New Shareholder Injections means:

(a)	the aggregate amount subscribed for by Holdco for any Permitted Share Issue of the Parent after the Closing Date; or

(b)
any loan made by Holdco, the Investors or any of their Affiliates (other than a member of the Group) to the Parent after the Closing Date and on-lent from the Parent to the Company and in each case which is subject to Transaction Security and subordinated under a Subordination Agreement.

Non-Consenting Lender has the meaning given to that term in Clause 46.5 (Replacement of Lender).
Non-Wholly Owned Entity means any member of the Group which is not wholly owned by another member of the Group.
Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).
Obligor means a Borrower or a Guarantor.
Obligors' Agent means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors' Agent).
OECD means the Organisation for Economic Co-operation and Development.
OFAC means the Office of Foreign Assets Control of the US Department of the Treasury.
Original Financial Statements means:

(a)	in relation to Target its standalone audited financial statements for its Financial Year ended 31 March 2017;

(b)	in relation to each Material Company (other than any Material Company listed in paragraph (c) below), its audited financial statements for its Financial Year ended 31 March 2017; and

(c)	in relation to Aegis Peru S.A.C. and Contact Centre Company, its audited financial statements for its Financial Year ended 31 December 2016.
Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).
Original Obligor means an Original Borrower or an Original Guarantor.
Original Indian Working Capital Facility means the working capital facility entered into by the Target Group Entity (India) with Axis Bank Limited prior to the Closing Date.

0081727-0000042 SN:12155633.21	28

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Payment means, in respect of any Debt (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of that Debt (or other liabilities or obligations).
Payment Date means the last day of an Interest Period or a Term Facility Repayment Date.
Payment netting means:

(a)	in respect of a Hedging Document based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)
in respect of a Hedging Document not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Document which has a similar effect to the provision referenced in paragraph (a) above.

Perfection Requirements means the making or procuring of appropriate registrations, filings, endorsements, stampings, intimation in accordance with local laws, notations in stock registries, notarisations, legalisation and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder and/or in order to achieve the relevant priority for the Transaction Security created thereunder, provided that any qualification of any representation, covenant, undertaking or other statement contained in this Agreement by reference to such Perfection Requirements only applies if and to the extent such Perfection Requirements have been or will be complied with within any relevant timeframes required by the Finance Documents and by applicable law or regulation.
Permitted Acquisition means:

(a)	the Acquisition;

(b)
an acquisition by a member of the Group (other than the Parent) of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(d)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(e)	the incorporation of a company by the Company or one of its Subsidiaries which on incorporation becomes a member of the Group, but only if:

(i)
that company is incorporated in the Cayman Islands, the British Virgin Islands, Bermuda, Seychelles, Hong Kong, the Philippines, any Relevant Jurisdiction of any member of the Group or an Acceptable Nation; and

0081727-0000042 SN:12155633.21	29

(ii)
if the shares in that company are owned by an Obligor, Security over those shares must be created in favour of the Security Agent (in form and substance satisfactory to the Security Agent) within 30 days of the date of incorporation of that company;

(f)
an acquisition (other than an acquisition by the Parent) of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)
the acquired company, business or undertaking is incorporated or established, and carries on its principal business in, the Cayman Islands, the British Virgin Islands, Bermuda, Seychelles, Hong Kong, the Philippines, any Relevant Jurisdiction of any member of the Group or an Acceptable Nation and is engaged in a business substantially the same as that carried on by the Group;

(iii)
the aggregate of the consideration (including associated costs and expenses) for the acquisition (but not taking into account for this purpose any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of completion of the acquisition) funded from Financial Indebtedness incurred by the Group does not exceed US$40,000,000 (or its equivalent in other currencies), less:

(A)	any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of completion of the acquisition;

(B)
the amount of any consideration (including associated costs and expenses) funded using Financial Indebtedness for any previous Permitted Acquisition which was permitted under this paragraph (f) (but not taking into account for this purpose any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of completion of that previous Permitted Acquisition);

(C)
any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any acquired companies or businesses acquired as part of a previous Permitted Acquisition which was permitted under this paragraph (f) and which has not been repaid or prepaid on the date of completion of the Permitted Acquisition;

(D)	the amount of any investment in any Permitted Joint Venture funded using Financial Indebtedness; and

(E)
the amount of any deferred consideration permitted pursuant to paragraph (vii) below in respect of the acquisition and any previous Permitted Acquisition which remains outstanding unless that deferred consideration has been fully funded by New Shareholder Injections which are held in blocked account in the name of the Company over which Transaction Security has been granted in favour of, and in form and substance satisfactory to, the Security Agent,

0081727-0000042 SN:12155633.21	30

the balance being the Available Permitted Acquisitions Debt Cap;

(iv)
at least 50% of the total aggregate consideration for the acquisition (taking into account for this purpose any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of completion of the acquisition) is funded from New Shareholder Injections with the balance funded from Financial Indebtedness incurred pursuant to Clause 2.2 (Increase);

(v)
subject to the Agreed Security Principles, if the acquired entity or any of its Subsidiaries are Material Companies, the Company has procured that such entities have acceded to this Agreement as Additional Guarantors within 30 days of the acquisition;

(vi)
the Agent has been provided with tax, accounting, legal, commercial or other due diligence reports in respect of that acquisition, in each case in form and substance satisfactory to the Majority Lenders;

(vii)	any deferred consideration (including associated costs and expenses) for the acquisition is deferred for a period of no longer than 18 months from the date of completion of the acquisition; and

(viii)
any non-cash consideration for the acquisition is limited to newly issued shares issued by a Holding Company of the Parent (the Issuing Entity) provided that (A) such issue of shares does not cause a Change of Control to occur and (B) any amount owing from any member of the Group to the Issuing Entity as a result of the payment of non-cash consideration in the form of newly issued shares in the Issuing Entity is subject to Transaction Security and subordinated pursuant to a Subordination Agreement.

Any acquisition will only be permitted under paragraph (f) above if the Company has delivered to the Agent not later than 20 Business Days before legally committing to make such acquisition a certificate signed by two directors of the Company to which is attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or business.
Such certificate must give calculations showing in reasonable detail that:

(a)	the target company has demonstrated positive EBITDA and positive operating cash flows for the Relevant Period ending on the most recent Quarter Date;

(b)
the Company would have remained in compliance with its obligations under Clause 22 (Financial Covenants) if the covenant tests were recalculated for the Relevant Period ending on (i) the last day of the previous financial year (using the latest full year audited financials of the target company) or (ii) the most recent Quarter Date (using the latest quarterly financial statements of the target company, on which limited review has been performed by its auditor), in each case consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or business with the financial statements of the Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period and including any amount drawn in accordance with Clause 2.2 (Increase) to fund the acquisition; and

(c)	the total consideration payable for the acquisition and a breakdown of that total consideration to show the total amount of any Financial Indebtedness or other assumed actual or contingent

0081727-0000042 SN:12155633.21	31

liability, in each case remaining in the acquired company (or any such business) at the date of completion of the acquisition and any amount of the consideration that represents deferred consideration and non-cash consideration.
Permitted Disposal means any sale, lease, licence, transfer or other disposal:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the Disposing Company) to another member of the Group (the Acquiring Company), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares, businesses, real property or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by Clause 23.28 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 23.10 (Joint ventures);

(h)	arising as a result of any Permitted Security; or

(i)
of assets (other than shares) for cash where the higher of the book value and net consideration receivable (when aggregated with the higher of the book value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed US$2,000,000 (or its equivalent) in total during the term of this Agreement.

Permitted Distribution means:

(a)	the payment of a dividend by any member of the Group which is a Subsidiary of the Company to its immediate shareholder(s);

(b)	the payment of a dividend by the Company to the Parent (and corresponding payment of a dividend by the Parent to Holdco) provided in each case that the payment is made:

(i)	when no Event of Default is continuing or would occur immediately after the making of the payment; and

0081727-0000042 SN:12155633.21	32

(ii)
when the Adjusted Leverage (calculated on a pro forma basis taking into account the relevant dividend) for the two most recently ended consecutive Relevant Periods was demonstrated to be lower than 1.50:1 in the relevant Compliance Certificate for that Relevant Period;

(c)
the payment of a dividend by the Company to the Parent (and corresponding payment of a dividend by the Parent to Holdco) in a maximum aggregate amount of US$400,000 (or its equivalent in other currencies) in any Financial Year made when no Event of Default is continuing or would occur immediately after the making of the payment;

(d)
in each Financial Quarter ending on or after 30 June 2019 the payment of a dividend by the Company to the Parent (and corresponding payment of a dividend by the Parent to Holdco) to fund interest under the Mezzanine Facility provided in each case that:

(i)	the payment is made when no Event of Default is continuing or would occur immediately after the making of the payment;

(ii)
the latest quarterly financial statements and Compliance Certificate delivered to the Agent pursuant to Clause 21.1 (Financial statements) and Clause 21.2 (Provision and contents of Compliance Certificate) demonstrate that the Group is in compliance with the financial covenants set out at Clause 22.2 (Financial condition) ;

(iii)	no more than one payment is made in any Financial Quarter; and

(iv)	the Company has delivered a certificate (signed by two directors of the Company) to the Agent immediately prior to the payment certifying that:

(A)
the Group would continue to be in compliance with the financial covenants for that period if those financial covenants were re-tested on a pro forma basis to take into account the payment of the dividend pursuant to this paragraph (d);

(B)
the payment is funded from the Excess Closing Date Cash Balance and the amount so distributed pursuant to this paragraph (d) in a Financial Quarter (without double counting distributions by the Parent of amounts from the Company under this paragraph (d)) does not exceed the amount specified in respect of that Financial Quarter in Schedule 17 (Quarterly Upstream Amounts From Excess Closing Cash Balance); and

(C)	the aggregate amount of Total Cash and Cash Equivalent Investments held by the Group immediately following the payment will be at least equal to US$5,000,000 (or its equivalent in other currencies);

(e)
for each Financial Year ended 31 March 2019, 31 March 2020 and 31 March 2021, the payment of a dividend by the Company to the Parent (and corresponding payment of a dividend by the Parent to Holdco) to fund payments of interest payable in the applicable Financial Year under the Mezzanine Facility provided in each case that:

(i)	the payment is made when no Event of Default is continuing or would occur immediately after the making of the payment;

0081727-0000042 SN:12155633.21	33

(ii)
the audited annual financial statements and Compliance Certificate delivered to the Agent pursuant to Clause 21.1 (Financial statements) and Clause 21.2 (Provision and contents of Compliance Certificate) for the applicable Financial Year demonstrate that the Group is in compliance with the financial covenants set out at Clause 22.2 (Financial condition) for the Relevant Period to which those accounts and Compliance Certificate relate;

(iii)
the Adjusted Leverage (calculated on a pro forma basis taking into account the relevant dividend) for the applicable Financial Year was demonstrated to be lower than 3.00:1 in the relevant Compliance Certificate delivered with the annual consolidated audited financial statement for the Company for the applicable Financial Year;

(iv)
only one payment is made in any Financial Year and that payment is made within 20 Business Days after the date on which the Company has made a mandatory prepayment of Excess Cashflow pursuant to Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow); and

(v)	the Company has delivered a certificate (signed by two directors of the Company) to the Agent immediately prior to the payment certifying that:

(A)
the Group would continue to be in compliance with the financial covenants for that period if those financial covenants were re-tested on a pro forma basis to take into account the payment of the dividend pursuant to this paragraph (e);

(B)
the dividend payment is in an amount not more than the aggregate amount of interest that is or would become due and payable under the Mezzanine Facility during the Financial Year in which such dividend payment is being made;

(C)	the payment is funded from Retained Excess Cashflow retained by the Group for the Financial Year immediately prior to the Financial Year in which the payment is being made; and

(D)	the aggregate amount of Total Cash and Cash Equivalent Investments held by the Group immediately following the payment will be at least equal to the Minimum Balance;

(f)
the payment of sponsor monitoring fees and expenses by the Company to the Parent (and corresponding payment of a dividend ) by the Parent to Holdco) in accordance with a management services contract entered or to be entered into between the Company and the Parent and the Parent and Holdco, provided that the aggregate amount of all such management fees (including any Indirect Tax) shall not exceed, in any Financial Year, the greater of 1.5 per cent. of the budgeted EBITDA of the Group for that Financial Year (as stated in good faith and based on reasonable assumptions in the Budget delivered to the Agent for that Financial Year) and US$400,000 provided that the payment is:

(i)	made when no Event of Default is continuing or would occur immediately after the making of the payment; and

0081727-0000042 SN:12155633.21	34

(ii)
made when the Adjusted Leverage (calculated on a pro forma basis taking into account the relevant dividend) for the most recently ended Relevant Period was demonstrated to be lower than 2.00:1in the relevant Compliance Certificate for that Relevant Period.

Permitted Enforcement Action means any action of any kind:

(a)
to demand payment, declare prematurely due and payable or otherwise seek to accelerate, or place on demand, all or any part of any Hedging Debt (including designating an Early Termination Date, or terminating, or closing out any transaction under, any Hedging Document prior to its stated maturity, or demanding payment of any amount which would become payable on or following an Early Termination Date but in each case only to the extent required and for the purposes of taking any other Permitted Enforcement Action against any Obligor;

(b)	to terminate or close out in whole or in part any hedging transaction under any Hedging Document prior to its stated maturity if:

(i)	in relation to a Hedging Document which is based on the 1992 ISDA Master Agreement:

(A)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(B)	an event similar in meaning and effect to a "Force Majeure Event" (as defined in paragraph (ii) below); or

(ii)
in relation to a Hedging Document which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement), has occurred in respect of that Hedging Document;

(c)
to demand payment from and recover from any Obligor all or any part of any Hedging Debt (including by exercising any set-off, save as required by law) under and in accordance with any guarantee in respect of the Hedging Debt;

(d)	to exercise or enforce any right against any Obligor under or in connection with any guarantee in respect of the Hedging Debt;

(e)	to petition for (or take or support any other step which may lead to) an Insolvency Event in relation to any Obligor in respect of any claim under any guarantee in respect of the Hedging Debt;

(f)	to sue, claim or bring proceedings against any Obligor in respect of any claim under any guarantee in respect of the Hedging Debt; or

(g)	taken with the consent of the Security Agent.
Permitted Financial Indebtedness means Financial Indebtedness:

(a)	arising under the Finance Documents, including under an increase in Commitments pursuant to and in accordance with Clause 2.2 (Increase) and Clause 2.3 (Default Increase);

0081727-0000042 SN:12155633.21	35

(b)	owed by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(c)	owed by a member of the Group (other than the Parent) to an Obligor which is subordinated to amounts owing under the Finance Documents pursuant to a Subordination Agreement;

(d)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 23.32 (Treasury Transactions);

(e)
of any person acquired by a member of the Group after the Closing Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(f)
arising in relation to bank and performance guarantees issued by any bank or financial institution on behalf of any member of the Group not exceeding US$2,500,000 (or its currency equivalent) in aggregate;

(g)
arising under the Original Indian Working Capital Facility or any other short term working capital facility provided to the Target Group Entity (India), provided in each case that the maturity of any such facility is 12 months or less and further provided that the outstanding principal amount of all such Financial Indebtedness incurred under this paragraph (g) does not exceed US$20,000,000 (or its currency equivalent) in aggregate at any time;

(h)	incurred as Hedging Debt;

(i)	incurred pursuant to paragraph (b) of the definition of New Shareholder Injection;

(j)
any Financial Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code); and

(k)
not permitted by the preceding paragraphs provided that the outstanding principal amount of all such Financial Indebtedness of the Group (including any Finance Leases entered into in the ordinary course of trading) does not exceed US$500,000 (or its currency equivalent) in aggregate at any time.

Permitted Guarantee means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	means any guarantee or joint or several liability arising under a Dutch fiscal unity;

(c)
any performance guarantees issued directly by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities or any counter-indemnity by any member of the Group in respect of any performance guarantee issued by any bank or financial institution to the customers of such member of the Group which constitutes Permitted Financial Indebtedness under paragraph (f) of the definition of "Permitted Financial Indebtedness";

(d)	any guarantee of a Joint Venture to the extent permitted by Clause 23.10 (Joint ventures);

0081727-0000042 SN:12155633.21	36

(e)	any guarantee permitted under Clause 23.21 (Financial Indebtedness);

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of "Permitted Security";

(g)
any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations; or

(h)
any guarantee given by the Target to the provider of the Original Indian Working Capital Facility to guarantee any Financial Indebtedness incurred by the Target Group Entity (India) under the Original Indian Working Capital Facility provided that the maximum aggregate principal amount of all such Financial Indebtedness guaranteed does not exceed US$20,000,000 (or its currency equivalent) at any time.

Permitted Joint Venture means any investment in any Joint Venture where:

(a)
the Joint Venture is incorporated, or established, and carries on its principal business, in the Cayman Islands, the British Virgin Islands, Bermuda, Seychelles, Hong Kong, the Philippines, any Relevant Jurisdiction of any member of the Group or an Acceptable Nation;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(c)	during the life of the Facilities, the aggregate (the Joint Venture Investment) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the book value of any assets transferred by any member of the Group to any such Joint Venture, funded from Financial Indebtedness incurred by the Group does not exceed the Available Permitted Acquisitions Debt Cap at the time of the Joint Venture Investment; and

(d)
at least 50% of the total aggregate consideration for the Joint Venture Investment is funded from New Shareholder Injections with the balance funded from Financial Indebtedness incurred pursuant to Clause 2.2 (Increase).

Permitted Loan means:

(a)	any trade credit extended by any member of the Target Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (c) of that definition);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 23.10 (Joint ventures);

0081727-0000042 SN:12155633.21	37

(d)
a loan made by an Obligor (other than the Parent) to another Obligor (other than the Parent) or made by a member of the Group which is not an Obligor to another member of the Group (other than the Parent) which is subordinated to amounts owing under the Finance Documents pursuant to a Subordination Agreement;

(e)
any loan made by an Obligor (other than the Parent) to a member of the Group which is not an Obligor provided that the aggregate amount of the Financial Indebtedness under any such loans does not exceed US$6,000,000 (or its equivalent) at any time;

(f)
a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed US$1,000,000 (or its equivalent) at any time; or

(g)
any loan (other than a loan made by a member of the Group to another member of the Group) not permitted under the preceding paragraphs, provided that the amount of Financial Indebtedness under all such loans do not exceed US$250,000 (or its currency equivalent) in aggregate.

Permitted Security means:

(a)	any Security created or evidenced under the Transaction Security Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)
any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(d)
any payment or close-out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:

(i)	that Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that member of the Group; and

(iii)	that Security or Quasi-Security is removed or discharged within 60 days of the date of acquisition of that asset;

0081727-0000042 SN:12155633.21	38

(f)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 30 days of that company becoming a member of the Group;

(g)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(i)	any Security or Quasi-Security arising under any Finance Lease, provided that the Financial Indebtedness in respect of such Finance Lease constitutes Permitted Financial Indebtedness;

(j)
any Security or Quasi-Security created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by The Netherlands Bankers' Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(k)
any Security securing indebtedness incurred by the Target Group Entity (India) under any working capital facility permitted pursuant to paragraph (g) of the definition of Permitted Financial Indebtedness, provided that such Security is limited to the assets of the Target Group Entity (India) and the maximum aggregate principal amount secured does not at any time exceed US$20,000,000 (or its currency equivalent);

(l)
any cash collateral provided to secure bank and performance guarantees falling under paragraph (f) of the definition of Permitted Financial Indebtedness provided that such cash collateral does not exceed US$2,500,000 (or its currency equivalent) in aggregate; or

(m)
any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed US$500,000 (or its equivalent in other currencies).

Permitted Share Issue means an issue of:

(a)	ordinary shares by the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where such issue does not lead to a Change of Control of the Parent; or

(b)
shares by a member of the Group which is a Subsidiary of the Parent to its then existing shareholders where (if the existing shares of the Subsidiary held by the then existing shareholders are the subject of the Transaction Security) the newly-issued shares (to the extent

0081727-0000042 SN:12155633.21	39

issued to shareholders which have granted Transaction Security over the existing shares in such Subsidiary) also become subject to the Transaction Security on the same terms.
Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)
the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)
transactions (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms; or

(d)	any payments or other transactions contemplated by the Structure Memorandum or the Funds Flow Statement.
Primary Syndication Period means 120 days from the date of this Agreement.
Quarter Date means the last day of a Financial Quarter.
Quasi-Security has the meaning given to that term in Clause 23.15 (Negative pledge).
Quotation Day means, in relation to any period for which an interest rate is to be determined two London Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
RBI Regulations means the Foreign Exchange Management (Transfer or Issue of Security to Persons Resident outside India) Regulations, 2000, as amended from time to time, read together with the "Master Circular for Foreign Investment in India" issued by the Reserve Bank of India from time to time.
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Interbank Market means the London interbank market.
Relevant Jurisdiction means, in relation to a member of the Group:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

0081727-0000042 SN:12155633.21	40

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
Relevant Period has the meaning given to that term in Clause 22.1 (Financial definitions).
Repayment Date means a Term Facility Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.
Repayment Instalment has the meaning given to that term in Clause 6.1 (Repayment of Term Loans).
Repeating Representations means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.10 (No default), Clause 20.11 (No misleading information), paragraphs (e) to (g) of Clause 20.12 (Original Financial Statements), Clause 20.17 (Anti-corruption law), Clause 20.18 (Sanctions and Anti-Money Laundering), Clause 20.20 (Ranking) to Clause 20.22 (Legal and beneficial ownership).
Reports means:

(a)	the Financial Due Diligence Report;

(b)	the Legal Due Diligence Report;

(c)	the Tax Due Diligence Report;

(d)	the Structure Memorandum;

(e)	the Customer Calls Report; and

(f)	the Commercial Due Diligence Report.
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
Restricted Transferee means an Affiliate or Related Fund of a person listed in Schedule 15 (Restricted Transferees) which becomes party to this Agreement other than any such Affiliate or Related Fund which becomes party to this Agreement as a result of a transfer or assignment by an Original Lender during the Primary Syndication Period.
Restricted Party means a person that is:

(a)	a government of a Sanctioned Country;

(b)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country;

0081727-0000042 SN:12155633.21	41

(c)	listed on, or owned or controlled by a person listed on, a Sanctions List, or a person acting on behalf of such a person;

(d)
resident, domiciled or located in, operating from, or organised or incorporated under the laws of a Sanctioned Country or any country or territory that is the subject of country- or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person; or

(e)
otherwise a subject of Sanctions (which includes, without limitation, a person with whom a US person or other national of a country which is a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Retained Excess Cashflow means Excess Cashflow which is not required to be applied in making any prepayment under the Finance Documents.
Revolving Facility means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).
Revolving Facility Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Revolving Facility Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
Revolving Facility Loan means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
Rollover Loan means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.
Sanctioned Country means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Cuba, Iran, Myanmar, North Korea, South Sudan, Sudan, and Syria.
Sanctions means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

0081727-0000042 SN:12155633.21	42

Sanctions Authority means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union and its member states;

(d)	the UK;

(e)	Singapore; and

(f)	the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including OFAC, the US Department of State, Her Majesty's Treasury and the Monetary Authority of Singapore.
Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty's Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.
Secured Obligations shall bear the same meaning as in Schedule 11 (Agreed Security Principles).
Secured Parties means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
Secured Party Claim has the meaning given to that term in Clause 33.2 (Security Agent as holder of security).
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Agent Claim has the meaning given to that term in Clause 33.2 (Security Agent as holder of security).
Security Provider means:

(a)	the Parent;

(b)	the Company;

(c)	Target;

(d)	each other Obligor not listed in paragraphs (a) to (c) above;

0081727-0000042 SN:12155633.21	43

(e)	the Conditions Subsequent (Phase 3) Security Provider; or

(f)
any other person granting, evidencing or creating security over any of its asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents, including, without limitation, in respect of those Transaction Security Documents set out in Part 5 of Schedule 2 (Conditions Precedent and Conditions Subsequent).

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods) in relation to the Term Facility.
Senior Management means the Group Chief Executive Officer.
Separate Loan has the meaning given to it in paragraph (c) of Clause 6.2 (Repayment of Revolving Facility Loans).
Singapore means the Republic of Singapore.
Singapore Companies Act means the Companies Act (Chapter 50) of Singapore.
South African Companies Act means the Companies Act, 2008 of South Africa.
Specified Time means a time determined in accordance with Schedule 10 (Timetables).
Sponsor Affiliate means the Investors, each of their Affiliates, any trust of which any Investor or any of its Affiliates is a trustee, any partnership of which any Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, any Investor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by any Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.
State-Owned Entity means any government or state-owned or controlled entity, instrumentality or department where the government or state has 50% or more ownership, board or voting control, or is otherwise deemed to have a golden share, or the power to veto key shareholder decisions (including, without limitation, sovereign wealth funds, state controlled utilities and hospitals, pension funds, and central banks) and/or any other parties determined to be a public “sovereign entity,” “government entity,” or “public entity,” or the like, under local law.
Structure Memorandum means the structure paper entitled "Project Alpha – Cash Upstream - September 2017” describing the Group and each Acquisition and prepared by KPMG in the agreed form.
Subordination Agreement means a subordination agreement in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).
Subsidiary means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

0081727-0000042 SN:12155633.21	44

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
Syndication Date means the day on which the MLABs confirms that the primary syndication of the Facilities has been completed.
Target means ESM Holdings Limited, a company incorporated under the laws of Mauritius with company number C119881 C1/GBL and registered address at Essar House, 10, Frere Felix, De Valois Street, Port Louis, Mauritius.
Target Group means the Target and each of its respective Subsidiaries.
Target Group Entity (India) means Aegis Customer Support Services Private Limited, a company incorporated under the laws of India with company number U74999MH2017PTC291578 and registered address at Equinox Business Park, Tower 3, LBS Road, Kurla West, Mumbai 400071.
Target Group Entity (India) Working Capital Facility means the working capital facility permitted pursuant to paragraph (g) of the definition of Permitted Financial Indebtedness.
Target Shares means all of the shares in the Target.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Due Diligence Report means the consolidated tax due diligence report titled “Project Alpha – Tax Due Diligence Reports - October 2017” prepared by KPMG relating to the Acquisition.
Term Facility means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities) or Clause 2.2 (Increase).
Term Facility Commitment means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Term Facility Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Default Increase); and

(b)
in relation to any other Lender, the amount of any Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Default Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
Term Facility Repayment Date means each date set out in Clause 6.1 (Repayment of Term Loans).
Term Loan means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

0081727-0000042 SN:12155633.21	45

Termination Date means:

(a)	in the case of the Term Loan (other than one referred to in paragraph (b) below), the date which is 60 Months after the first Utilisation Date;

(b)	in the case of a Term Loan made available under Clause 2.2 (Increase), the Termination Date agreed in accordance with Clause 2.2 (Increase); and

(c)	in the case of a Revolving Facility Loan, the date which is 60 Months after the first Utilisation Date in respect of the Term Loan.
Total Cash and Cash Equivalent Investments means, at any time, the aggregate of:

(a)	the aggregate amount of all Cash and Cash Equivalent Investments held by wholly owned members of the Group; and

(b)	the aggregate amount of all Attributable Cash and Cash Equivalent Investments held by Non-Wholly Owned Entities.
Total Commitments means the aggregate of the Total Term Facility Commitments and the Total Revolving Facility Commitments, being US$150,000,000 at the date of this Agreement.
Total Term Facility Commitments means the aggregate of the Term Facility Commitments, being US$140,000,000 at the date of this Agreement.
Total Revolving Facility Commitments means the aggregate of the Revolving Facility Commitments, being US$10,000,000 at the date of this Agreement.
Transaction Documents means the Finance Documents and the Acquisition Documents.
Transaction Security means the Security created or expressed to be created in favour of the Security Agent or Secondary Security Agent (as applicable) pursuant to the Transaction Security Documents.
Transaction Security Documents means each of the documents listed as being a Transaction Security Document in paragraph 2(d) of Part 1 of Schedule 2 (Conditions Precedent and Conditions Subsequent), each of the documents listed as being a Transaction Security Document in Part 5 of Schedule 2 (Conditions Precedent and Conditions Subsequent), and any document required to be delivered to the Agent under paragraph 17 of Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

0081727-0000042 SN:12155633.21	46

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
Utilisation means a Loan.
Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made is to be issued.
Utilisation Request means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests and Notices).
Vendor means AGC Holdings Limited a company incorporated under the laws of Mauritius with company number C63427 and registered address at Essar House, 10, Frere Felix, De Valois Street, Port Louis, Mauritius.
Write-down and Conversion Powers means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.1	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, the MLABs, any Finance Party, any Hedge Counterparty, any Lender, any Obligor, any Party, any Secured Party, the Security Agent, the Secondary

0081727-0000042 SN:12155633.21	47

Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)
a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a group of Lenders includes all the Lenders;

(vi)
guarantee means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Singapore time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(e)	Currency symbols and definitions:

0081727-0000042 SN:12155633.21	48

US$, USD and US dollars denote the lawful currency of the United States of America;
€, euros and EUR denote the single currency of the Participating Member States;
S$ and Singapore dollars denote the lawful currency of Singapore; and

(f)
Any reference in any of the Finance Documents to Permitted Security is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Security created by any of the Finance Documents to any Permitted Security.

(g)
In this Agreement, where it relates to any Australian Obligor or if the Australian PPSA applies, a reference to a "security interest" or Quasi Security includes a "security interest" as defined in sections 12(1) or 12(2) of the Australian PPSA.

1.2	Dutch terms
In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;

(b)	works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)
a necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Transaction Document;

(d)
constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(e)
a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)	a winding-up, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;

(h)
any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Dutch Tax Collection Act of The Netherlands (Invorderingswet 1990);

(i)	a liquidator includes a curator or a beoogd curator;

0081727-0000042 SN:12155633.21	49

(j)	an administrator includes a bewindvoerder or a beoogd bewindvoerder;

(k)	an attachment includes a beslag;

(l)	gross negligence means grove schuld;

(m)	indemnify means vrijwaren;

(n)	negligence means schuld; and

(o)	wilful misconduct means opzet.

1.3	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.	THE FACILITIES

1.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a US dollar term loan facility in an aggregate amount equal to the Total Term Facility Commitments; and

(ii)	a US dollar revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	The Term Facility will be available only to the Company and the Revolving Facility will be available to the Company and any Additional Borrower.

1.2	Increase

(a)
The Company may by, giving not less than 60 days' prior notice to the Agent, request that the Term Facility Commitments be increased (and the Term Facility Commitments shall be so increased) by an amount which, when aggregated with the amount of any previous increase of the Term Facility Commitments under this Clause 2.2, does not exceed US$40,000,000 as follows:

(i)
the increased Term Facility Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Company (each of which shall not be a Sponsor Affiliate or a member of the Group) and each of which must have confirmed in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Term Facility Commitments which it is to assume, as if it had been an Original Lender;

0081727-0000042 SN:12155633.21	50

(ii)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Term Facility Commitments of the other Lenders shall continue in full force and effect; and

(v)
any increase in the Term Facility Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	Subject to paragraph (d) below, an increase in the Term Facility Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)
to the extent applicable, the Agent receiving from the Company a copy of the application to, and approval of, the Financial Surveillance Department of the South African Reserve Bank in connection with the transactions contemplated under this Clause 2.2 in form and substance satisfactory to the Agent (acting reasonably); and

(iii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

The Agent shall promptly notify the Parent and the Increase Lender upon the conditions in paragraphs (i) and (ii) above being satisfied.

(c)	No Lender is under any obligation to become an Increase Lender and does so at its own discretion.

(d)	An increase in the Term Facility Commitments will be subject to and conditional upon the following conditions:

(i)
the Company delivering a certificate to the Agent in form and substance satisfactory to the Agent certifying that the financial covenants set out in Clause 22 (Financial Covenants) required to be complied with for the most recent Relevant Period in respect of which financial statements and a Compliance Certificate have been delivered to the Agent would have been complied if recalculated for that most recent Relevant Period (on a pro forma basis after taking into account the Financial Indebtedness in respect of the increased Term Facility Commitments as if all of those increased Term Facility Commitments had been utilised in full at the end of that most recent Relevant Period);

0081727-0000042 SN:12155633.21	51

(ii)	the Margin on the Term Loans made available pursuant to this Clause 2.2 does not exceed 0.5 per cent. above the then applicable Margin on the Term Loan;

(iii)
the Term Loans made available pursuant to this Clause 2.2 shall have a maturity date which is after the Termination Date for the Term Loan made on the Closing Date and a weighted average life to maturity which is longer than of the remaining average life to maturity of the Term Loan made on the Closing Date;

(iv)	no Default shall have occurred and be continuing or would occur as a result of a Utilisation of a Term Loan made available pursuant to this Clause 2.2;

(v)	each Borrower applies all amounts borrowed by it under this Clause 2.2 towards Permitted Acquisitions;

(vi)	each Obligor having entered into such guarantee and security confirmations and/or confirmatory security as may be reasonably requested by the Agent;

(vii)
the Investors shall have provided, at the same time as any Utilisation of a Term Loan made available pursuant to this Clause 2.2, New Shareholder Injections into the Borrower in an amount at least equal to that Utilisation of the applicable Term Loan made available pursuant to this Clause 2.2; and

(viii)
the Lenders shall have been given a first right of refusal to participate as an Increase Lender provided, for the avoidance of doubt, that the Company may select lenders at its discretion on the basis of the most competitive pricing.

The Agent is authorised to enter into, on behalf of each of the Finance Parties, documentation required to reflect these altered terms.

(e)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)
The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(g)
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(h)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(i)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

0081727-0000042 SN:12155633.21	52

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

1.3	Default Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling five Business Day after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (d) of Clause 7.5 (Right of cancellation and repayment in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.5 (Right of cancellation and repayment in relation to a single Lender), request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate US dollar amount of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

I.
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each a Default Increase Lender) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Default Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

II.
each of the Obligors and any Default Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Default Increase Lender would have assumed and/or acquired had the Default Increase Lender been an Original Lender;

III.
each Default Increase Lender shall become a Party as a Lender and any Default Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Default Increase Lender and those Finance Parties would have assumed and/or acquired had the Default Increase Lender been an Original Lender;

IV.	the Commitments of the other Lenders shall continue in full force and effect; and

0081727-0000042 SN:12155633.21	53

V.
any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of a Default Increase Confirmation from the relevant Default Increase Lender;

(ii)
in relation to a Default Increase Lender which is not a Lender immediately prior to the relevant increase, being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Default Increase Lender; and

(iii)	each Obligor having entered into such guarantee and security confirmations and/or confirmatory security as may be reasonably requested by the Agent.
The Agent shall promptly notify the Company and the Default Increase Lender upon the conditions in paragraphs (i) and (ii) above being satisfied.

(c)
Each Default Increase Lender, by executing the Default Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
The Default Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Default Increase Lender was a New Lender.

(e)	Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to a Default Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Default Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

1.4	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party

0081727-0000042 SN:12155633.21	54

shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically stated in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

1.5	Obligors' Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

2.	PURPOSE

2.1	Purpose

(a)
The Company shall apply all amounts borrowed by it under the Term Facility (other than a Term Loan made available pursuant to Clause 2.2 (Increase), which must be applied for the purposes set out in that clause) towards:

(i)	any payments required to be made by the Company under the Acquisition Agreement (including payment to the Vendor of the purchase price for the relevant Target Shares

0081727-0000042 SN:12155633.21	55

under the Acquisition Agreement and repayment of certain indebtedness of the Target and its Subsidiaries as contemplated under the Acquisition Agreement);

(ii)	funding the Debt Service Account in an amount equal to the applicable Debt Service Amount; and

(iii)	payment of the Acquisition Costs,
as described in the Funds Flow Statement.

(b)
Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the working capital purposes of the Company and its Subsidiaries, other than those incorporated in India (but not towards Permitted Acquisitions, acquisitions of companies, businesses or undertakings, payment of consideration for the Acquisitions or prepayment or repayment of any Term Loan).

2.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.	CONDITIONS OF UTILISATION

3.1	Initial conditions precedent

(a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent and Conditions Subsequent), in each case, in form and substance satisfactory to the Agent (acting on the instructions of the Lenders) and the Agent (acting on the instructions of the Lenders) is satisfied that, on the Conditions Subsequent (Phase 1) Deadline, it will receive all of the documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent and Conditions Subsequent). The Agent shall notify the Company and the Lenders promptly upon receipt of such documents and evidence.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

3.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation other than one to which Clause 4.4 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

0081727-0000042 SN:12155633.21	56

(b)
in relation to any Utilisation on any Closing Date, all the representations and warranties in Clause 20 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.

3.3	Maximum number of Utilisations

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than one Term Loan (other than a Term Loan made available pursuant to Clause 2.2 (Increase)) would be outstanding; or

(ii)	more than two Term Facilities made available pursuant to Clause 2.2 (Increase) would be outstanding;

(iii)
(in respect of any specific Permitted Acquisition funded by a Term Facility made available pursuant to Clause 2.2 (Increase)) more than two Utilisations would be made available to fund such Permitted Acquisition; or

(iv)	more than five Revolving Facility Loans would be outstanding.

(b)	A Borrower (or the Company) may not request that the Term Loan be divided if, as a result of the proposed division, more than two Term Loans would be outstanding.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.3 (Maximum number of Utilisations).

3.4	Utilisations during the Certain Funds Period

(a)
Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no breach of a Major Undertaking and no Major Default is continuing or would result from the proposed Utilisation;

(ii)	no Change of Control has occurred; and

(iii)
all the Major Representations are true, in the case of a Major Representation which is not qualified by a materiality test, in all material respects, and in the case of a Major Representation which is qualified by a materiality test, in all respects.

(b)
During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 7.1 (Illegality) and Clause 8.1 (Exit)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Term Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may

0081727-0000042 SN:12155633.21	57

have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.	UTILISATION

4.1	Delivery of a Utilisation Request
A Borrower may utilise a Facility by delivery by that Borrower (or the Company on its behalf) to the Agent of a duly completed Utilisation Request not later than the Specified Time or such shorter period as may be agreed between the Company and the Agent (acting on the instructions of the Lenders).

4.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)
it identifies the Facility to be utilised and specifies the relevant Borrower (being in the case of a Term Loan, the Company and, in the case of a Revolving Facility Loan, the Company or an Additional Borrower which is permitted under this Agreement to borrow Revolving Facility Loans);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Utilisation may be requested in each Utilisation Request.

4.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Term Facility, US dollars; and

(ii)	in relation to the Revolving Facility, US dollars.

(b)	The amount of the proposed Utilisation must be:

0081727-0000042 SN:12155633.21	58

(i)	for the Term Facility, an amount equal to the relevant amount specified in the Funds Flow Statement or, if less, the Available Facility; or

(ii)	for the Revolving Facility denominated in US dollars, a minimum of US$1,000,000 or, if less, the Available Facility.

4.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 6.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

4.5	Limitations on Utilisations

(a)	The Revolving Facility may not be utilised unless the Term Facility has been previously utilised and the Closing Date has occurred.

(b)	The Term Facility (other than a Term Loan made available pursuant to Clause 2.2 (Increase) or Clause 2.3 (Default Increase)) may only be utilised on the Closing Date.

4.6	Cancellation of Commitment

(a)	The Term Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Term Facility.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

4.7	Clean down
The Company shall ensure that the aggregate of the amounts of:

(a)	all Revolving Facility Loans; less

(b)	without double-counting, the aggregate of:

(i)	any amount of Cash (other than Cash held in a Mandatory Prepayment Account, a Holding Account or the Debt Service Account); and

(ii)	any amount of Cash Equivalent Investments,
in each case held by:

(A)
wholly-owned members of the Group (but excluding for this purpose any Cash held by the Target Group Entity (India) which represent utilisations of the Target Group Entity (India) Working Capital Facility); and

(B)	any member of the Group incorporated in Malaysia which is a Subsidiary of the Target as at the Closing Date,

0081727-0000042 SN:12155633.21	59

(as confirmed in a certificate signed by a director of the Company provided to the Agent within ten Business Days after the end of each Financial Year) shall not exceed zero for a period of not less than five successive Business Days in each of its Financial Years. Not less than 30 days and no more than 364 days shall elapse between two such periods.

5.	REPAYMENT

5.1	Repayment of Term Loans
The Company shall repay the aggregate Term Loans in instalments (each a Repayment Instalment) by repaying on each Term Facility Repayment Date an amount which reduces the amount of the outstanding aggregate Term Loans by an amount equal to the relevant percentage of all the Term Loans (as at the close of business in Singapore on the last day of the Availability Period in relation to the Term Facility) as set out in the table below:

Term Facility Repayment Date (number of Months after the first Utilisation Date)	Repayment Instalment
6	1%
9	1%
12	1%
15	1%
18	2%
21	2%
24	2%
27	3%
30	3%
33	3%
36	3%
39	3.75%
42	3.75%
45	3.75%
48	3.75%
51	5%
54	5%
57	10%
Termination Date	All amounts then outstanding

0081727-0000042 SN:12155633.21	60

5.2	Repayment of Revolving Facility Loans

(a)	Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period or, if earlier, the Termination Date.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan; and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)
the proportion borne by each Lender's participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender's participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

I.	the relevant Borrower will only be required to make a payment under Clause 40.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

II.
each Lender's participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 40.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

I.	the relevant Borrower will not be required to make a payment under Clause 40.1 (Payments to the Agent); and

II.
each Lender will be required to make a payment under Clause 40.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender's participation in the maturing Revolving Facility Loan and the remainder of that Lender's participation in the new Revolving Facility Loans shall be

0081727-0000042 SN:12155633.21	61

treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Facility Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the Separate Loans).

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

5.3	Effect of cancellation and prepayment on scheduled repayments

(a)
If the Company cancels the whole or any part of the Term Commitments in accordance with Clause 7.5 (Right of cancellation and repayment in relation to a single Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Term Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.3 (Default Increase)) the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)
If the Company cancels the whole or any part of the Term Commitments in accordance with Clause 7.2 (Voluntary cancellation) or if the whole or part of any Term Commitment is cancelled pursuant to Clause 5.6 (Cancellation of Commitment) then, the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

(c)
If any Term Loan is repaid or prepaid in accordance with Clause 7.5 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality) then, other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.3 (Default Increase)), the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that repayment or prepayment will reduce pro rataby the amount of the Term Loan repaid or prepaid.

(d)
If any Term Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment of Term Loans), or Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) then the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Term Loan prepaid.

0081727-0000042 SN:12155633.21	62

6.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

6.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's participation has not been transferred pursuant to Clause 46.5 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

6.2	Voluntary cancellation

(a)
The Company may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)
Any notice of cancellation of the Available Commitments with respect to the Revolving Facility delivered at any time while Loans under any other Facility remain outstanding and/or other Commitments remain uncancelled must be accompanied by evidence, in form and substance satisfactory to the Majority Lenders, that the Group will have sufficient working capital facilities available to it following such cancellation.

6.3	Voluntary prepayment of Term Loans

(a)
A Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the amount of that Term Loan by a minimum amount of US$5,000,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period for the Term Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any voluntary prepayment of a Term Loan shall be in prepayment of the Term Loans.

6.4	Voluntary prepayment of Revolving Facility Loans
A Borrower to which a Revolving Facility Loan has been made may, if it or the Company gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the amount of the Revolving Facility Loan by a minimum amount of US$1,000,000).

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6.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of the relevant Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay the relevant Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

(d)
(e)    If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days' notice of cancellation of each Available Commitment of that Lender;

(i)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(ii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.	MANDATORY PREPAYMENT AND CANCELLATION

7.1	Exit

(a)	For the purpose of this Clause 8.1:
Capital Raising means:

(i)	any Flotation; and

(ii)
any other raising of capital (howsoever described) by any member of the Group whether by way of debt or equity, but excluding for this purpose any raising of capital which constitutes Permitted Financial Indebtedness or a Permitted Share Issue.

Flotation means:

(i)
a successful application being made for the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group) to the Official List maintained by the FCA or any other internationally recognised stock exchange or investment

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exchange and the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group) to trading on the London Stock Exchange plc or any other internationally recognised stock exchange or investment exchange; or

(ii)
the grant of permission to deal in any part of the issued share capital of any member of the Group (or Holding Company of any member of the Group) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.

FCA means the Financial Conduct Authority acting in accordance with Part 6 of the Financial Services and Markets Act 2000.

(b)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions, the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)
If any Capital Raising occurs, the outstanding Utilisations, together with accrued interest, shall within five Business Days of receipt of the proceeds of that Capital Raising by a member of the Group or Holding Company thereof be prepaid to an amount which would result in the Adjusted Leverage (as defined in Clause 22.1 (Financial definitions) being no higher than 1.50:1 if the Adjusted Leverage were to be tested immediately after that prepayment by reference to (i) the amount of Total Debt specified in the Compliance Certificate most recently delivered under this Agreement, after deducting the amount prepaid and (ii) the amount of EBITDA specified in the same Compliance Certificate.

7.2	Disposal, Insurance and Acquisition Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 8.2, Clause 8.3 (Application of mandatory prepayments and cancellations) and Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):
Acquisition Proceeds means the proceeds of a claim (a Recovery Claim) against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(b)
any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.
Disposal means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

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Disposal Proceeds means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(b)
any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

Excluded Acquisition Proceeds means any proceeds of a Recovery Claim which the Company notifies the Agent are, or are to be, applied:

(a)
in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(b)	to satisfy or reimburse a member of the Group which has discharged any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(c)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within six Months, or such longer period as the Majority Lenders may agree) after receipt.
Excluded Disposal Proceeds means:

(a)	any proceeds from a Permitted Disposal (other than under paragraphs (d) and (i) of the definition of Permitted Disposal); or

(b)
any proceeds from a Permitted Disposal not falling within paragraph (a) above to the extent that those proceeds are, or are to be, applied within six Months of the date of receipt in or towards reinvestment in assets of members of the Group in a manner and to an extent which is not prohibited by this Agreement.

Excluded Insurance Proceeds means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:

(a)	to meet a third party claim; or

(b)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within six Months, or such longer period as the Majority Lenders may agree) after receipt.
Insurance Proceeds means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable

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expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)
The Company shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments and cancellations):

(i)	the amount of any Acquisition Proceeds;

(ii)
the amount of any Disposal Proceeds, to the extent that the aggregate amount of those Disposal Proceeds received during any Financial Year exceeds US$1,000,000 (or its equivalent in any other currency);

(iii)
the amount of any Insurance Proceeds, to the extent that the aggregate amount of those Insurance Proceeds received during any Financial Year exceeds US$1,000,000 (or its equivalent in any other currency); and

(iv)	the amount equal to 50 per cent. of Excess Cashflow for any Financial Year of the Company ending on or after 31 March 2019, provided always that, if the amount of Excess Cashflow calculated in the manner described in paragraph (b)(iv) above would (if applied towards such mandatory prepayment) cause the Total Cash and Cash Equivalent Investments held by the Group (as reflected in the financial statements for the relevant Financial Year based upon which the above calculations were made) to be less than the Minimum Balance, then the actual amount required to be applied towards mandatory prepayment under this paragraph (b)(iv) for the applicable Financial Year shall be reduced to such smaller amount (if any) as would not cause the Total Cash and Cash Equivalent Investments held by the Group (if applied towards such mandatory prepayment) to be less than the Minimum Balance as at the date in respect of which Excess Cashflow was calculated to be applied in mandatory prepayment of the Facilities for the applicable Financial Year. For the avoidance of doubt, Total Cash and Cash Equivalent Investments (including the cash on the balance sheet of the Group as at the Closing Date and the Excess Closing Date Cash Balance) are balance sheet items and will not be included in the calculation of Excess Cashflow).

(c)
For the avoidance of doubt, no disposal of any shares in the Target shall be permitted without the consent of all of the Lenders. If the Lenders consent to a disposal of shares in the Target during the life of the Facilities, the Company shall ensure that the Borrowers prepay Utilisations and cancel Available Commitments in an amount equal to all of the proceeds of such disposal in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments and cancellations).

7.3	Application of mandatory prepayments and cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) shall be applied in the following order:

(i)	first, pro rata:

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(A)	in prepayment of Term Loans as contemplated in paragraphs (b) to (e) inclusive below; and

(B)
if required (and only to the extent required) pursuant to Clause 26.3 (Excess Hedging), in payment of termination or closing out amounts due to a Hedge Counterparty under a Hedging Document as a result of such prepayment of Term Loans;

(ii)	secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably); and

(iii)	thirdly, in prepayment of Revolving Facility Loans on a pro rata basis and cancellation of the corresponding Revolving Facility Commitments.

(b)	Unless the Company makes an election under paragraph (d) below, the Borrowers shall prepay Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds; and

(ii)
in the case of any prepayment relating to an amount of Excess Cashflow, within 30 days of delivery pursuant to Clause 21.1 (Financial statements) of the annual consolidated accounts of the Company for the relevant Financial Year, with the first such payment to be made in respect of the Financial Year ended 31 March 2019.

(c)
A prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) shall be applied to the Term Loans pro rata and shall reduce the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (d) of Clause 6.3 (Effect of cancellation and prepayment on scheduled repayments).

(d)
Subject to paragraph (e) below, the Company may elect that any prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)
If the Company has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

7.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Company shall ensure that:

(i)
Disposal Proceeds, Insurance Proceeds and Acquisition Proceeds in respect of which the Company has made an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group;

0081727-0000042 SN:12155633.21	68

(ii)
any amounts of Excluded Disposal Proceeds, Excluded Insurance Proceeds and/or Excluded Acquisition Proceeds to be applied in replacement, reinstatement, or repair of, or reinvestment in, assets are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group; and

(iii)
an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations) is paid into a Mandatory Prepayment Account promptly after such election.

(b)	The Company and each Borrower irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)
amounts credited to the Holding Account which have not been applied in replacement, reinstatement or repair of, or reinvestment in, assets within six Months of receipt of the relevant proceeds (or such longer time period as the Majority Lenders may agree), to pay amounts due and payable under Clause 8.3 (Application of mandatory prepayments and cancellations) and otherwise under the Finance Documents. The Company and each Borrower further irrevocably authorise the Agent to so apply amounts credited to the Holding Account whether or not six months have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Company and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)
A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

7.5	Excluded proceeds
Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

8.	RESTRICTIONS

8.1	Notices of cancellation or prepayment
Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), paragraph (d) of Clause 8.3 (Application of

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mandatory prepayments and cancellations) or Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.3	No reborrowing of Term Facility
No Borrower may reborrow any part of the Term Facility which is prepaid.

8.4	Reborrowing of Revolving Facility
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

8.5	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.6	No reinstatement of Commitments
Subject to Clause 2.3 (Default Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.7	Agent's receipt of notices
If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

8.8	Prepayment elections
The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Term Loan under Clause 7.3 (Voluntary prepayment of Term Loans) or Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).

8.9	Effect of repayment and prepayment on Commitments
If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent) or Clause 4.4 (Utilisations during the Certain Funds Period)), an amount of that Lender's Commitment (equal to the amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.10	Application of prepayments

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Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.5 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender's participation in that Utilisation.

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of interest

(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

9.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

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9.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods and Terms

(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower)to which that Term Loan was made not later than the Specified Time.

(c)
If the Borrower (or the Company on behalf of the Borrower) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be three Months.

(d)
Subject to the other provisions of this Clause 11, the Company may select an Interest Period of three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition the Company may select an Interest Period of (in relation to the Term Facility) a period of less than three Months, if necessary to ensure that there are Term Loans (with an aggregate amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date relating to the relevant Facility for the Borrowers to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Term Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)
Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

10.2	Changes to Interest Periods

(a)
Prior to determining the interest rate for a Term Loan, the Agent may shorten an Interest Period for any Term Loan to ensure there are sufficient Term Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Term Facility Repayment Date for the Borrowers to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Company and the Lenders.

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10.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Loans and are made to the same Borrower; and

(ii)	end on the same date,
those Term Loans will, unless the Company or the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)
Subject to Clause 4.3 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with amounts specified in that Selection Notice, having an aggregate amount equal to the amount of the Term Facility Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations
Subject to Clause 12.2 (Market disruption):

(a)
if LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks; or

(b)
if Clause 12.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation before close of business in Singapore on the date falling one Business Day after the Quotation Day for that Loan, the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to that Loan for the relevant Interest Period of that Loan) the rate notified to the Agent by that Lender as soon as practicable and in any event by

0081727-0000042 SN:12155633.21	73

close of business on the date falling three Business Days after the Quotation Day (or, if earlier, on the date falling three Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)	If a Market Disruption Event or an Alternative Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Company.

(d)	In this Agreement:
Alternative Market Disruption Event means:

(a)
before close of business in Singapore on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan, none or only one of the Alternative Reference Banks supplies a rate to the Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period of the Loan; or

(b)
before close of business in Singapore on the date falling three Business Days after the Quotation Day for the relevant Interest Period of the Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 30% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

Market Disruption Event means:

(a)
at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Base Reference Banks and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)
before close of business in Singapore on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30% of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

11.3	Alternative Reference Bank Rate

(a)
If a Market Disruption Event occurs, the Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the

0081727-0000042 SN:12155633.21	74

London interbank market at or about 11.00 a.m. Singapore time on the Quotation Day for the Interest Period of that Loan, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(b)
As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Agent will notify the Company and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (rounded upwards to four decimal places) (the Alternative Reference Bank Rate).

11.4	Alternative basis of interest or funding

(a)
If an Alternative Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.5	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in US dollars computed at the rate of:

(i)	35% of the Margin per annum on that Lender's Available Commitment under the Term Facility for the Availability Period applicable to the Term Facility; and

(ii)	35% of the Margin per annum on that Lender's Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee

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The Company shall pay to the MLABs an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agent fee

(a)	The Company shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

(b)	The Company shall pay to the Secondary Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions
In this Agreement:
Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

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the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Secured Party and MLABs against any cost, loss or liability that Secured Party or MLABs incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect Tax

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if Indirect Tax is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the Indirect Tax, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party, if applicable).

(b)
If Indirect Tax is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the Indirect Tax. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the Indirect Tax) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Indirect Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that Indirect Tax.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

(d)	Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for Indirect Tax purposes, include (where appropriate and unless the

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context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's Indirect Tax registration and such other information as is reasonably requested in connection with such Finance Party's Indirect Tax reporting requirements in relation to such supply.

13.7	FATCA information

(a)	Subject to paragraph (c) below, each Party must, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other applicable law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	A Finance Party is not obliged to do anything under paragraph (a) above which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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(e)
If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver the Agent may require to certify or establish the Lender's status under FATCA or that other law or regulation.

(f)
The Agent shall promptly provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)
If any withholding certificate, withholding statement, document, authorisation or waiver a Lender provides to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case, the Lender shall promptly notify the Agent in writing). The Agent must promptly provide any updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

13.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the Agent shall notify the other Finance Parties.

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14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement, (iii) the implementation or application of or compliance with Basel III any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) including CRDIV and CRR or (iv) the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

(b)	In this Agreement:
Basel III means the global regulatory framework on bank capital and liquidity contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee in December 2010 each as amended, and any other documents published by the Basel Committee in relation to "Basel III".
CRD IV means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
CRR means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

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(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3 reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the MLABs and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the MLABs and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

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(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 39 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	any liability under any Environmental Law relating (directly or indirectly) to any asset owned by any Obligor; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

(b)
The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of each Acquisition or the funding of each Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning each Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.4 (Third party rights).

15.3	Indemnity to the Agent
The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 40.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents.

15.4	Indemnity to the Security Agent and Secondary Security Agent

(a)
Each Obligor jointly and severally shall promptly indemnify the Security Agent, the Secondary Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

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(i)	any failure by the Company to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)
the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, the Secondary Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)
acting as Security Agent, Secondary Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Secondary Security Agent’s, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)
The Security Agent, Secondary Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)
The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

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The Company shall (or shall procure that an Obligor will), promptly on demand within five Business Days, pay the Agent, the MLABs, the Security Agent and the Secondary Security Agent the amount of all costs and expenses (including legal fees) properly incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs
If:

(a)	an Obligor requests an amendment, waiver or consent, or initiates a request or demand under the Australian PPSA; or

(b)	an amendment is required pursuant to Clause 40.10 (Change of currency), the Company shall (or shall procure that an Obligor will), within five Business Days of demand, reimburse each of the Agent, the Security Agent and the Secondary Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by the Agent, the Security Agent and the Secondary Security Agent (and, in the case of the Security Agent and Secondary Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Security Agent's and Secondary Security Agent’s management time and additional remuneration

(a)
Any amount payable to the Security Agent or Secondary Security Agent under Clause 16.4 (Indemnity to the Security Agent and Secondary Security Agent) and this Clause 18 shall include the cost of utilising the Security Agent's or Secondary Security Agent (as applicable) management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent or Secondary Security Agent (as applicable) may notify to the Company and the Lenders (or if such daily or hourly rates have been agreed in the engagement terms for the Security Agent or Secondary Security Agent, the daily or hourly rates so agreed in those terms), and is in addition to any other fee paid or payable to the Security Agent or Secondary Security Agent (as applicable).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)
the Security Agent or Secondary Security Agent (as applicable) being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent or Secondary Security Agent (as applicable) and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent or Secondary Security Agent (as applicable) under the Finance Documents; or

(iii)	the Security Agent or Secondary Security Agent (as applicable) and the Company agreeing that it is otherwise appropriate in the circumstances,

0081727-0000042 SN:12155633.21	85

the Company shall (or shall procure that an Obligor will) pay to the Security Agent or Secondary Security Agent (as applicable) any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)
If the Security Agent or Secondary Security Agent (as applicable) and the Company fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent or Secondary Security Agent (as applicable) and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement and preservation costs
The Company shall (or shall procure that an Obligor will), within five Business Days of demand, pay to the MLABs and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent or the Secondary Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

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If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, business rescue proceedings, liquidation, administration, judicial management or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency, business rescue or similar proceedings.

18.5	Guarantor intent
Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

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Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

18.8	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 40 (Payment Mechanics).

18.9	Release of Guarantors' right of contribution

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If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Guarantee limitations

(a)
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 44 or 45 of the South African Companies Act.

19.	REPRESENTATIONS

19.1	General
Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

19.2	Status

(a)	It is a limited liability corporation (or, in the case of Aegis Argentina S.A., a “sociedad anónima”), duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations
Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

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(b)
(without limiting the generality of paragraph (a) above) subject to the Perfection Requirements, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)
any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument in each case to the extent it would or is reasonably likely to have a Material Adverse Effect.

19.5	Power and authority

(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

19.7	Governing law and enforcement
Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

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(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.7 (Insolvency proceedings and Business Rescue Proceedings); or

(ii)	creditors' process described in Clause 25.8 (Creditors' process), has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group and none of the circumstances described in Clause 25.6 (Insolvency) applies to a member of the Group.

(b)	No member of the Group incorporated in South Africa is "financially distressed" (as defined in the South African Companies Act).

19.9	No filing or stamp taxes
Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)
registration of particulars of each relevant Transaction Security Document under the Singapore Companies Act at Singapore's Accounting and Corporate Regulatory Authority and payment of associated fees;

(b)	payment of any applicable stamp taxes or fees in respect of the Transaction Security Documents;

(c)
registration of particulars of each relevant Transaction Security Document with the Registrar of Companies in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees;

(d)	registration of any general notarial bonds at the relevant Deeds Registry Office in South Africa;

(e)
the registration of this Agreement with the Registrar General of Mauritius (should it be required by the Registrar General of Mauritius), the registration of the Mauritius law share pledge with the Registrar General of Mauritius, the inscription of the Mauritius Floating Charge with the Conservator of Mortgages of Mauritius, and the filing of particulars of charges and certified copies of the Transaction Security Documents in connection therewith with Registrar of Companies of Mauritius of all charges created by the Target;

(f)	in respect of each relevant Transaction Security Document governed by Dutch law, registration at the Rotterdam office of the Dutch tax authorities;

(g)	where the Australian PPSA applies, registration of particulars of the relevant Transaction Security on the Australian PPS Register;

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(h)
stamping of this Agreement and the Transaction Security Document governed by laws of Malaysia in accordance with the Stamp Act 1949 of Malaysia and, where applicable, registration of the Transaction Security Document governed by laws of Malaysia with the High Court of Malaya as instrument containing power of attorney

(i)	payment of any applicable stamp taxes or fees in respect of the Singapore law Transaction Security Documents creating a Security Interest over any shares or stocks; and

(j)
in respect of each relevant Transaction Security Document governed by Peruvian law, registration at the applicable public registry office and payment of the applicable registration and notarial fees; and

(k)	any filing or registration referred to in Part 1, Part 2, Part 3, Part 4 or Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent),
which registrations, filings, taxes and/or fees (as the case may be) will be made and paid promptly after the date of the relevant Finance Document and such other registrations as are referred to in Part 2, Part 3, Part 4, or Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent).

19.10	No default

(a)
No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.11	No misleading information

(a)
Any factual information contained in the Information Memorandum or the Reports was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)
the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Company,;

(c)
any financial projection or forecast contained in the Information Memorandum or the Base Case Model has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration, it being understood that such projections (i) are as to future events, are not to be viewed as facts and the projections are subject to uncertainties and contingencies, many of which are beyond the Company's control, that no assurance can be given that any particular projections will be realised and that actual results during the period or periods covered by any such projections may differ significantly

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from the projected results and such differences may be material and (ii) are not a guarantee of performance;

(d)
the expressions of opinion or intention provided by or on behalf of an Obligor contained in the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)
no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the Information Memorandum or the Reports taken as a whole being untrue or misleading in any material respect;

(f)
all material written factual information provided to a Finance Party by or on behalf of the Investors, the Company or the Company in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect; and

(g)
all other written information provided by any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.12	Original Financial Statements

(a)
The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary. However in the case of quarterly statements, normal year end adjustments were not made.

(b)	The unaudited Original Financial Statements fairly represents its financial condition and results of operations (consolidated in the case of a Target) for the relevant period.

(c)
The audited Original Financial Statements give a true and fair view of its financial condition (consolidated, if applicable) and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

(e)	The most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)
The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

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(g)
Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

19.13	No proceedings pending or threatened

(a)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened in writing against it or any of its Subsidiaries.

(b)
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have been started or threatened against it or any of its Subsidiaries in respect of any Acquisition.

19.14	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

19.15	Environmental laws

(a)
Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

19.16	Taxation

(a)
It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$100,000 (or its equivalent in any other currency) or more, unless the payment of such Tax is being contested in good faith.

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of US$100,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

(d)	Except as disclosed in the Structure Memorandum, no Tax liability has been, or will be, incurred by any Obligor or any other member of the Group as a result of any Acquisition.

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(e)	It is not (and none of its Subsidiaries are) a member of an Australian Tax Consolidated Group (other than as permitted by Clause 23.6 (Taxation)).

19.17	Anti-corruption law
No Obligor, nor any of their respective Affiliates, Subsidiaries, officers, directors, agents or employees, or, to the best of each Obligor's knowledge after due inquiry, any other persons acting on behalf of any of the foregoing, has:

(a)
violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (collectively, Anti-Corruption Laws);

(b)
made, undertaken, offered to make, promised to make or authorised the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including but not limited to cash, cheques, wire transfers, tangible and intangible gifts, favors, services, and those meal, entertainment and travel expenses that go beyond what is reasonable and customary and of modest value) to:

(i)	any executive, official, agent, officer, employee or ceremonial office holder of any government or instrumentality thereof,

(ii)	any director, officer, employee or agent of a wholly or partially government-owned or controlled company or business;

(iii)	any political party or supra-national organization (such as the United Nations);

(iv)	any political candidate;

(v)	any royal family member;

(vi)	any Foreign Public Official;

(vii)	any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable law or regulation; or

(viii)
otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (together, Prohibited Payments);

(c)	used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund; or

(d)	made any false or fictitious entries in any books or records of any member of the Group relating to any Prohibited Payment; or

(e)	been subject to any Claim with regard to any actual or alleged Prohibited Payment.

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19.18	Sanctions and Anti-Money Laundering

(a)
No Obligor, nor any of their respective Affiliates, Subsidiaries or joint ventures, nor any of their respective officers, directors, or employees, nor to the knowledge of the Obligors, any other persons acting on behalf of any of the foregoing:

(i)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(ii)	has received notice of, nor is otherwise aware of, any Claim involving it with respect to Sanctions by any Sanctions Authority;

(iii)
is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(iv)	directly or indirectly, has conducted, or is conducting, directly or indirectly, any trade, business or other activities with or for the benefit of any Restricted Party.

(b)
The operations of each member of the Group are and have been conducted at all times in compliance with Anti-Money Laundering Laws, and no member of the Group has received notice or, or is otherwise aware of, any Claim involving it with respect to Anti-Money Laundering Laws.

19.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.20	Ranking
Subject to Legal Reservations and the Perfection Requirements, the Transaction Security has or will have first ranking priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

19.21	Good title to assets
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.22	Legal and beneficial ownership

(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)
All the Target Shares are or will be on the Closing Date legally\ and beneficially owned by the Company, free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 23.15 (Negative pledge).

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19.23	Shares
The shares of any member of the Group are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security (other than (i) any restrictions in the constitutional documents of a member of the Group existing as at the date of this Agreement provided that such restrictions are removed by the Conditions Subsequent (Phase 1) Deadline, the Conditions Subsequent (Phase 2) Deadline or the Conditions Subsequent (Phase 3) Deadline, as applicable, in respect of any such shares or (ii) on the basis of transfer restrictions contained in the articles of association (blokkeringsregeling) of any relevant Dutch Obligor). Save for the Transaction Documents, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion) other than the employee share option scheme in connection with any Permitted Share Issue.

19.24	Intellectual Property
It and each of its Subsidiaries:

(a)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model (the Material Intellectual Property);

(b)
does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Material Intellectual Property owned by it.

19.25	Group Structure Chart

(a)
Assuming the Closing Date has occurred, the Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent and Conditions Subsequent) is true, complete and accurate in all material respects and shows the following information:

(i)
each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is not a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Structure Memorandum and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

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19.26	Accounting Reference Date
The accounting reference date of each member of the Group is:

(a)	(in respect of the Parent and the Company) 31 March; and

(b)	(in respect of each member of the Target Group) 31 March or, in respect of Aegis Peru S.A.C. and Contact Centre Company, 31 December.

19.27	Acquisition Documents, disclosures and other documents

(a)	The Acquisition Documents contain all the material terms of the Acquisition.

(b)
There is no disclosure made in the Disclosure Letter or any other disclosure to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

19.28	Pensions
Any pension schemes maintained by or for the benefit of any member of the Group and/or the employees of any such entity are fully funded in compliance with all applicable laws and regulations relating thereto except where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

19.29	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.30	Holding Companies
Except as may arise under the Transaction Documents, and for Acquisition Costs, before the Closing Date neither the Parent nor the Company has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than as specified in paragraphs (a) to (c) (inclusive) of Clause 23.11 (Holding Companies).

19.31	Australian Obligors

(a)	No Australian Obligor has entered into any Finance Document nor holds any property as a trustee.

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(b)
No Australian Obligor will be in breach of the financial assistance prohibition contained in Section 260A of the Australian Corporations Act as a result of entering into or performing its obligations under this Agreement or any other Finance Document.

19.32	PSC regime
Each member of the Target Group incorporated in England has complied in all respects with its obligations under Part 21A of the Companies Act 2006 in relation to any shares subject to any Security Interest created by it under any Transaction Security Document.

19.33	Dormant Companies

(a)	The Dormant Subsidiaries are dormant and do not carry on any trade.

(b)	No member of the Target Group other than the Dormant Subsidiaries is dormant.

19.34	Works Council
No works council has been appointed in respect of any member of the Target Group incorporated in The Netherlands.

19.35	Times when representations made

(a)
All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in paragraphs (a) to (e) of Clause 20.11 (No misleading information) which are deemed to be made by each Obligor (i) with respect to the Information Memorandum, on the date the Information Memorandum is approved by the Company, (ii) with respect to the Base Case Model, on the date of this Agreement and on the Closing Date and (iii) with respect to the Information Package (other than the Base Case Model), on the date of this Agreement and on any later date on which the Information Package (or part of it) is released to the MLABs for distribution in connection with syndication.

(b)	All the representations and warranties in this Clause 20 are deemed to be made by each Obligor on the Closing Date (and assuming for this purpose that the Closing Date has occurred).

(c)	The representations and warranties in Clause 20.11 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

(d)
The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period (except that those contained in paragraphs (a) to (d) of Clause 20.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(e)
All the representations and warranties in this Clause 20 except Clause 20.11 (No misleading information), Clause 20.25 (Group Structure Chart), Clause 20.27 (Acquisition Documents, disclosures and other documents) and Clause 20.30 (Holding Companies) are deemed to be made by each Additional Obligor in respect of itself, its Subsidiaries and its assets on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

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(f)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 21:
Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).
Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

20.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year; and

(ii)	the audited financial statements (consolidated if such Obligor has Subsidiaries) of each Obligor for that Financial Year; and

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter.

20.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)
The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) and shall confirm (i) which companies are Material Companies and (ii) whether the Guarantor Coverage Test has been met.

(c)
Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company shall be reported on by the Company's Auditors in the form agreed by the Company and the Majority Lenders.

20.3	Requirements as to financial statements

0081727-0000042 SN:12155633.21	100

(a)
The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cash flow statement. In addition the Company shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)
shall be certified by a director of the relevant company as giving a true and fair view of (in the case of audited Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)
in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Company comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Company, in the preparation of the Base Case Model; and

(B)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor, unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

I.
a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor's Original Financial Statements were prepared; and

II.
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of Margin, to determine the amount of any prepayments to be made from excess cash flow under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company) or that Obligor's Original Financial Statements (in the case of an Obligor).

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Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)
If the Agent wishes to discuss the financial position of any member of the Group with the Auditors on or after the occurrence of an Event of Default, the Agent may notify the Company, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Company must ensure that the Auditors are authorised (at the expense of the Company):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

20.4	Budget

(a)
The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event before the start of each of its Financial Years, an annual Budget for that financial year.

(b)	The Company shall ensure that each Budget:

(i)
is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cash flow statement for the Group, and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

(c)
If the Company updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

20.5	Group companies
The Company shall, at the request of the Agent (but no more than once in each calendar year, unless at the time of request a Default is continuing), supply to the Agent a report issued by its Auditors stating which of its Subsidiaries are Material Companies and confirming whether the Guarantor Coverage Test has been met.

20.6	Presentations
Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may occur, at least two directors of the Company (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

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20.7	Year-end
No Obligor shall change its Accounting Reference Date.

20.8	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)
promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against any Vendor or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow);

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)
promptly and by no later than five days after becoming aware of the relevant loss, termination, lapse or breach, the details of any loss, termination, lapse or breach of a customer contract which gives rise to a termination right in favour of the relevant customer in relation to the relevant customer contract, which accounts for more than 5% of the consolidated revenues of the Group;

(f)	promptly, any due diligence report pertaining to a Permitted Acquisition referred to in paragraph (iv) of the definition of “Permitted Acquisition” in Clause 1.1 (Definitions);

(g)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to Senior Management and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request; and

(h)	promptly if any works council is appointed in respect of any member of the Target Group incorporated in The Netherlands on or prior to the Conditions Subsequent (Phase 2) Deadline.

20.9	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is

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continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.10	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)
any change in the status of an Obligor or the composition of the shareholding in any Obligor after the date of this Agreement (including, for the avoidance of doubt and without limitation, any change resulting in a shareholder holding more than 25% (or such other percentage as may be prescribed by law or regulation from time to time) of the share capital of an Obligor); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent, Security Agent, Secondary Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, Security Agent, Secondary Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Security Agent, Secondary Security Agent or any Lender), the Security Agent (for itself) , Secondary Security Agent (for itself) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, the Secondary Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent, the Security Agent or the Secondary Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself), the Security Agent (for itself) or the Secondary Security Agent (for itself) in order for the Agent, Security Agent or Secondary Security Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent, Security Agent, Secondary Security Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent, Security Agent, Secondary Security Agent or any Lender supply,

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or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Security Agent, Secondary Security Agent or any Lender), Security Agent (for itself) , Secondary Security Agent (for itself) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, Security Agent, Secondary Security Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

(e)
The Company acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, AML Legislation), the Lenders, Agent, Security Agent or Secondary Security Agent may be required to obtain, verify and record information regarding the Obligors, their respective related parties, any direct or indirect parent entity thereof, and any other transactions contemplated hereby. The Company shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, Agent, Security Agent or Secondary Security Agent in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

21.	FINANCIAL COVENANTS

21.1	Financial definitions
In this Agreement:
Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)
including the operating profit before interest, tax, depreciation and amortisation and impairment charges (calculated on the same basis as EBITDA) of a member of the Group (or attributable to a business or assets) acquired during the Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets; and

(b)
excluding the operating profit before interest, tax, depreciation and amortisation and impairment charges (calculated on the same basis as EBITDA) attributable to any member of the Group (or to any business or assets) disposed of during the Relevant Period for that part of the Relevant Period.

Adjusted Leverage means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.
Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

0081727-0000042 SN:12155633.21	105

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post‑retirement benefit scheme;

(g)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
Budgeted Capital Expenditure means, for any Financial Year, the amount set out as Budgeted Capital Expenditure for that Financial Year in column 3 in the table at paragraph (d) of Clause 22.2 (Financial condition).
Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease (except for the purposes of paragraph (g) of the definition of "Cashflow" where it shall not be included)), except (in each case) to the extent funded from:

(a)	the proceeds of any Recovery Claims, Disposal Proceeds or Insurance Proceeds permitted to be retained for this purpose; or

(b)	New Shareholder Injections.
Cashflow means, in respect of any Relevant Period, Adjusted EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in

0081727-0000042 SN:12155633.21	106

calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds);

(c)
adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates, Tax credits, indemnity payments in relation to any Tax or payments under a bank guarantee in respect of an indemnity in relation to any Tax, that are actually received during that Relevant Period and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group, including for the avoidance of doubt any taxes or additional costs incurred on upstreaming cash to the Borrower;

(d)
adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)	adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(f)
adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA; and

(g)
deducting the amount of any Capital Expenditure actually made in cash during the Relevant Period by any member of the Group except to the extent funded from Retained Excess Cashflow, New Shareholder Injections or the proceeds of any Recovery Claims, Disposal Proceeds or Insurance Proceeds permitted to be retained for this purpose, and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Acquisition and the Acquisition Costs or with any Permitted Acquisition and Permitted Acquisition Costs.
Cashflow Cover means the ratio of Cashflow to Debt Service in respect of any Relevant Period.
Current Assets means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims;

(d)	any interest owing to any member of the Group;

(e)	amounts owed by the Vendor in connection with an Acquisition or by the relevant seller(s) in connection with any Permitted Acquisition; and

(f)	amounts of any tax refund to be paid to the Vendor.

0081727-0000042 SN:12155633.21	107

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims;

(e)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Group in favour of a person which is not a member of the Group; and

(f)	amounts owed to the Vendor in connection with the Acquisition or to the relevant seller(s) in connection with any Permitted Acquisition.
Debt Service means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period;

(b)	all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)
any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow);

(iii)	any such obligations owed to any member of the Group; and

(iv)
any prepayment of Borrowings existing immediately prior to the Closing Date which is required to be repaid under the terms of this Agreement or repaid on or about the Closing Date in accordance with the Acquisition Documents; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group, and so that no amount shall be included more than once.
EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)
before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

0081727-0000042 SN:12155633.21	108

(c)
after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);

(d)	before taking into account any Exceptional Items;

(e)	before deducting any Acquisition Costs or any Permitted Acquisition Costs;

(f)
after deducting the amount of any profit (or adding back the amount of any loss) of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 March 2017;

(i)	before taking into account any Pension Items;

(j)	excluding the charge to profit represented by the expensing of stock options;

(k)	excluding any Treasury Transactions of any member of the Target Group that will continue at and after the Closing Date; and

(l)	excluding any other Treasury Transactions which are permitted under this Agreement, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.
Exceptional Items means any exceptional, one off, non-recurring or extraordinary items, including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairments of non-current assets or any reversal of any write-down or impairment; or

(c)	disposals of assets associated with discontinued operations.
Excess Cashflow means, for any period for which it is being calculated, the aggregate of Cashflow for that period less (except to the extent already deducted in calculating Cashflow):

(a)	Debt Service for that period;

(b)	the amount of any voluntary prepayments made under the Finance Documents during that period;

(c)	to the extent included in Cashflow, the amount of any New Shareholder Injections made during that period; and

0081727-0000042 SN:12155633.21	109

(d)	the Unused Amount for that period.
Finance Charges means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period:

(a)	subject to paragraph (d) below, including any upfront fees or costs;

(b)	including the interest but not the capital element of payments in respect of Finance Leases;

(c)
including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate and currency hedging arrangement;

(d)	excluding any arrangement fees payable pursuant to Clause 13.2 (Arrangement fee);

(e)	excluding any interest cost or expected return on plan assets in relation to any post employment benefit schemes;

(f)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group's share of the finance costs or interest receivable of the Joint Venture; and

(g)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis, together with the amount of any cash dividends or distributions paid or made by the Parent in respect of that Relevant Period and so that no amount shall be added (or deducted) more than once.
Finance Lease means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.
Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
Financial Year means the annual accounting period of the Group ending on or about 31 March in each year.
Interest Cover means the ratio of Adjusted EBITDA to Finance Charges in respect of any Relevant Period.
Non-Group Entity means any investment or entity (which is not itself a member of the Group (including associates and joint ventures) in which any member of the Group has an ownership interest.
Pension Items means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.
Permitted Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by any member of the Group in connection with any Permitted Acquisition
Permitted Carry Forward Amount has the meaning given to it in Clause 22.2 (Financial condition).

0081727-0000042 SN:12155633.21	110

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.
Relevant Period means each period of 12 months ending on or about the last day of the Financial Year and each period of 12 months ending on or about the last day of each Financial Quarter.
Relevant Proceeds means Acquisition Proceeds, Disposal Proceeds or Insurance Proceeds (each as defined in Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow)).
Retained Excess Cashflow means Excess Cashflow which is not required to be applied in prepayment of the Facilities.
Total Net Debt means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations to the extent they constitute any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the amount of Total Cash and Cash Equivalent Investments, and so that no amount shall be included or excluded more than once.
Unused Amount has the meaning given to it in Clause 22.2(d) (Financial condition).
Working Capital means, on any date, Current Assets less Current Liabilities.

21.2	Financial condition
The Company shall ensure that:

(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period shall not be less than 1.05:1.

(b)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio
Relevant Period expiring on or before that date falling two years from the first Utilisation Date	3.00:1
Each Relevant Period thereafter	4.00:1

(c)	Adjusted Leverage: Adjusted Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

0081727-0000042 SN:12155633.21	111

Column 1 Relevant Period expiring	Column 2 Ratio
31 December 2017	4.25:1.00
31 March 2018	4.25:1.00
30 June 2018	4.00:1.00
30 September 2018	4.00:1.00
31 December 2018	4.00:1.00
31 March 2019	3.75:1.00
30 June 2019	3.75:1.00
30 September 2019	3.75:1.00
31 December 2019	3.50:1.00
31 March 2020	3.25:1.00
30 June 2020	3.25:1.00
30 September 2020	3.00:1.00
31 December 2020	3.00:1.00
31 March 2021	2.50:1.00
30 June 2021	2.50:1.00
30 September 2021	2.25:1.00
31 December 2021	2.25:1.00
31 March 2022	2.00:1.00
30 June 2022	2.00:1.00
30 September 2022	2.00:1.00

(d)	Capital Expenditure: The aggregate Capital Expenditure of the Group in respect of:

(i)	the period beginning on the Closing Date and ending on the expiry of the first Financial Year specified in column 1 below; and
(ii)    each other Financial Year specified in column 1 below,
shall not exceed the amount set out in column 2 below opposite that Financial Year.

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Column 1 Financial Year Ending	Column 2 Maximum Capital Expenditure (US$)	Column 3 Budgeted Capital Expenditure
31 March 2018	5,500,000	5,500,000
31 March 2019	12,000,000	10,000,000
31 March 2020	11,000,000	9,000,000
31 March 2021	11,000,000	7,800,000
31 March 2022	9,000,000	8,300,000
1 April 2022 to Termination Date	6,000,000	4,500,000

(a)
If in any Financial Year (the Original Financial Year) the amount of the Capital Expenditure is less than the Budgeted Capital Expenditure for that Original Financial Year (the difference being referred to below as the Unused Amount), then the maximum expenditure amount set out in column 2 above for the immediately following Financial Year (the Carry Forward Year) shall for the purpose of that Carry Forward Year only be the higher of:

(A)	the aggregate of the Budgeted Capital Expenditure for the Carry Forward Year and an amount (the Permitted Carry Forward Amount) equal to 100% of the Unused Amount; and

(B)	the amount of Maximum Capital Expenditure for the Carry Forward Year, as set out in column 2 in the table above.
In any Carry Forward Year, the original amount specified in column 2 in the table above shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year and no amount carried forward into that Carry Forward Year may be carried forward into a subsequent Financial Year.

(b)
In any Financial Year (a Relevant Financial Year), up to 50 per cent. of the Budgeted Capital Expenditure specified in Column 3 of the table above for the Financial Year immediately following the Relevant Financial Year (the Next Financial Year) may be carried back to and spent in the Relevant Financial Year (such amount so spent being the Carry Back Amount) and the maximum expenditure amount set out in Column 2 of the table above:

(i)	shall, for the Relevant Financial Year, be the higher of:

(A)	the aggregate of the Budgeted Capital Expenditure for the Relevant Financial Year and the Carry Back Amount; and

(B)	the amount of the Maximum Capital Expenditure for the Relevant Financial Year, as set out in column 2 in the table above; and

(ii)	shall, for the Next Financial Year, be reduced by the Carry Back Amount.
In any Relevant Financial Year the original amount specified in column 2 in the table above shall be treated as having been incurred prior to Carry Back Amount carried back into that

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Relevant Financial Year and no amount carried back into that Relevant Financial Year may be carried forward into the Next Financial Year.

21.3	Financial testing

(a)
Subject to paragraph (b) below, the financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

(b)
For the purpose of testing the financial covenants in paragraph (a), (b) of (c) Clause 22.2 (Financial condition), for each Relevant Period which ends earlier than the date falling 12 months after the Closing Date, EBITDA shall be calculated by reference to the amount of EBITDA as disclosed in the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate) (as applicable) for the Financial Quarters ending after the Closing Date, annualised on a straight line basis (provided that in respect of the Financial Quarter ending 31 December 2017, the financial statements provided shall only relate to the period from the Closing Date to 31 December 2017).

21.4	Equity Cure

(a)
If, as at the end of any Relevant Period, the Company is in breach of its obligations under one or more of paragraphs (a), (b) or (c) of Clause 22.2 (Financial condition), the Company shall be entitled to remedy that breach by applying the proceeds of New Shareholder Injections in or towards prepayment of the Utilisations in accordance with this Clause 22.4 and Clause 8.3 (Application of mandatory prepayments and cancellations).

(b)
Any New Shareholder Injections must be provided within 10 Business Days of the date of delivery to the Agent of the financial statements and the Compliance Certificate in which such breach was evidenced.

(c)	The Company may not apply the proceeds of New Shareholder Injections pursuant to this Clause 22.4:

(i)	more than four times over the life of the Facilities; or

(ii)	in respect of two consecutive Relevant Periods.

(d)
The Company will apply all amounts of any New Shareholder Injections made for the purposes of this Clause 22.4 (Equity Cure) upon receipt in prepayment of the Utilisations as if that prepayment was a mandatory prepayment applied in accordance with Clause 8.3 (Application of mandatory prepayments and cancellations).

(e)	The amount of any New Shareholder Injections applied in prepayment of Utilisations pursuant to this Clause 22.4 in respect of a breach which occurred during or at the end of a Relevant Period shall:

(i)
for the purposes of paragraph (a) of Clause 22.2 (Financial condition), be deemed to have been received on the first day of the last Financial Quarter forming part of that Relevant Period and included in the calculation of Cashflow;

0081727-0000042 SN:12155633.21	114

(ii)	for the purposes of paragraph (b) of Clause 22.2 (Financial condition), be deemed to have increased the Cashflow during that Relevant Period; and

(iii)	for the purposes of paragraph (c) of Clause 22.2 (Financial condition), be deemed to have reduced the Total Debt as at the end of that Relevant Period;
and the financial covenants set out in paragraphs (a) to (c) (inclusive) of Clause 22.2 (Financial condition) shall be recalculated accordingly.

(f)
For the avoidance of doubt any New Shareholder Injections applied in accordance with this Clause 22.4 to remedy a breach of a financial covenant may be deemed to have been applied to adjust the calculation of Cashflow, Finance Charges and Total Debt as set out above for any Relevant Period which includes the last Financial Quarter of the Relevant Period in respect of which the breach occurred, but not in any other circumstances.

22.	GENERAL UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
Authorisations and compliance with laws

22.1	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of:
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws
Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with:

(a)	all laws (other than the RBI Regulations) to which it may be subject if failure so to comply has or is reasonably likely to have a Material Adverse Effect; and

(b)	the RBI Regulations to which it may be subject.

22.3	Environmental compliance

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Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement and maintain procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental claims
Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

22.5	Sanctions, Anti-Corruption and Anti-Money Laundering

(a)	Each member of the Group shall not and shall not permit any other person:

(i)
to, directly or indirectly, use, lend, make payments, contribute or otherwise make available all or any part of the proceeds of any Utilisation or other transaction contemplated by this Agreement, to any Affiliate, Subsidiary, joint venture partner or other person or entity, directly or indirectly:

(A)	to fund any trade, activities or business:

I.	with, involving or for the benefit of any Restricted Party; or

II.	in any other manner that would reasonably be expected to result in any person (including, but not limited to, the Lenders) being in breach of any Sanctions or becoming a Restricted Party; or

(B)
to fund any trade, activities or business with any entity or individual or for the benefit of any country with respect to which US persons are prohibited from doing business under any Sanctions law or regulations as such Sanctions are in effect at the time such use, lending, payment, contribution, funding or making funds available is contemplated; or

(C)	for any purpose which would breach any Anti-Corruption Laws.

(ii)
fund all or part of any payment in connection with a Finance Document out of proceeds derived from any business or transaction with a Restricted Party, or from any conduct which is in breach of any Sanctions;

0081727-0000042 SN:12155633.21	116

(iii)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(iv)	to directly or indirectly authorise, offer, promise, make, or permit to be made, any Prohibited Payment.

(b)	In addition, each member of the Group shall:

(i)	conduct its business in compliance with all relevant laws and regulations concerning all Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws and any other applicable law;

(ii)	; implement policies, procedures and controls reasonably designed to prevent any actions being taken contrary to any Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws; and

(iii)
implement and maintain adequate internal financial and management controls and procedures that are reasonably designed to monitor, audit, detect and prevent any Prohibited Payments and any direct or indirect use of the proceeds that does not comply with applicable law and/or which is inconsistent with any of the representations, covenants and obligations made under this Agreement.

22.6	Taxation

(a)
Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No member of the Group may change its residence for Tax purposes.

(c)
The Company shall procure that no Australian Obligor will be a part of an Australian Tax Consolidated Group other than an Australian Tax Consolidated Group comprising only of members of the Group and where the head company is Aegis BPO Services Australia Holdings Pty Ltd ACN 137 564 973.

Restrictions on business focus

22.7	Merger
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

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22.8	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

22.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

22.10	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) (other than shares) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

22.11	Holding Companies
Neither the Parent nor the Company shall trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative and management services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if

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those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; and

(d)	any liabilities in respect of Acquisition Costs and any Permitted Acquisition Costs.
Restrictions on dealing with assets and Security

22.12	Preservation of assets
Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business where failure to do so would or is reasonably likely to have a Material Adverse Effect.

22.13	Pari passu ranking
Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.14	Acquisition Documents

(a)
The Company shall promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)
The Company shall, (and the Company will procure that each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

22.15	Negative pledge

(a)	In this Clause 23.15, Quasi-Security means an arrangement or transaction described in paragraph (ii) below.

(b)	Except as permitted under paragraph (iii) below:

(i)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(ii)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

0081727-0000042 SN:12155633.21	119

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(iii)	Paragraphs (i) and (ii) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(A)	Permitted Security; or

(B)	a Permitted Transaction.

(c)
Notwithstanding paragraph (b) above, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over of any shares in the Target Group Entity (India) without the prior written consent of the Lenders.

(d)
The Company (for itself and each member of the Group) understands and acknowledges that it is their unequivocal intention to co-operate and comply with every applicable law and regulation in India in respect of this transaction, including, without limitation, The Foreign Exchange Management Act, 1999. Accordingly, in order to be consistent with the aforesaid, it is hereby agreed (and each Obligor undertakes) that no Security, Quasi-Security, security interest, encumbrance or similar interest will be created or permitted to subsist over the assets of any member of the Group in India without prior Authorisation from any Governmental Agency of the Republic of India (including without limitation, the Reserve Bank of India), where the same may be required. For the avoidance of doubt, nothing in this Clause 23.15 shall be construed (and is not intended to be construed) as creating any Security, Quasi-Security, security interest, encumbrance or similar interest in the assets of any member of the Group or directing the disposal of any assets of any member of the Group.

22.16	Disposals

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

(c)
Notwithstanding paragraph (b) above, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise

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dispose of any shares in the Target Group Entity (India) without the prior written consent of the Lenders.

22.17	Arm's length basis

(a)
Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 23.17:

(i)	intra-Group loans permitted under Clause 23.18 (Loans or credit);

(ii)
fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transaction.
Restrictions on movement of cash – cash out

22.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

22.19	No guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

22.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Company shall not (and will ensure that no other member of the Group will):

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

0081727-0000042 SN:12155633.21	121

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)
make any payment, repayment, prepayment of any principal, interest or other amount on or in respect of, or redeem, purchase of defease any New Shareholder Injection made under paragraph (b) of the definition of New Shareholder Injections.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).
Restrictions on movement of cash – cash in

22.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

22.22	Share capital
No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.
Miscellaneous

22.23	Insurance

(a)
Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.24	Pensions

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(a)
The Company shall ensure that in respect of all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees, all contributions are remitted in a timely fashion in accordance with all applicable laws and regulations, except where the failure to do so would not or is not reasonably likely to have a Material Adverse Effect, and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme which would or is reasonably likely to have a Material Adverse Effect).

(b)
The Company shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Company), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(c)
The Company shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

22.25	People with Significant Control regime
Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)
within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)	promptly provide the Security Agent with a copy of that notice.

22.26	Access
If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall, and the Company shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects an Event of Default is continuing or may occur) permit the Agent and/or the Security Agent and/or the Secondary Security Agent and/or accountants or other professional advisers and contractors of the Agent, Security Agent or Secondary Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Senior Management.

22.27	Senior Management

(a)	The Company must ensure that there is in place in respect of each Obligor and each Material Company qualified management with appropriate skills.

(b)
If any of the Senior Management ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under his or her service contract with the relevant Obligor or Material Company (as the case may be)), the Company must as soon as reasonably practicable thereafter:

(i)	notify the Agent; and

0081727-0000042 SN:12155633.21	123

(ii)	after consultation with the Agent as to the identity of such replacement person, find and appoint an adequately qualified replacement for him or her as promptly as practicable.

22.28	Intellectual Property

(a)	Each Obligor shall (and the Company shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (i) and (ii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)
Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 23.28 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

22.29	Amendments

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of an Acquisition Document except in writing:

(i)	prior to or on the Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders; or

(ii)	after the Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders.

(b)
No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document except in accordance with Clause 46 (Amendments and Waivers).

(c)	The Company shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) and (b) above.

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22.30	Financial assistance
Each Obligor shall (and the Company shall procure each other member of the Group will) comply in all respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

22.31	Group bank accounts
The Company shall ensure that within 60 days of the Closing Date all bank accounts of the Group which are required to be opened in connection with this Agreement and the Facility shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party and are subject to valid Security under the Transaction Security Documents.

22.32	Treasury Transactions
No Obligor shall (and the Company will procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Documents in accordance with the Hedging Letter;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)
any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

22.33	Compliance with Hedging Letter
The Company shall ensure that all interest rate and currency hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that (subject to the application of any grace period set out in paragraph (c)(ii)(B) of Clause 26.1 (Restrictions on enforcement by Hedge Counterparties)) such arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders).

22.34	Cash management
Each Obligor shall (and shall procure each other member of the Group will) ensure the Company at all times holds sufficient Cash to: (i) make, when due, all payments required to be made by the Company under the Finance Documents; and (ii) comply with the financial covenants set out in Clause 22 (Financial Covenants).

22.35	Guarantors
The Company shall ensure that on and at all times after the Conditions Subsequent Phase 3 Deadline, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 22 (Financial Covenants)), the aggregate gross assets and aggregate turnover of (i) the Guarantors and (ii) any member of the Group that would be a Guarantor but for paragraph 6(a) of Schedule 11 (Agreed Security Principles) (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member

0081727-0000042 SN:12155633.21	125

of the Group) represents not less than 90 per cent. of EBITDA (as defined in Clause 22 (Financial Covenants)), consolidated gross assets and consolidated turnover (as the case may be) of the Group.

22.36	Positive pledge
Subject to the occurrence of an Event of Default which is continuing and the Agreed Security Principles, each Dutch Obligor shall (and the Parent shall ensure that each Dutch Obligor will), at the request of the Agent, promptly, and in any event within ten Business Days of such request, grant a guarantee and create Security over all or any part of its assets in favour of any Secured Party as security for the obligations of the Obligors under the Finance Documents, in form and substance satisfactory to the Agent and the Security Agent.

22.37	Further assurance

(a)
Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
Subject to the Agreed Security Principles, each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in the Agreed Security Principles.

22.38	Conditions subsequent

(a)	The Company shall deliver the following to the Agent, in form and substance satisfactory to the Agent:

0081727-0000042 SN:12155633.21	126

(i)
by no later than the date falling four Business Day’s after the Closing Date, a copy of each no dues certificate (or similar certificate or evidence) as is required to evidence that all of the Financial Indebtedness in the Target Group not permitted to remain in place under this Agreement (including the Identified Closing Indebtedness (as defined in the Acquisition Agreement)) has been prepaid or repaid in full, provided that no such no dues certificate (or similar certificate or evidence) will be required to be delivered in respect of the existing Financial Indebtedness incurred by Aegis Argentina S.A. with BBVA Banco Frances Argentina and Banco de Galicia y Buenos Aires S.A.;

(ii)	by no later than the Closing Date, evidence that all Security granted over the Target Shares has been released;

(iii)	by no later than the date falling four Business Day’s after the Closing Date:

(A)	evidence that all Security granted by the Target Group has been released other than:

I.	any Security permitted pursuant to paragraph (k) of the definition of Permitted Security;
any Security permitted pursuant to paragraph (l) of the definition of Permitted Security;

(B)
executed deeds of release and revocation evidencing the release of (i) the Security granted by Aegis BPO Malaysia Sdn BhD in favour of Industrial and Commercial Bank of China (Malaysia) Berhad and (ii) the Security granted by Aegis BPO Malaysia Sdn BhD in favour of Citibank Berhad (the Existing Malaysian Security) along with signed and released discharge forms (as prescribed under the Companies Act, 2016 of Malaysia) in relation to the Existing Malaysian Security;

(iv)
by no later than the date falling seven Business Days after the Closing Date, evidence that the discharge forms (as prescribed under the Companies Act, 2016 of Malaysia) in relation to the Existing Malaysian Security have been lodged with Companies Commission of Malaysia; and

(v)
by no later than the date falling nine Business Days after the Closing Date, evidence that the deeds of release and revocation in relation the Existing Malaysian Security have been stamped in accordance with the Stamp Act 1949, of Malaysia and presented with High Court of Malaya for registration.

(b)
The Company shall procure that, by no later than the date falling two Business Days after the Closing Date, evidence of the payment of the proceeds under this Agreement to the Vendor and the completion of each Acquisition is delivered to the Agent (in form and substance satisfactory to it).

(c)
The Company shall procure that, by no later than the Conditions Subsequent (Phase 1) Deadline, all of the documents and evidence listed in Part 2 of Schedule 2 (Conditions Subsequent (Phase 1) Obligors) are delivered to the Agent, in form and substance satisfactory to the Agent.

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(d)
The Company shall procure that, by no later than the Conditions Subsequent (Phase 2) Deadline, all of the documents and evidence listed in Part 3 of Schedule 2 (Conditions Subsequent (Phase 2)) are delivered to the Agent, in form and substance satisfactory to the Agent.

(e)	The Company shall procure that by no later than the Conditions Subsequent (Phase 3) Deadline, the Company enters into the Hedging Documents in accordance with the Hedging Letter.

(f)
The Company shall procure that, by no later than the Conditions Subsequent (Phase 3) Deadline, all of the documents and evidence listed in Part 4 of Schedule 2 (Conditions Subsequent (Phase 3)) are delivered to the Agent, in form and substance satisfactory to the Agent.

(g)
The Company shall procure that, by no later than 15 November 2017 the annual audited consolidated financial statements for the Target for the financial year ending 31 March 2017 are delivered to the Agent.

(h)
The Company deliver to the Agent (in form and substance satisfactory to the Agent) by no later than the date falling 90 days from the Closing Date (i) an agreed form of the report which will be delivered by the Company’s auditors with each annual Compliance Certificate that is required to be delivered under this Agreement and (ii) confirmation from the Auditors that each such report shall be capable of being disclosed on a non-reliance basis to each Finance Party from time to time.

22.39	Original Indian Working Capital Facility
The Company shall procure that the Target Group Entity (India) (a) refinances or otherwise restructures the credit support for the Original Indian Working Capital Facility as soon as practicable and in any event by the date falling 30 days after the Closing Date such that the new or restructured working capital facility will not be guaranteed by the Target (as referred to in paragraph (h) of the definition of Permitted Guarantee and further provided that such new or restructured working capital facility:

(a)	is entered into by the Target Group Entity (India);

(b)	satisfies the requirements of paragraph (g) of the definition of Permitted Financial Indebtedness; and

(c)	if secured, satisfies the requirements of paragraph (k) of the definition of Permitted Security.

23.	ACCOUNTS
The Company shall ensure that on:

(a)	the first Utilisation Date under this Agreement; and

(b)	each date falling five Business Days before each Payment Date (other than the first Payment Date), an amount equal to the applicable Debt Service Amount:

(i)	in the case of the first Utilisation Date under this Agreement, in respect of the first Payment Date; and

0081727-0000042 SN:12155633.21	128

(ii)	in the case of each Payment Date other than the first Payment Date, in respect of the next Payment Date, is credited to the Debt Service Account.

24.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.21 (Acceleration) and subject to Clause 25.22 (Clean-Up Period)).

24.1	Non-payment
An Obligor or a Security Provider does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

24.2	Financial covenants and other obligations

(a)
Any requirement of Clause 22 (Financial Covenants) is not satisfied or an Obligor does not comply with the provisions of Clauses 21.1 (Financial statements), 21.2 (Provision and contents of Compliance Certificate), 23.20 (Dividends and share redemption) or 23.38 (Conditions subsequent).

(b)	An Obligor or a Security Provider does not comply with any provision of any Transaction Security Document.

24.3	Other obligations

(a)
An Obligor or a Security Provider does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company or an Obligor or Security Provider becoming aware of the failure to comply.

24.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor or a Security Provider in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

24.5	Cross default

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(a)	Any Financial Indebtedness of any member of the Group which is a Material Company or any Security Provider is not paid when due nor within any originally applicable grace period.

(b)
Any Financial Indebtedness of any member of the Group which is a Material Company or any Security Provider is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of any member of the Group which is a Material Company or any Security Provider is cancelled or suspended by a creditor of any member of the Group or any Security Provider as a result of an event of default (however described).

(d)
Any creditor of any member of the Group which is a Material Company or any Security Provider becomes entitled to declare any Financial Indebtedness of any member of the Group which is a Material Company or any Security Provider due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$2,000,000 (or its equivalent in any other currency or currencies). This paragraph (e) shall not apply to any Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (g) of the definition of Permitted Financial Indebtedness unless that Financial Indebtedness has been refinanced or restructured in the manner contemplated by Clause 23.39 (Original Indian Working Capital Facility).

24.6	Insolvency

(a)	A member of the Group which is a Material Company or a Security Provider:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed or presumed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group which is a Material Company or any Security Provider is less than its liabilities (taking into account contingent and prospective liabilities).

(c)
A moratorium is declared in respect of any indebtedness of any member of the Group which is a Material Company or any Security Provider. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	Paragraphs (a) to (c) above will not apply to any step or procedure contemplated by paragraph (b) of the definition of "Permitted Transaction".

24.7	Insolvency proceedings and Business Rescue Proceedings

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(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group which is a Material Company or any Security Provider;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group which is a Material Company or any Security Provider;

(iii)
the appointment of a liquidator, receiver, administrative receiver, receiver and manager, administrator, judicial manager, compulsory manager, business rescue practitioner or other similar officer in respect of any member of the Group which is a Material Company, any Security Provider or any of their assets; or

(iv)	enforcement of any Security over any assets of any member of the Group which is a Material Company or any Security Provider, or any analogous procedure or step is taken in any jurisdiction.

(b)
In respect of any member of the Group or any Security Provider which is incorporated in South Africa, a meeting is proposed or convened by the directors of such member of the Group or Security Provider or a resolution is proposed or passed, an application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of such member of the Group or Security Provider.

(c)	Paragraphs (a) and (b) above shall not apply to:

(i)
any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days (or, in the case of member of the Group incorporated in India, 14 days) of commencement or , in respect of paragraph (b) above, any step taken in relation to business rescue proceedings which is discharged, stayed or dismissed within 21 days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of "Permitted Transaction".

(d)
Any application is made before the National Company Law Tribunal for commencement of a corporate insolvency resolution process in relation to any member of the Group incorporated in India under the Insolvency and Bankruptcy Code, 2016 (India), provided that no Event of Default will occur under this Clause (d) if, in the in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably), such application:

(i)	is frivolous or vexatious;

(ii)	is being contested in good faith by any member of the Group or any Security Provider with due diligence; and

(iii)	is dismissed within 14 days of commencement.

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24.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group or a Security Provider with a value in excess of US$1,000,000 (or its equivalent in other currencies) which is not discharged within 60 days.

24.9	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor or a Security Provider to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under any Subordination Agreement is or becomes unlawful.

(b)
Any obligation or obligations of any Obligor or Security Provider under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Subordination Agreement

(a)	Any party to any Subordination Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Agreement; or

(b)	a representation or warranty given by that party in the Subordination Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within five Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

24.11	Cessation of business
Any member of the Group which is a Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

24.12	Change of ownership

(a)	After the Closing Date, an Obligor (other than the Parent) ceases to be a Subsidiary of the Parent.

(b)	An Obligor ceases to own at least the same percentage of shares in a Material Company as on the Closing Date.

24.13	Change of management

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Any member of Senior Management ceases to be employed by the relevant Obligor or Material Company or ceases to devote the time and attention to the business, trade and offices of the Group or perform the functions required under the terms of his service contract and a replacement person (identified in accordance with clause 23.27 (Senior Management)) has not given a legally binding acceptance to an offer of employment and resigned from his or her existing employment within six months of that cessation. This Event of Default shall also apply to any replacement person as if references to service contract were references to the service contract of that person.

24.14	Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent, where the qualification is as to issues which would or is reasonably likely to be adverse to the Group or the interests of the Lenders.

24.15	Expropriation
The authority or ability of any member of the Group which is a Material Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group which is a Material Company or any of its assets.

24.16	Repudiation and rescission of agreements

(a)
An Obligor or a Security Provider (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)
Any party to the Acquisition Documents or any Subordination Agreement rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

24.17	Litigation

(a)
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing in relation to any Acquisition or Acquisition Document which have or are reasonably likely to have a Material Adverse Effect.

(b)
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing against any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

24.18	Declared company
The Minister (being the Minister for the purposes of section 229 of the Singapore Companies Act) declares any Obligor incorporated in Singapore to be a company to which the provisions of Part IX of the Singapore Companies Act apply.

24.19	Material adverse change

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Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.20	Minimum cash balance
The opening aggregate amount of Cash held by the Target Group on the Closing Date is less than US$10,000,000 (or its equivalent in other currencies).

24.21	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent and the Secondary Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.22	Clean-Up Period

(a)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of a Clean-Up Representation; or

(ii)	any Event of Default constituting a Clean-Up Default,
will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(A)
it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group) (in the case of the Acquisition) or relevant target and its Subsidiaries (or any obligation to procure or ensure in relation to a relevant target and its Subsidiaries) (in the case of a Permitted Acquisition falling with paragraph (f) of that definition);

(B)	it is capable of remedy and reasonable steps are being taken to remedy it;

(C)
the circumstances giving rise to it have not been procured by or approved by the Parent or the Company (in the case of the Acquisition) or any member of the Group (in the case of a Permitted Acquisition falling within paragraph (f) of that definition); and

(D)	it is not reasonably likely to have a Material Adverse Effect.

0081727-0000042 SN:12155633.21	134

(b)
If the relevant circumstances are continuing on or after the relevant Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

25.	HEDGE COUNTERPARTIES

25.1	Restrictions on enforcement by Hedge Counterparties

(a)
Subject to Clause 31 (Enforcement of Transaction Security), and Clause 26.2 (Permitted Hedging Payments) below, no Hedge Counterparty shall, except with the prior consent of the Security Agent, take any Enforcement Action in relation to any Hedging Debt other than any Permitted Enforcement Action or any close out or termination of hedging in accordance with paragraph (c)(ii) below.

(b)
Notwithstanding the terms of any Hedging Document, unless required by any relevant ISDA netting opinion "Automatic Early Termination" shall not apply where any Borrower is the "Defaulting Party" (each as defined in the relevant ISDA Master Agreement).

(c)	The Hedging Documents shall allow:

(i)	the Hedge Counterparty to close out any hedging entered into by it under that Hedging Document on the occurrence of a Distress Event; and

(ii)
the Company or the Hedge Counterparty to close out any hedging entered into under that Hedging Document in circumstances where the Hedge Counterparty or Affiliate of the Hedge Counterparty that is a Lender under this Agreement ceases to be a Lender pursuant to Clause 46.5 (Replacement of Lender), provided that:

(A)	such close out occurs at the same time as the Hedge Counterparty or Affiliate of the Hedge Counterparty that is a Lender under this Agreement ceases to be a Lender under this Agreement; and

(B)
if the close out of any hedging entered into under a Hedging Document pursuant to this paragraph (c) would result in the Company ceasing to be in compliance with the terms of the Hedging Letter, the Company must put in place such hedging as may be required to ensure it remains in compliance with the terms of the Hedging Letter within 15 Business Days of the close out of the applicable hedging pursuant to this paragraph (c).

25.2	Permitted Hedging Payments
Unless the Acceleration Event has occurred:

(a)	the Company may pay, and the Hedge Counterparties may receive and retain, including by way of set-off:

(i)	scheduled payments in respect of Hedging Debt arising under the relevant Hedging Document;

(ii)	payments due from the Company arising as a result of the operation of:

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(A)
any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Document is based on a 1992 ISDA Master Agreement) of; or

(B)
any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement of that Hedging Document (if the Hedging Document is based on a 2002 ISDA Master Agreement) of;

(iii)	payments to the extent necessary to comply with Clause 26.3 (Excess Hedging); and

(iv)	payments as a result of a close out of any hedging pursuant to paragraph (c)(ii) of Clause 26.1; and

(b)
the Company may pay, and the Hedge Counterparties may receive and retain, including by way of set-off any payment due and payable under the terms of the guarantee provided in respect of the Hedging Debt in place as at the date of accession of such Hedge Counterparty to this Agreement (subject to any amendments permitted by this Agreement) and otherwise consistent with Clause 8.3 (Application of mandatory prepayments and cancellations).

25.3	Excess Hedging

(a)	In this Clause:
Hedge Excess means the amount by which the Total Hedging exceeds the Term Outstandings.
Hedging means, in relation to a Hedge Counterparty, the aggregate of the notional amounts hedged by the Company under each Hedging Document to which that Hedge Counterparty is party.
Hedging Proportion means, in relation to a Hedge Counterparty and that Hedge Counterparty's Hedging, the proportion (expressed as a percentage) borne by that Hedge Counterparty Hedging to the Total Hedging.
Term Outstandings means, at any time, the aggregate of the amounts of principal (not including any capitalised or deferred interest) then outstanding under the Term Facility.
Total Hedging means, at any time, the aggregate of each Hedge Counterparty's Hedging at that time.

(b)
If any reduction in the Term Outstandings results in a Hedge Excess then, on the same day as that reduction becomes effective in accordance with the terms of this Agreement, the Company shall reduce each Hedge Counterparty's Hedging by that Hedge Counterparty's Hedging Proportion of that Hedge Excess by terminating or closing out any relevant Hedging Documents in full or in part, as may be necessary.

(c)
The Company shall pay in accordance with Clause 8.3 (Application of mandatory prepayments and cancellations) to that Hedge Counterparty (in accordance with the relevant Hedging Document) an amount equal to the sum of all payments (if any) that become due from the Company to a Hedge Counterparty under the relevant Hedging Document as a result of any action described in paragraph (b) above.

0081727-0000042 SN:12155633.21	136

(d)
Each Hedge Counterparty shall co-operate in any process described in paragraph (c) above and shall pay (in accordance with the relevant Hedging Document) any amount that becomes due from it under the relevant Hedging Document to the Company as a result of any action described in paragraph (c) above.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 27 and to Clause 28 (Restriction on Debt Purchase Transactions), a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or any person that acts as a "Purchasing Mezzanine Lender" pursuant to (and as defined in) the Mezzanine Purchase Option Letter (the New Lender).

26.2	Conditions of assignment or transfer

(a)
An Existing Lender must obtain the prior written consent of the Company before it may make an assignment or transfer in accordance with Clause 27.1 (Assignments and transfers by the Lenders) if the assignment or transfer is to a person listed in Schedule 15 (Restricted Transferees), unless an Event of Default is continuing (in which case, such consent will not be required.

(b)
An assignment or transfer of part of a Lender's participation must be in an amount such that the amount of that Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitments or such assignment or transfer is made pursuant to the Mezzanine Purchase Option Letter or Utilisations made under the Term Facility is in a minimum amount of US$1,000,000.

(c)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)
the performance by the Agent, and as may be required for the Security Agent and Secondary Security Agent, of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

0081727-0000042 SN:12155633.21	137

(ii)
as a result of circumstances existing at the date the assignment, transfer (each after the date of close of primary syndication of the Facilities) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(f)
Any New Lender must prior to or at the same time as it becomes party to this Agreement, become party to the Mezzanine Purchase Option Letter by signing and delivering to the Agent an accession deed to the Mezzanine Purchase Option Deed.

26.3	Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,000.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

0081727-0000042 SN:12155633.21	138

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

26.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)
the Agent, the MLABs, the Security Agent, the Secondary Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the MLABs, the Security Agent, the Secondary Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 27.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

26.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Increase Confirmation, a Default Increase Confirmation, send to the

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Company, the Security Agent and the Secondary Secuirty Agent a copy of that Transfer Certificate, Assignment Agreement, Increase Confirmation or Default Increase Confirmation.

26.8	Accession of Hedge Counterparties

(a)
The Company must ensure that any MLAB with whom it enters into a Hedging Document agrees to be bound by this Agreement as Hedge Counterparty by executing and delivering to the Agent an Accession Deed and an accession deed to the Mezzanine Purchase Option Letter.

(b)
The Agent, the Security Agent and the Secondary Security Agent shall only be obliged to execute an Accession Deed and an accession deed to the Mezzanine Purchase Option Letter once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to such Hedge Counterparty.

(c)	A Hedge Counterparty may not assign or transfer:

(i)	any Hedging Debt owed to it; or

(ii)	any of its rights and obligations under any Finance Document, to any person, unless:

(A)	the assignment or transfer is in accordance with the terms of the Finance Documents; and

(B)	that person agrees to be bound by this Agreement as a Hedge Counterparty by executing and delivering to the Agent an Accession Deed.

26.9	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

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27.1	Prohibition on Debt Purchase Transactions by the Group
The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction".

27.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate or a Restricted Transferee:

(i)	beneficially owns a Commitment; or

(ii)
has entered into a sub‑participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

I.	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

II.	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Sponsor Affiliate, Restricted Transferee or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate or Restricted Transferee it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate or Restricted Transferee (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate or Restricted Transferee, such notification to be substantially in the form set out in Part 2 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

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(d)	Each Sponsor Affiliate or Restricted Transferee that is a Lender agrees that:

(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)
in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

27.3	Sponsor Affiliates' notification to other Lenders of Debt Purchase Transactions
Any Sponsor Affiliate or Restricted Transferee which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors
No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries that is a member of the Target Group becomes a Borrower of the Revolving Facility. That Subsidiary shall become a Borrower if:

(i)
it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or, if required pursuant to the Agreed Security Principles, becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)
the Agent has received all of the documents and other evidence listed in Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

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(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

28.3	Resignation of a Borrower

(a)
In this Clause 29.3, Clause 29.5 (Resignation of a Guarantor) and Clause 29.7 (Resignation and release of security on disposal), Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.16 (Disposals) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case).

(b)
If a Borrower is the subject of a Third Party Disposal, the Company may request that such Borrower (other than the Parent or the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)
where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)	the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).

(d)
Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)
The Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

28.4	Additional Guarantors

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(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.10 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)
Subject to Clause 23.35 (Guarantors) and Clause 23.38 (Conditions subsequent), the Company shall, subject to the Agreed Security Principles, procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and, subject to the Agreed Security Principles, grant Security as the Agent may require.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)
the Agent has received all of the documents and other evidence listed in Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 6 of Schedule 2 (Conditions Precedent and Conditions Subsequent).

(e)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(f)
The Company need only perform its obligations under paragraph (b) or (c) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal, civil or criminal liability for that person's directors, officers or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal, civil or criminal liability for its directors, officers or other management and, if at any time the unlawfulness or personal liability ceases to apply with respect to any such person, the Company must comply with its obligations in respect of that person at that time. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

28.5	Resignation of a Guarantor

(a)
The Company may request that a Guarantor (other than the Parent or any of its Subsidiaries which is or becomes a Guarantor on or prior to the Closing Date) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 29.3 (Resignation of a Borrower)) and the Company has confirmed this is the case; or

(ii)	all the Lenders have consented to the resignation of that Guarantor.

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(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Borrower); and

(iv)	the Company has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow).

(c)
The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.6	Repetition of representations
Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (e) of Clause 20.35 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.7	Resignation and release of security on disposal
If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)
where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b)	any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

29.	ROLE OF THE AGENT, THE MLABS AND OTHERS

29.1	Appointment of the Agent

(a)	Each of the MLABs and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the MLABs and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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29.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender or Hedge Counterparty (without first obtaining that Lender's or Hedge Counterparty's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

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(c)
Without prejudice to Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Default Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the MLABs or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the MLABs
Except as specifically provided in the Finance Documents, the MLABs has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the MLABs as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the MLABs shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Group
The Agent, the Security Agent and the MLABs may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

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(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

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(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the MLABs is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

(k)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation
None of the Agent or the MLABs is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the MLABs, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

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The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), of the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct:

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third party rights).

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations

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or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the MLABs to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the MLABs that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the MLABs.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

(f)
Notwithstanding any term or provision of any Finance Document to the contrary, the Agent shall not be responsible or have any liability to any Party or anyone else under any circumstances for special, punitive, indirect or consequential losses or damages of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, unless directly caused by its wilful default or fraud. The provisions of this Clause shall survive the termination or expiry of this Agreement and the resignation of the Agent.

29.11	Lenders' indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 40.11 (Disruption to Payment Systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (including acting or relying on any notice or request) (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

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(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

29.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in Singapore).

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and Clause 29 (Changes to the Obligors) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Agent must resign in accordance with paragraph (b) above (and, to the extent applicable, must use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

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(i)
the Agent fails to respond to a request under Clause 14.7 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 14.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

29.13	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent replace the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) by appointing a successor Agent (acting through an office in Singapore or Hong Kong).

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.14	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the MLABs is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

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29.15	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 42.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 42.2 (Addresses) and paragraph (a)(ii) of Clause 42.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.16	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the MLABs that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the

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Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.17	Base Reference Banks and Alternative Reference Banks
If a Base Reference Bank or Alternative Reference Bank (or, if a Base Reference Bank or Alternative Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank or Alternative Reference Bank.

29.18	Agent's management time

(a)
Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 30.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

(b)
Any cost of utilising the Agent's management time or other resources shall include, without limitation, any such costs in connection with Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

29.19	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.20	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the MLABs and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the MLABs or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.	ENFORCEMENT OF TRANSACTION SECURITY

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30.1	Enforcement instructions

(a)
The Security Agent may refrain from enforcing the Transaction Security or instructing the Secondary Security Agent to enforce any Transaction Security held by the Secondary Security Agent unless instructed otherwise by the Majority Lenders.

(b)	The Secondary Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Security Agent.

(c)
Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent (i) to enforce or refrain from enforcing the Transaction Security as they see fit and/or (ii) instruct the Secondary Security Agent to enforce or refrain from enforcing any Transaction Security held by the Secondary Security Agent.

(d)	The Security Agent and the Secondary Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 31.1 (Enforcement instructions).

30.2	Manner of enforcement

(a)
If the Transaction Security is being enforced pursuant to Clause 31.1 (Enforcement instructions), the Security Agent shall enforce the Transaction Security (or instruct the Secondary Security Agent to enforce any Transaction Security held by the Secondary Security Agent) in such manner (including, without limitation, the selection of any administrator of any Obligor to be appointed by the Security Agent or Secondary Security Agent) as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent sees fit.

(b)
If the Transaction Security is being enforced pursuant to Clause 31.1 (Enforcement instructions), the Secondary Security Agent shall enforce the Transaction Security held by the Secondary Security Agent in such manner (including, without limitation, the selection of any administrator of any Obligor to be appointed by the Secondary Security Agent) as the Security Agent shall instruct or, in the absence of any such instructions, as the Secondary Security Agent sees fit.

30.3	Waiver of rights
To the extent permitted under applicable law and subject to Clause 31.1 (Enforcement instructions), Clause 31.2 (Manner of enforcement) and Clause 32 (Application of Proceeds), each of the Secured Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

31.	APPLICATION OF PROCEEDS

31.1	Order of application
Subject to Clause 32.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent or the Secondary Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for

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the purposes of this Clause 32, the Recoveries) shall be held by the Security Agent or Secondary Security Agent (as applicable) on trust to apply them at any time as the Security Agent or Secondary Security Agent (as applicable) (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 32), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent, the Secondary Security Agent any Receiver or any Delegate;

(b)
in payment of all costs and expenses incurred by the Agent, the Security Agent, the Secondary Security Agent or any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent or Secondary Security Agent (as applicable) under Clause 35.5 (Creditors' actions);

(c)	in payment to:

(i)	the Agent on its own behalf and on behalf of the Lenders and the MLABs; and

(ii)	the Hedge Counterparties,
for application towards the discharge of:

(A)	(d) the Loan Debt; and

I.	the Hedging Debt (on a pro rata basis between the Hedging Debt of each Hedge Counterparty), on a pro rata basis between paragraph (A) above and paragraph (B) below;

(B)
if no Obligor is under any further actual or contingent liability under any Finance Document or Hedging Agreement, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(C)	the balance, if any, in payment to the relevant Obligor.

31.2	Prospective liabilities
Following a Distress Event, the Security Agent or Secondary Security Agent (as applicable) may, in its discretion, hold any amount of the Recoveries (as defined in Clause 32 (Application of Proceeds) above) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Secondary Security Agent (as applicable) with such financial institution (including itself) and for so long as the Security Agent or Secondary Security Agent (as applicable) shall think fit (the interest being credited to the relevant account) for later application under Clause 32 (Application of Proceeds) in respect of:

(a)	any sum to any Security Agent, Secondary Security Agent, any Receiver or any Delegate; and

(b)	any part of the Debt,
that the Security Agent or Secondary Security Agent (as applicable) reasonably considers, in each case, might become due or owing at any time in the future.

31.3	Investment of proceeds

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Prior to the application of the proceeds of the Charged Property in accordance with Clause 32 (Application of Proceeds), the Security Agent or Secondary Security Agent (as applicable) may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Secondary Security Agent (as applicable) with such financial institution (including itself) and for so long as the Security Agent or Secondary Security Agent (as applicable) shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's or Secondary Security Agent (as applicable) discretion in accordance with the provisions of this Clause 32.3.

31.4	Currency Conversion

(a)
For the purpose of, or pending the discharge of, any of the Secured Obligations, the Security Agent or Secondary Security Agent (as applicable) may convert any moneys received or recovered by the Security Agent or Secondary Security Agent (as applicable) from one currency to another, at the Security Agent's Spot Rate of Exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

(c)
For the purposes of this Clause 32.4, Security Agent's Spot Rate of Exchange means in respect of the conversion of one currency (the First Currency) into another currency (the Second Currency) the Security Agent's or Secondary Security Agent (as applicable) spot rate of exchange for the purchase of the Second Currency with the First Currency in the Singapore foreign exchange market at or about 11.00 a.m. (Singapore time) on a particular day.

31.5	Permitted Deductions
The Security Agent or Secondary Security Agent (as applicable) shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent or Secondary Security Agent (as applicable) under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

31.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent or Secondary Security Agent (as applicable):

(i)	may be made to the Agent on behalf of the Finance Parties;

(ii)	shall be made directly to the Hedge Counterparties,
and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent or Secondary Security Agent (as applicable).

(b)
The Security Agent and Secondary Security Agent (as applicable) are under no obligation to make the payments to the Agent or the Hedge Counterparties under paragraph (a) of this Clause 32.6 in the same currency as that in which the Debt owing to the relevant Finance Party or Hedge Counterparty are denominated.

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31.7	Calculation of Amounts
For the purpose of calculating any person's share of any sum payable to or by it, the Security Agent and Secondary Security Agent (as applicable) shall be entitled to:

(a)
notionally convert the Debt owed to any person into a common base currency (decided in its discretion by the Security Agent or Secondary Security Agent (as applicable)), that notional conversion to be made at the spot rate at which the Security Agent or Secondary Security Agent (as applicable) is able to purchase the notional base currency with the actual currency of the Debt owed to that person at the time at which that calculation is to be made; and

(b)
assume that all moneys received or recovered as a result of the enforcement or realisation of the Charged Property are applied in discharge of the Liabilities in accordance with the terms of the Finance Documents under which those Liabilities have arisen.

32.	THE SECURITY AGENT

32.1	Security Agent as trustee and security agent

(a)
Unless expressly provided to the contrary in any Finance Document and subject to paragraphs (b) to (f) below, the Security Agent declares that it shall hold the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

(b)
The Security Agent does not hold any Transaction Security governed by Dutch law and South African law on trust for the Secured Parties (and shall hold that Transaction Security in accordance with Clause 33.2 (Security Agent as holder of security) below).

(c)
Each Secured Party (other than the Security Agent) appoints the Security Agent to act as its security agent and trustee under and in connection with the Finance Documents (other than the Mauritius Floating Charge).

(d)
Unless expressly provided to the contrary in any Finance Document, the Secondary Security Agent declares that it shall hold the Charged Property the subject of the Mauritius Floating Charge on trust for the Secured Parties on the terms contained in this Agreement.

(e)	Each Secured Party (other than the Secondary Security Agent) appoints the Secondary Security Agent to act as its security agent and trustee under and in connection with the Mauritius Floating Charge.

(f)
Each of the parties to this Agreement agrees that the Security Agent and Secondary Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent or Secondary Security Agent (as applicable) is expressed to be a party (and no others shall be implied).

32.2	Security Agent as holder of security

(a)	In this Clause 33.2 (Security Agent as holder of security):
Secured Party Claim means any amount which an Obligor owes to a Secured Party under or in connection with the Finance Documents; and
Security Agent Claim has the meaning given to it in paragraph (b) below.

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(b)
Each Obligor must pay the Security Agent, as an independent and separate creditor and not as representative of the other Secured Parties, an amount equal to each Secured Party Claim on its due date (each a Security Agent Claim).

(c)	Each Security Agent Claim is created on the understanding that the Security Agent must:

(i)	share the proceeds of each Security Agent Claim with the other Secured Parties; and

(ii)	pay those proceeds to the Finance Parties,
in accordance with Clause 32 (Application of Proceeds).

(d)
The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(e)
Each Secured Party shall, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent.

(f)
Unless the Security Agent fails to enforce a Security Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Security Agent.

(g)
Each Obligor irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings as co-claimant with the Security Agent in respect of any Security Agent Claim.

(h)	(i) Discharge by an Obligor of a Secured Party Claim will discharge the corresponding Security Agent Claim in the same amount.

(i)	Discharge by an Obligor of a Security Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(j)	The aggregate amount of the Security Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(k)	(l) A defect affecting a Security Agent Claim against an Obligor will not affect any Secured Party Claim.

(i)	A defect affecting a Secured Party Claim against an Obligor will not affect any Security Agent Claim.

(m)
If the Security Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Security Agent.

32.3	No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security

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Documents (other than this Agreement) except through the Security Agent or Secondary Security Agent (as applicable).

32.4	Instructions to Security Agent and exercise of discretion

(a)
Subject to paragraph (d) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled:

(i)	to assume that:

(A)	any instructions received by it from the Agent, the Lenders or a group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received actual notice of revocation, those instructions or directions have not been revoked; and

(ii)	to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(b)
The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)
Save as provided in Clause 31 (Enforcement of Transaction Security), any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)
in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 33.6 (Security Agent's and Secondary Security Agent’s discretions) to Clause 33.21 (Disapplication);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 32 (Application of Proceeds);

(B)	Clause 32.2 (Prospective liabilities); and

(C)	Clause 32.5 (Permitted Deductions).

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(e)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above, the Security Agent shall do so having regard to (in its opinion) the interests of all the Secured Parties.

(f)
The Secondary Security Agent shall act in accordance with any instructions given to it by the Security Agent or, if so instructed by the Security Agent, refrain from exercising any right, power, authority or discretion vested in it as Secondary Security Agent and shall be entitled:

(i)	to assume that:

(A)	any instructions received by it from the Security Agent are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received actual notice of revocation, those instructions or directions have not been revoked; and

(ii)
to carry out all dealings with the Lenders and the Agent through the Security Agent and may give to the Security Agent any notice or other communication required to be given by the Secondary Security Agent to the Lenders.

(g)
The Secondary Security Agent shall be entitled to request instructions, or clarification of any direction, from the Security Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Secondary Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(h)
Save as provided in Clause 31 (Enforcement of Transaction Security), any instructions given to the Secondary Security Agent by the Security Agent shall override any conflicting instructions given by any other Parties.

32.5	Security Agent's and Secondary Security Agent’s Actions
Without prejudice to the provisions of Clause 31 (Enforcement of Transaction Security) or Clause 33.4 (Instructions to Security Agent and exercise of discretion), the Security Agent and Secondary Security Agent (as applicable) may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate. For the avoidance of doubt, the Security Agent is not liable or responsible in any manner whatsoever for the actions or obligations of the Secondary Security Agent.

32.6	Security Agent's and Secondary Security Agent’s discretions
The Security Agent and Secondary Security Agent may:

(a)
assume (unless it has received actual notice to the contrary from a Hedge Counterparty or from the Agent (or, in the case of the Secondary Security Agent, the Security Agent)) that (i) no Default has occurred and no Obligor or Security Provider is in breach of or default under its

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obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)
if it receives any instructions or directions under Clause 31 (Enforcement of Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)
engage at the cost of the Company and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or Secondary Security Agent (as applicable) or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, an Obligor or a Security Provider, upon a certificate signed by or on behalf of that person; and

(e)
refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting; and

(f)
Notwithstanding any provision of any Finance Document to the contrary, neither the Security Agent nor the Secondary Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.7	Security Agent's obligations

(a)	The Security Agent shall promptly:

(i)
copy to (i) the Agent, (ii) each Hedge Counterparty and (iii) to the extent related to the Mauritius Floating Charge, the Secondary Security Agent the contents of any notice or document received by it from any Obligor or Security Provider or the Secondary Security Agent under any Finance Document;

(ii)
forward to a Party a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(iii)
inform (i) the Agent, (ii) each Hedge Counterparty and (iii) the Secondary Security Agent of the occurrence of any Default or any default by an Obligor or Security Provider in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

(b)	The Secondary Security Agent shall promptly:

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(i)	copy to the Security Agent the contents of any notice or document received by it from any Obligor or Security Provider under the Mauritius Floating Charge;

(ii)
forward to the Security Agent a copy of any document which is delivered to the Secondary Security Agent for a Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Secondary Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to the Security Agent; and

(iii)
inform the Security Agent of the occurrence of any Default or any default by an Obligor or Security Provider in the due performance of or compliance with its obligations under the Mauritius Floating Charge of which the Security Agent has received notice from any other party to this Agreement.

32.8	Excluded obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, neither the Security Agent nor the Secondary Security Agent shall not:

(a)
be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor or a Security Provider of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with, any Obligor or Security Provider.

32.9	Exclusion of liability
None of the Security Agent, the Secondary Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Charged Property or otherwise,

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whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)
the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Charged Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Charged Property.

32.10	No proceedings
No Party (other than the Security Agent, the Secondary Security Agent, a Receiver or a Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, the Secondary Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, the Secondary Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Charged Property and any officer, employee or agent of the Security Agent, the Secondary Security Agent, Receiver or a Delegate may rely on this Clause 33.10 subject to Clause 1.4 (Third party rights) .

32.11	Own responsibility
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent and the Secondary Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and each Security Provider;

(b)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Charged Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Charged Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Security Agent or the Secondary Security Agent (as applicable) or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property,

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and each Secured Party warrants to the Security Agent and the Secondary Security Agent that it has not relied on and will not at any time rely on the Security Agent or Secondary Security Agent in respect of any of these matters.

32.12	No responsibility to perfect Transaction Security
Neither the Security Agent nor the Secondary Security Agent shall be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor or Security Provider to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)
take, or to require any of the Obligors and Security Providers to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

32.13	Insurance by Security Agent and Secondary Security Agent

(a)
Neither the Security Agent nor the Secondary Security Agent shall be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. Neither the Security Agent nor the Secondary Security Agent shall be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)
Where the Security Agent or Secondary Security Agent is named on any insurance policy as an insured party or loss payee, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent or Secondary Security Agent (as applicable) shall have failed to do so within 14 days after receipt of that request.

32.14	Custodians and nominees
The Security Agent and Secondary Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent or Secondary Security Agent (as applicable) may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and neither the Security Agent nor the or Secondary Security Agent (as applicable) shall be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

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32.15	Acceptance of title
The Security Agent and Secondary Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors and Security Providers may have to any of the Charged Property and shall not be liable for or bound to require any Obligor or Security Provider to remedy any defect in its right or title.

32.16	Refrain from illegality
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent and Secondary Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

32.17	Business with the Obligors and Security Providers
The Security Agent and Secondary Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors and Security Providers.

32.18	Winding up of trust
If the Security Agent, with the approval of the Agent and each Hedge Counterparty, determines that (i) all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(a)
the trusts set out in this Agreement shall be wound up and the Security Agent and Secondary Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent and Secondary Security Agent under each of the Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

32.19	Powers supplemental
The rights, powers and discretions conferred upon the Security Agent and Secondary Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 (United Kingdom) and the Trustee Act 2000 (United Kingdom) and in addition to any which may be vested in the Security Agent and Secondary Security Agent by general law or otherwise.

32.20	Trustee division separate

(a)
In acting as trustee for the Secured Parties, the Security Agent and Secondary Security Agent shall each be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent or Secondary Security Agent (as applicable), it may be treated as confidential to that division or department

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and the Security Agent or Secondary Security Agent (as applicable) shall not be deemed to have notice of it.

32.21	Disapplication
Section 1 of the Trustee Act 2000 (United Kingdom) shall not apply to the duties of the Security Agent or the Secondary Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 (United Kingdom) or the Trustee Act 2000 (United Kingdom) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (United Kingdom), the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

32.22	Approval
Each Finance Party:

(a)	confirms its approval of each Transaction Security Document; and

(b)
unless provided to the contrary in any Finance Document, authorises and directs the Security Agent and Secondary Security Agent (in each case by itself or by such person(s) as it may nominate) to enter into and enforce the Transaction Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Secured Parties) on its behalf.

32.23	Conflict with Security Documents
If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent or Secondary Security Agent, this Agreement will prevail.

32.24	Release of security

(a)	If a disposal of any asset subject to any Transaction Security is made in the following circumstances:

(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any Default;

(iii)	the disposal is being made at the request of the Security Agent or Secondary Security Agent in circumstances where any Security created by the Transaction Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Transaction Security Document, the Security Agent and Secondary Security Agent (as applicable) are each irrevocably authorised to release the asset(s) being disposed of (including, where the shares in an Obligor are being disposed of, the assets of that Obligor) from the Transaction Security. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

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(b)
In relation to a disposal under paragraphs (a)(iii) or (iv) above, where such disposal relates to the shares in an Obligor, the Security Agent and Secondary Security Agent (as applicable) is irrevocably authorised, on behalf of the Lenders and the Hedge Counterparties, to release that Obligor from all or any part of the Debt owed by it.

(c)	Any release under this Clause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.

(d)
If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligors and Security Providers under the Finance Documents will continue in full force and effect.

(e)
If the Security Agent or Secondary Security Agent is satisfied that a release is allowed under this Clause, (at the request and expense of the relevant Obligor or Security Provider) each Secured Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each Secured Party irrevocably authorises the Security Agent and the Secondary Security Agent (as applicable) to enter into any such document. Any release will not affect the obligations of the Obligors and Security Providers under the Finance Documents.

32.25	Priority of Security

(a)	Subject to the terms of this Agreement, the Hedging Debt ranks pari passu with the Loan Debt.

(b)	The ranking in paragraph (a) above applies regardless of:

(i)	the order of registration, notice or execution of any document;

(ii)	when any Debt is incurred;

(iii)	whether or when any Secured Party is obliged to advance any Debt; or

(iv)	any fluctuation in the outstanding amount of, or any intermediate discharge of, any Debt.

32.26	Certificate of non-crystallisation
The Security Agent and Secondary Security Agent may, at the cost and request of the Company, issue certificates of non-crystallisation.

33.	CHANGE OF SECURITY AGENT AND DELEGATION

33.1	Resignation of the Security Agent

(a)	Each of the Security Agent and Secondary Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Agent.

(b)
Alternatively the Security Agent and Secondary Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders (after consultation with the Company) may appoint a successor Security Agent or Secondary Security Agent (as applicable).

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(c)
If the Majority Lenders have not appointed a successor Security Agent or Secondary Security Agent (as applicable) in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent or Secondary Security Agent (as applicable).

(d)
The retiring Security Agent or Secondary Security Agent (as applicable) (each a Retiring Security Agent) shall, at its own cost, make available to the successor Security Agent or Secondary Security Agent (as applicable) such documents and records and provide such assistance as the successor Security Agent or Secondary Security Agent (as applicable)may reasonably request for the purposes of performing its functions as Security Agent or Secondary Security Agent (as applicable)under the Finance Documents.

(e)
The Security Agent's or Secondary Security Agent’s (as applicable) resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Charged Property to that successor.

(f)
Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 33.18 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent or Secondary Security Agent (as applicable), remain entitled to the benefit of Clauses 33 (The Security Agent) and 16.4 (Indemnity to the Security Agent and the Secondary Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent or Secondary Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent or Secondary Security Agent (as applicable)shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

33.2	Delegation

(a)
Each of the Security Agent, the Secondary Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, the Secondary Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

33.3	Additional Security Agents

(a)
The Security Agent and Secondary Security Agent may each at any time appoint (and subsequently remove) any person to act as a separate trustee or separate security agent or as a co-trustee or co-security agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent or Secondary Security Agent (as applicable)

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deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

(b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent or Secondary Security Agent (as applicable) by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent or Secondary Security Agent (as applicable) may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent or Secondary Security Agent (as applicable) for the account of the Company.

34.	EFFECT OF INSOLVENCY EVENT

34.1	Payment of distributions

(a)
After the occurrence of an Insolvency Event in relation to any Obligor, any Party entitled to receive a distribution out of the assets of that Obligor in respect of the Debt owed to that Party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Obligor to pay that distribution to the Security Agent until the Debt owing to the Secured Parties have been paid in full.

(b)	The Security Agent shall apply distributions paid to it under paragraph (a) above in accordance with Clause 32 (Application of Proceeds).

34.2	Set-Off

(a)
Subject to paragraph (b) below, to the extent that any Obligor's Debt is discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to that Obligor, any Lender or Hedge Counterparty which benefited from that set-off shall pay an amount equal to the amount of the Debt owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 32 (Application of Proceeds).

(b)	Paragraph (a) above shall not apply to:

(i)	any Close-Out Netting by a Hedge Counterparty;

(ii)	any Payment Netting by a Hedge Counterparty; and

(iii)	any Inter-Hedging Agreement Netting by a Hedge Counterparty.

34.3	Non-cash distributions
If the Security Agent, Secondary Security Agent or any other Secured Party receives a distribution in a form other than in cash in respect of any of the Debt, the Debt will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Debt.

34.4	Filing of claims

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After the occurrence of an Insolvency Event in relation to any Obligor, each Lender and Hedge Counterparty irrevocably authorises the Security Agent and the Secondary Security Agent (as applicable) (acting in accordance with Clause 35.6 (Security Agent instructions)), on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that Obligor;

(b)	demand, sue, prove and give receipt for any or all of that Obligor's Debt;

(c)	collect and receive all distributions on, or on account of, any or all of that Obligor's Debt; and

(d)	file claims, take proceedings and do all other things the Security Agent or Secondary Security Agent (as applicable) considers reasonably necessary to recover that Obligor's Debt.

34.5	Creditors' actions
Each Lender and Hedge Counterparty will:

(a)	do all things that the Security Agent or Secondary Security Agent (each acting in accordance with Clause 35.6 (Security Agent instructions)) requests in order to give effect to this Clause 35; and

(b)
if the Security Agent or Secondary Security Agent is not entitled to take any of the actions contemplated by this Clause 35 or if the Security Agent or Secondary Security Agent (each acting in accordance with Clause 35.6 (Security Agent instructions)) requests that a Lender or Hedge Counterparty take that action, undertake that action itself in accordance with the instructions of the Security Agent or Secondary Security Agent (each acting in accordance with Clause 35.6 (Security Agent instructions)) or grant a power of attorney to the Security Agent or Secondary Security Agent (on such terms as the Security Agent or Secondary Security Agent (each acting in accordance with Clause 35.6 (Security Agent instructions)) may reasonably require) to enable the Security Agent or Secondary Security Agent (as applicable) to take such action.

34.6	Security Agent instructions

(a)	For the purposes of Clause 35.4 (Filing of claims) and Clause 35.5 (Creditors' actions) the Security Agent shall act:

(i)	on the instructions of the Majority Lenders; or

(ii)	in the absence of any such instructions, as the Security Agent sees fit.

(b)	For the purposes of Clause 35.4 (Filing of claims) and Clause 35.5 (Creditors' actions) the Secondary Security Agent shall act on the instructions of the Security Agent.

35.	TURNOVER OF RECEIPTS

35.1	Turnover by the Lenders and Hedge Counterparties
Subject to Clause 36.2 (Exclusions) and to Clause 36.3 (Permitted assurance and receipts), if at any time prior to the date on which the Agent is satisfied that no Obligor is or may become under any actual

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or contingent liability under any Finance Document or Hedging Agreement, any Lender or Hedge Counterparty receives or recovers:

(a)	any Payment or distribution of, or on account of or in relation to, any of the Debt which is not made in accordance with Clause 32 (Application of Proceeds);

(b)	other than where Clause 41 (Set-Off) applies, any amount by way of set-off in respect of any of the Debt owed to it;

(c)	notwithstanding paragraphs (a) and (b) above, and other than where Clause 41 (Set-Off) applies, any amount:

(i)	on account of, or in relation to, any of the Debt:

(A)	after the occurrence of a Distress Event; or

(B)	as a result of any other litigation or proceedings against an Obligor (other than after the occurrence of an Insolvency Event in respect of that Obligor); or

(ii)	by way of set-off in respect of any of the Debt owed to it after the occurrence of a Distress Event, other than, in each case, any amount received or recovered in accordance with Clause 32 (Application of Proceeds);

(d)	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 32 (Application of Proceeds); or

(e)
other than where Clause 41 (Set-Off) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Debt owed by any Obligor which is not in accordance with Clause 32 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that Obligor, that Lender or Hedge Counterparty will:

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)
hold an amount of that receipt or recovery equal to the Relevant Debt (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Debt to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)
in relation to receipts and recoveries received or recovered by way of set-off, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

35.2	Exclusions

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This Clause 36 shall not apply to any receipt or recovery by way of:

(a)	Close-Out Netting by a Hedge Counterparty;

(b)	Payment Netting by a Hedge Counterparty; or

(c)	Inter-Hedging Agreement Netting by a Hedge Counterparty.

35.3	Permitted assurance and receipts
Nothing in this Agreement shall restrict the ability of any Lender or Hedge Counterparty to:

(a)
arrange with any person which is not a member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, an Obligor (including assurance by way of credit based derivative or sub-participation); or

(b)	make any assignment or transfer permitted by Clause 27 (Changes to the Lenders), which is not in breach of this Agreement, and that Lender or Hedge Counterparty shall not be obliged to account to any other Party for any sum received by it as a result of that action.

35.4	Sums received by Obligors
If any of the Obligors receives or recovers any sum which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will:

(a)
hold an amount of that receipt or recovery equal to the Relevant Debt (or if less, the amount received or recovered) on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(b)	promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Debt to the Security Agent for application in accordance with the terms of this Agreement.

35.5	Saving provision
If, for any reason, any of the trusts expressed to be created in this Clause 36 should fail or be unenforceable, the affected Lender, Hedge Counterparty or Obligor will promptly pay an amount equal to that receipt or recovery to the Security Agent to be held on trust by the Security Agent for application in accordance with the terms of this Agreement.

35.6	Definitions
For the purposes of this Clause 36:
Relevant Debt means:

(a)	in the case of a Lender or Hedge Counterparty:

(i)	the Debt owed to the MLABs ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Lender or Hedge Counterparty;

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(ii)	the Debt owed to the Lenders and Hedge Counterparties ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Lender or Hedge Counterparty;

(iii)	all Debt owed to the Agent; and

(iv)	all Debt owed to the Security Agent; and

(b)	in the case of an Obligor, all of the Debt.

36.	INFORMATION

36.1	Information

(a)
Each Finance Party and each Obligor must supply the Security Agent and the Secondary Securirty Agent with any information that the Security Agent or Secondary Security Agent (as applicable) may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

(b)	Each Lender shall deal with the Security Agent exclusively through the Agent and the Hedge Counterparties shall deal directly with the Security Agent and shall not deal through the Agent.

(c)
Each Lender shall deal with the Secondary Security Agent exclusively through the Security Agent and the Hedge Counterparties shall deal with the Secondary Security Agent exclusively through the Security Agent.

(d)	The Agent shall not be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as expressly provided for in, and for the purposes of, this Agreement.

36.2	Notification of prescribed events

(a)
If an Event of Default either occurs or ceases to be continuing the Agent shall, upon becoming aware of that occurrence or cessation, notify each Hedge Counterparty, the Security Agent and the Secondary Security Agent.

(b)	If the Security Agent or Secondary Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security the Security Agent shall notify each Party of that action.

(c)
If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Party of that action.

(d)
If an Obligor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Agent and the Agent shall, upon receiving that notification, notify the Security Agent, each other Hedge Counterparty and the Secondary Security Agent.

(e)
If a Hedge Counterparty terminates or closes-out, in whole or in part, any hedging transaction under any Hedging Agreement, it shall notify the Agent and the Agent shall, upon receiving that notification, notify the Security Agent, each other Hedge Counterparty and the Secondary Security Agent.

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(f)
If a prepayment under Clause 8 (Mandatory Prepayment and Cancellation) is waived the Agent shall notify the Security Agent, the Secondary Security Agent and each Hedge Counterparty of the amount of the prepayment waived.

(g)
If any amount outstanding under any Facility is to be reduced (whether by way of repayment, prepayment, cancellation or otherwise) the Company shall notify each Hedge Counterparty of the date and amount of that proposed reduction.

37.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38.	SHARING AMONG THE FINANCE PARTIES

38.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 40 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 40 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 40.6 (Partial payments).

38.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 40.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

38.3	Recovering Finance Party's rights

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On a distribution by the Agent under Clause 39.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

38.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions

(a)
This Clause 39 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

39.	PAYMENT MECHANICS

39.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

39.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 40.3 (Distributions to an Obligor) and Clause 40.4 (Clawback and pre-funding) be made available

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by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

39.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 41 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

39.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 40.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraphs (a) or (b) of definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the

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Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
in each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 39.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 30.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 40.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

39.6	Partial payments

(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent or the Secondary Security Agent under those Finance Documents;

(ii)
secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents (including, without limitation, any periodic payments (not being payments as a result of termination or closing out) to each Hedge Counterparty under its Hedging Document);

(iii)
thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents (including, without limitation, any payment due to each Hedge Counterparty as a result of the termination or close-out of its Hedging Document); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

39.7	Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

39.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)
A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

39.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

39.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 46 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 40.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

40.	SET-OFF
After the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

41.	NOTICES

41.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail (email) (including scanned copies of executed documents and other attachments), fax or letter.

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41.2	Addresses
The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Security Agent or the Secondary Security Agent, that identified with its name below, or any substitute email address, address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice. The Agent will promptly send notification to the Security Agent and Secondary Security Agent all details received under paragraph (b) above.

41.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made;

(ii)	if by way of posting by any Party on a Deal Site, one Business Day after such posting;

(iii)	if by way of fax, when received in legible form; or

(iv)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, (in the case of paragraphs (iii) and (iv) above) if a particular department or officer is specified as part of its address details provided under Clause 42.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 42.3 will be deemed to have been made or delivered to each of the Obligors.

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(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

41.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address, or fax number of any Obligor pursuant to Clause 42.2 (Addresses) or changing its address or fax number, the Agent shall notify the other Parties.

41.5	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

41.6	Use of a Deal Site by the Agent

(a)	The Agent may elect that:

(i)	any Obligor may satisfy its obligations under this Agreement to deliver any information to the Agent;

(ii)	any Lender may satisfy its obligations under this Agreement to deliver any information to the Agent; and/or

(iii)	the Agent may satisfy its obligations under this Agreement to deliver any information to any Obligor or any Lender, by posting such information on an electronic website designated by the Agent for such purpose (the Deal Site) by notifying each such affected Obligor and Lender of its intention that such Deal Site be used for such purpose (whereupon each such Obligor or Lender or the Agent may so satisfy such obligations).

(b)	Any costs and expenses incurred by the Agent in relation to the Deal Site shall be for the account of the Company. If applicable, each Obligor consents to the use of its logo on the Deal Site.

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(c)
The Agent shall, at its discretion or upon request of the relevant Party, disclose the website (or other electronic) address of and any relevant password specifications for the Deal Site (Access Information) to one or more officers, directors, employees or other representatives (Representatives) of each Party that the Agent has elected to deliver information to or receive information from through the Deal Site.

(d)	Each Party using the Deal Site agrees to:

(i)	keep all Access Information confidential and not to disclose it to anyone, other than such of its Representatives as it has requested the Agent to provide Access Information to; and

(ii)	ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including (in the case of a Lender) under Clause 47 (Confidentiality).

(e)
If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Agent shall provide communications to the affected Parties by another means as contemplated by this Clause 42. A Party will notify the Agent promptly if it is (despite being in receipt of the relevant Access Information) unable to access or use the Deal Site or if it becomes aware that the Deal Site is or has been infected by an electronic virus or similar software.

(f)
Each of the Parties agrees that: (i) the Agent shall not be liable for any cost, loss or liability incurred by any Party as a result of its access or use of the Deal Site or its inability to access or use the Deal Site; and (ii) the Agent is under no obligation to monitor access to or the availability of the Deal Site.

(g)
The Agent may terminate a Deal Site at any time. If such termination occurs whilst amounts remain outstanding under the Facilities the Agent shall (unless such termination arises as a result of technical failure of the Deal Site (including as a result of infection by an electronic virus or similar software) or as a result of a concern as to the security and confidentiality of the Deal Site), if reasonably practicable, give not less than five Business Days' prior notice to each affected Party of such termination.

41.7	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

41.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

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(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42.	CALCULATIONS AND CERTIFICATES

42.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

42.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

43.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

45.	AMENDMENTS AND WAIVERS

45.1	Required consents

(a)
Subject to Clause 46.2 (All Lender matters) and Clause 46.3 (Other exceptions), any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 46.

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(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 30.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 46 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

45.2	All Lender matters

(a)	An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" and “Change of Control” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)
an increase in any Commitment or the Total Commitments, other than pursuant to Clause 2.2 (Increase) or Clause 2.3 (Default Increase) an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)
Clause 2.4 (Finance Parties' rights and obligations), Clause 8 (Mandatory Prepayment and Cancellation), Clause 9.10 (Application of prepayments), Clause 27 (Changes to the Lenders), Clause 32 (Application of Proceeds), this Clause 46, Clause 50 (Governing Law) or Clause 51.1 (Jurisdiction of English courts);

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity);

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

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(except in the case of paragraphs (B) and (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)
the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(xi)	any amendment to the order of priority or subordination under any Subordination Agreement, shall not be made, or given, without the prior consent of all the Lenders.

45.3	Other exceptions

(a)
An amendment or waiver which relates to the rights or obligations of the Agent, the MLABs the Security Agent, the Secondary Security Agent or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the MLABs, the Security Agent, the Secondary Security Agent or that Hedge Counterparty (as the case may be). For the avoidance of doubt, the consent of the Lenders shall not be required.

(b)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender, may be made in accordance with this Clause 46 but as if references in this Clause 46 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

45.4	Excluded Commitments
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made (unless the Company and the Agent agree to a longer time period in relation to any request):

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

45.5	Replacement of Lender

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(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender, then the Company may, on 15 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 46.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent, the Security Agent or the Secondary Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 20 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 46.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)
A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

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(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitments aggregate at least 75% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 75% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

45.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 46.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

45.7	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

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(ii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent, the Security Agent or the Secondary Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

46.	CONFIDENTIALITY

46.1	Confidential Information

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Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 47.2 (Disclosure of Confidential Information) and Clause 47.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its head office, branches, Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)    to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation except this paragraph (v) does not permit the disclosure of any information under section 275(1) and 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies);

(vi)
to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes (except this paragraph (vi) does not permit the disclosure of any information

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under section 275(1) and 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies);

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (a), (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	to any insurer or insurance broker of, or provider of direct or indirect credit protection to, any Finance Party or any affiliate of that Finance Party if such party to whom the Confidential

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Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(f)
in respect of any Finance Party subject to Singapore law, such Confidential Information as permitted under the Banking Act (Chapter 19) of Singapore. Nothing in this Clause 47 may be construed as constituting an agreement between any Obligor and any Finance Party that a higher degree of confidentiality applies to that Finance Party than that prescribed in section 47 and the Third Schedule of the Banking Act (Chapter 19) of Singapore. This paragraph (f) only applies to a Finance Party that is subject to Singapore law for the purposes of the Finance Documents.

(g)
The Parties must not disclose information of the kind mentioned in section 275(1) of the Australian PPSA, except in the circumstances required by sections 275(7)(b) to (e) of the Australian PPSA. Each Obligor must notify the Agent before authorising the disclosure of information under section 275(7)(c) of the Australian PPSA or requesting information under section 275(7)(d) of the Australian PPSA. Nothing in this paragraph prevents any disclosure by any Finance Party or Obligor that it believes is necessary to comply with its other obligations under the Australian PPSA.

46.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 50 (Governing Law);

(vi)	the names of the Agent and the MLABs;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

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(xv)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

46.4	Entire agreement
This Clause 47 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 47.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 47.

46.7	Continuing obligations
The obligations in this Clause 47 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

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(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

46.8	Supply of Lender details to Company
The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

46.9	Supply of Lender details at Company's direction

(a)	The Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(i)
other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)
Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

(c)
The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

46.10	Personal Data Protection Act

(a)
If an Obligor provides a Finance Party with personal data (as defined in the Personal Data Protection Act 2012 of Singapore) of any individual as required by, pursuant to, or in connection with the Finance Documents, the relevant Obligor represents and warrants to the Finance Party that it has (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for the collection, processing, use and disclosure of his/her personal data by the Finance Party, in each case, in

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accordance with or for the purposes of the Finance Documents and such other purposes as set out in the Finance Party’s privacy statement.

(b)
The relevant Obligor agrees and undertakes to notify (or procure to be notified to) the Finance Party promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by the Finance Party of any personal data provided by the relevant Obligor to the Finance Party.

(c)
Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

47.	CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (other than Standard Chartered Bank) acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

48.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

49.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

50.	ENFORCEMENT

50.1	Jurisdiction of English courts

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

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(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 51.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

50.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Aegis Outsourcing UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

50.3	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

50.4	Complete agreement
The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
THE ORIGINAL LENDERS

Name of Original Lender	Term Facility Commitment	Revolving Facility Commitment
	US$	US$
DBS BANK LTD.	46,666,667	5,000,000
ING BANK N.V., SINGAPORE BRANCH	46,666,666	5,000,000
STANDARD CHARTERED BANK	46,666,667	-
Total	140,000,000	10,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

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PART 1
CONDITIONS PRECEDENT (UTILISATION)

1.	Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of each Original Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)
If applicable a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(f)
A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(g)
A certificate of an authorised signatory of the Company or other relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(h)
A certificate of an authorised signatory of the Company confirming that the opening Adjusted Leverage (assuming the first Utilisation Date has occurred) is not greater than 4.00 times the EBITDA of the Target Group, as calculated for the 12 month period ending on 31 March 2017.

2.	Finance Documents

(a)	This Agreement executed by each party to it.

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(b)	The Fee Letters executed by each party to it.

(c)	The Hedging Letter executed by each party to it.

(d)	The following Transaction Security Documents executed by the Original Obligors as specified below opposite the relevant Transaction Security Document:

Name of Security Provider	Transaction Security Document
Parent	Share security agreement governed by Singapore law granting security over all the shares in the Company
Parent	Debenture governed by Singapore law granting fixed and floating charges over all the assets of the Parent
Company	Debenture governed by Singapore law granting fixed and floating charges over all the assets of the Company
Company	Assignment agreement governed by English law assigning the Company’s rights under the Acquisition Agreement
Company	Charge governed by Singapore law granting a fixed charge over the Debt Service Account, the Holding Account and the Mandatory Prepayment Account

(e)
A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Security Provider together with acknowledgements from the addressee if such acknowledgement is required by the terms of the relevant Transaction Security Document to be delivered on the Closing Date (it being understood and agreed that this paragraph (e) requires, amongst other things, a copy of each notice of assignment to each party to the Acquisition Agreement and an acknowledgement from that party).

(f)
All share certificates, transfers and stock transfer forms or equivalent required to be delivered under the Transaction Security Documents duly executed by the relevant party in accordance with the terms of the particular Transaction Security Document and other instruments and documents of title (if any) to be provided under the Transaction Security Documents.

3.	Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)
A legal opinion of Allen & Overy (Asia) Pte. Ltd., legal advisers to the Agent and the MLABs as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Allen & Overy LLP, legal advisers to the Agent and MLABs as to Singapore law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Acquisition Documents

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(a)	A copy of each of each Acquisition Document executed by the parties to those documents.

(b)	A certificate of the Company (signed by a director) certifying that:

(i)	no event has occurred that entitles the Company to claim that a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred under the Acquisition Agreement;

(ii)
the conditions (other than the payment of the purchase price) to the Acquisition have been satisfied (without being waived by the Company in any manner that would be adverse to the Lenders without the consent of the MLAB’s (including the condition that there is no Material Adverse Effect (as defined in the Acquisition Agreement));

(iii)
no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated since the date such Acquisition Document was originally entered into in a manner which is adverse to the interests of the Lenders, except with the consent of the MLAB’s; and

(iv)
the Company is not aware of any breach of any warranty or any claim under the Acquisition Agreement which would mean that a condition to the completion of any Acquisition was not satisfied and has disclosed details of any breach of any other warranty or any claim under the Acquisition Agreement of which it is aware.

5.	Financial and funds flow related Information

(a)	A copy of the Original Financial Statements.

(b)	The Funds Flow Statement in a form agreed by the Company and the Agent detailing the proposed movement of funds on or before the Closing Date.

(c)
Certified copies of MT103 statements evidencing that an equity contribution of at least US$112,100,000 has been made available to the Company by way of equity subscription from the Investors prior to the first Utilisation Date of the Term Facility and will be applied on the Closing Date towards the payment of the consideration for the Acquisition and Acquisition Costs payable on the Closing Date and/or in repayment or prepayment of the Identified Closing Indebtedness (as defined in the Acquisition Agreement) and Financial Indebtedness in the Target Group not permitted to remain in place under this Agreement (in each case in accordance with the Funds Flow Statement) and confirmation that none of the equity contribution or the proceeds of the Mezzanine Facility referred to at paragraph (d) below has been advanced by way of loans to the Parent or the Company.

(d)
Evidence that at least US$39,900,000 (the Mezzanine Proceeds), representing, in part, the proceeds of the Mezzanine Facility, is standing to the credit of an account held by the Mezzanine Borrower with DBS Bank Ltd. and a copy of an irrevocable payment instruction from the Mezzanine Borrower to DBS Bank Ltd instructing DBS Bank Ltd to pay the Mezzanine Proceeds to the Company to be utilised (concurrently with the equity proceeds referred to at paragraph (c) above and the proceeds of the Term Facility utilised on the Closing Date) towards the payment of the consideration for the Acquisition and Acquisition Costs payable on the Closing Date and/or in repayment or prepayment of the Identified Closing Indebtedness (as defined in the Acquisition Agreement) and Financial Indebtedness in the Target Group not permitted to remain in place under this Agreement (in each case in accordance with the Funds Flow Statement).

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(e)	A certificate of an authorised signatory of the Company (signed by a director) detailing the estimated Acquisition Costs.

(f)
A certificate of an authorised signatory of the Company (signed by a director) confirming that the opening cash balance of the Target Group is (or will be) not less than US$10,000,000 (or its equivalent in other currencies) on the Closing Date.

(g)
Evidence that the fees, costs and expenses due from the Company or any of its Subsidiaries pursuant to Clause 13 (Fees), Clause 14.5 (Stamp taxes) and Clause 18 (Costs and Expenses) have been paid or will be paid on or before the first Utilisation Date.

(h)
A payment instruction letter from the Company to DBS Bank Ltd which evidences, amongst other things, that a payment will be made on the Closing Date to Axis Bank Ltd in an amount required to release all existing Security over the Target Shares granted in favour of Axis Bank Ltd.

6.	Structure Information
The Group Structure Chart.

7.	Insurance
A list of the insurance policies of the Group.

8.	Reports

(a)	A copy of each Report.

(b)	Confirmation from the Company that no changes were made to the last version of any Report provided to the MLABs.

9.	Bank Accounts
A certificate from the Company to the Agent specifying the Debt Service Account, the Holding Account and the Mandatory Prepayment Account including details of each account name, account number and the name and address of the bank where each account is held.

10.	Existing Financial Indebtedness and Existing Security

(a)
Executed pay off letters (or other appropriate agreements or documents) evidencing that all of the Financial Indebtedness in the Target Group not permitted to remain in place under this Agreement (including the Identified Closing Indebtedness (as defined in the Acquisition Agreement)) has been or will be prepaid or repaid in full by no later than the applicable time specified in Clause 23.38 (Conditions subsequent), provided that no such pay off letters will be required to be delivered pursuant to this paragraph (a) in respect of:

(i)	the existing Financial Indebtedness incurred by Aegis BPO Malaysia Sdh BhD with Industrial and Commercial Bank of China (Malaysia) Berhad and Citibank Berhad; or

(ii)	the existing Financial Indebtedness incurred by Aegis Argentina S.A. with BBVA Banco Frances Argentina and Banco de Galicia y Buenos Aires S.A.

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(b)
Executed deeds of release confirming that all of the existing Security granted by the Target Group has been or will released by no later than the time specified in Clause 23.38 (Conditions subsequent) other than:

(a)     any Security permitted pursuant to paragraph (k) of the definition of Permitted Security; and
(b)    any Security permitted pursuant to paragraph (l) of the definition of Permitted Security, provided that no deeds of release relating to the Existing Malaysian Security (as defined in Clause 23.38 (Conditions subsequent)) shall be required to be delivered pursuant to this paragraph (b).

11.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 51.2 (Service of process) has accepted its appointment.

(b)	Completed Utilisation Requests for each utilisation to be made on the Closing Date.

(c)
If applicable, evidence that each Original Obligor has complied with any applicable financial assistance requirements, in each case, so as to permit it to enter into the transactions contemplated by the Finance Documents to which it is a party.

(d)	Completion by each Finance Party of all necessary "know your customer" or other similar checks under all applicable laws and regulations.

(e)	Evidence satisfactory to the Agent that Saudi Telecom Company has given its approval to the change of control of the Target.

(f)	A copy of a term sheet setting out the key terms of the Mezzanine Facility.

(g)	The Mezzanine Purchase Option Letter executed by the parties to it.

(h)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document, and which is in respect of or incidental to any of the conditions precedent listed in this Schedule and which is within the control of the Parent, the Company, an Investor or any of their respective advisors.

(i)	A letter of authorisation from the Parent and the Company to Allen & Overy LLP to file and register the Transaction Security Documents set out in paragraph 2(d) above in Singapore on their behalf.

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PART 2
CONDITIONS SUBSEQUENT (PHASE 1)

1.	Conditions Subsequent (Phase 1) Obligors

(a)	An Accession Deed (or deeds) signed by the Company and the Conditions Subsequent (Phase 1) Obligor.

(b)	A copy of the constitutional documents of the Conditions Subsequent (Phase 1) Obligor, being its:

(i)	certificate of incorporation and certificate of incorporation of change of name;

(ii)	constitution;

(iii)
its global business license together with a receipt in respect of payment of license fees payable to the Mauritius Financial Services Commission for the period ending 30 June 2018 and, if applicable, the business plan mentioned in the global business licence;

(iv)	register of directors; and

(v)	register of members.

(c)	A copy of a resolution of the board of directors of the Conditions Subsequent (Phase 1) Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)
A copy of the shareholders resolution of the Conditions Subsequent (Phase 1) Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Conditions Subsequent (Phase 1) Obligor is a party, and the granting of any financial assistance in connection therewith.

(f)
A certificate of the Company or the Conditions Subsequent (Phase 1) Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Conditions Subsequent (Phase 1) Obligor to be exceeded.

(g)
A certificate of an authorised signatory of the Company or the Conditions Subsequent (Phase 1) Obligor certifying that each copy document relating to it specified in this Part 2 of Schedule 2 is correct, complete

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and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(h)	A certificate of current standing issued by the Registrar of Companies in Mauritius in respect of the Target dated not earlier than 30 days prior to the Conditions Subsequent (Phase 1) Deadline.

2.	Finance Documents

(a)	The Transaction Security Documents set out in Part A of the table of Initial Transaction Security Documents in Part 5 of Schedule 2.

(b)
A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligor and (as the case may be) duly acknowledged by the addressee to the extent required to be acknowledged on the Conditions Subsequent (Phase 1) Deadline by the terms of the relevant Transaction Security Document.

(c)
All share or limited liability company interest certificates, transfers and stock transfer forms or equivalent, relating to the Transaction Security Documents set out in Part A of the table of Initial Transaction Security Documents in Part 5 of Schedule 2, duly executed by the relevant party in accordance with the terms of the particular Transaction Security Document in relation to the assets subject to or expressed to be subject to the Transaction Security and other instruments or documents of title or documents to be provided under the Transaction Security Documents.

3.	Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)
A legal opinion of Madun Gujadhur Chambers, legal advisers to the Agent and MLABs as to Mauritius law, substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 2 of Schedule 2.

(b)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to Singapore law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 2 of Schedule 2.

4.	Other documents and evidence

(a)	If available, the latest consolidated audited financial statements of the Conditions Subsequent (Phase 1) Obligor.

(b)
Evidence of appointment of the process agent referred to in Clause 51.2 (Service of process) by the Conditions Subsequent (Phase 1) Obligor and acceptance by that process agent and of the appointment of any other process agent and acceptance by that process agent as required in respect of any Transaction Security Document.

(c)
If applicable, evidence that each Conditions Subsequent (Phase 1) Obligor has complied with any applicable financial assistance requirements, in each case, so as to permit it to enter into the transactions contemplated by the Finance Documents to which it is a party.

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(d)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document, and which is in respect of or incidental to any of the conditions precedent listed in this Schedule and which is within the control of the Group, an Investor or any of their respective advisors.

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PART 3
CONDITIONS SUBSEQUENT (PHASE 2)

1.	Conditions Subsequent (Phase 2) Obligors

(a)	An Accession Deed (or deeds) signed by the Company and each Conditions Subsequent (Phase 2) Obligor.

(b)	A copy of the constitutional documents of each Conditions Subsequent (Phase 2) Obligor.

(c)	A copy of a resolution of the board of directors of each Conditions Subsequent (Phase 2) Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)
If applicable, a copy of the shareholders resolution of each Conditions Subsequent (Phase 2) Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Conditions Subsequent (Phase 2) Obligor is a party.

(f)
If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Conditions Subsequent (Phase 2) Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)	In respect of each Conditions Subsequent (Phase 2) Obligor incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a Charged Company), either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company

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that is a member of the Group, is certified by an authorised signatory of the Parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

(h)	In the case of each Conditions Subsequent (Phase 2) which is incorporated in South Africa under the South African Companies Act a copy of a resolution of the board of directors:

(i)
complying with the requirements of section 44(3)(b) and section 44(4) of the South African Companies Act in connection with any financial assistance to be granted by that Conditions Subsequent (Phase 2) Obligor pursuant to section 44(2) of the South African Companies Act under the Finance Documents to which it is a party;

(ii)
complying with the requirements of section 45(3)(b) and section 45(4) of the South African Companies Act in connection with any financial assistance to be granted by that Conditions Subsequent (Phase 2) Obligor pursuant to section 45(2) of the South African Companies Act under the Finance Documents to which it is a party; and

(iii)
complying with the requirements of section 46 of the South African Companies Act in connection with any "distribution" (as defined in the South African Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party.

(i)	In the case of each Conditions Subsequent (Phase 2) Obligor which is incorporated in South Africa under the South African Companies Act a copy of a special resolution of the shareholders:

(i)
approving, in accordance with section 44(3)(a)(ii) of the South African Companies Act, any financial assistance to be granted by that Conditions Subsequent (Phase 2) Obligor pursuant to section 44(2) of the South African Companies Act under the Finance Documents to which it is a party; and

(ii)
approving, in accordance with section 45(3)(a)(ii) of the South African Companies Act, any financial assistance to be granted by that Conditions Subsequent (Phase 2) Obligor pursuant to section 45(2) of the South African Companies Act under the Finance Documents to which it is a party.

(j)
A certificate of the Company or Conditions Subsequent (Phase 2) Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Conditions Subsequent (Phase 2) Obligor to be exceeded.

(k)
A certificate of an authorised signatory of the Company or Conditions Subsequent (Phase 2) Obligor certifying that each copy document relating to it specified in this Part 3 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	The Transaction Security Document set out in Part B of the table of Initial Transaction Security Documents in Part 5 of Schedule 2.

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(b)
A copy of all notices required to be sent under the Transaction Security Documents executed by the Conditions Subsequent (Phase 2) Obligor (as the case may be) duly acknowledged by the addressee to the extent required to be acknowledged on the Conditions Subsequent (Phase 2) Deadline by the terms of the relevant Transaction Security Document .

(c)
All share or limited liability company interest certificates, transfers and stock transfer forms or equivalent, relating to the Transaction Security Documents set out in Part B of the table of Initial Transaction Security Documents in Part 5 of Schedule 2, duly executed by the relevant party in accordance with the terms of the particular Transaction Security Document in relation to the assets subject to or expressed to be subject to the Transaction Security and other instruments or documents of title or documents to be provided under the Transaction Security Documents, including all original share certificates and signed blank share transfer forms for the shares in Aegis BPO Services Australia Holdings Pty Limited.

(d)	In relation to the Transaction Security Documents governed by the laws of Malaysia:

(i)	A copy of the register of members of Aegis BPO Malaysia Sdn Bhd as at the Closing Date;

(ii)
Original share certificates issued in the name of the Target and Aegis Netherlands II B.V. representing their respective ownership of the issued share capital in Aegis BPO Malaysia Sdn Bhd as at the Closing Date;

(iii)
Blank transfer forms duly executed by the Target and Aegis Netherlands II B.V. in relation to the issued share capital in Aegis BPO Malaysia Sdn Bhd owned by them respectively as at the Closing Date; and

(iv)
Evidence in form and substance satisfactory to the Agent and the MLABs that the constitutional documents of Aegis BPO Malaysia Sdn Bhd have been amended such that the directors of Aegis BPO Malaysia Sdn Bhd do not have the discretion to decline to register the transfer of shares in Aegis BPO Malaysia Sdn Bhd where such transfer is executed (whether as transferor or transferee) by any bank or financial institution to whom such shares shall have been charged or pledged by way of security, or by any nominee of such bank or financial institution.

(e)
All other documentation, and/or evidence of all other steps, required to perfect the Security created pursuant to the share security agreement governed by Malaysian law granting security over all the shares in Aegis BPO Malaysia Sdn Bhd held by the Target (99.99%) and Aegis Netherlands II B.V. (0.0067%) as advised by the legal advisers to the Agent and MLABs by its, being:

(i)
evidence that each of this Agreement and the share security agreement governed by Malaysian law granting security over all the shares in Aegis BPO Malaysia Sdn Bhd held by the Target (99.99%) and Aegis Netherlands II B.V. (0.0067%) has been duly stamped in accordance with the Stamp Act 1949 of Malaysia; and

(ii)
evidence that the share security agreement governed by Malaysian law granting security over all the shares in Aegis BPO Malaysia Sdn Bhd held by the Target (99.99%) and Aegis Netherlands II B.V. (0.0067%) has been presented at the High Court of Malaya for registration as instruments containing powers of attorney.

3.	Legal opinions

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The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to Australian law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

(b)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to Dutch law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

(c)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to English law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

(d)
A legal opinion of Adnan Sundra & Low, legal advisers to the Agent and MLABs as to Malaysian law, substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

(e)
A legal opinion of Madun Gujadhur Chambers, legal advisers to the Agent and MLABs as to Mauritius law, substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

(f)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to South African law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 3 of Schedule 2.

4.	Insurance
Copies of each insurance policy of the Group in place as at the Conditions Subsequent (Phase 2) Deadline.

5.	Other documents and evidence

(a)	If available, the latest consolidated audited financial statements of each Conditions Subsequent (Phase 2) Obligor.

(b)
Evidence of appointment of the process agent referred to in Clause 51.2 (Service of process) by each Conditions Subsequent (Phase 2) Obligor and acceptance by that process agent and of the appointment of any other process agent and acceptance by that process agent as required in respect of any Transaction Security Document.

(c)
If applicable, evidence that each Conditions Subsequent (Phase 2) Obligor has complied with any applicable financial assistance requirements, in each case, so as to permit it to enter into the transactions contemplated by the Finance Documents to which it is a party.

(d)
If the Conditions Subsequent (Phase 2) Obligor is incorporated or domiciled in South Africa, a copy of the application to, and approval of, the Financial Surveillance Department of the South African Reserve Bank in connection with the transactions contemplated by the Finance Documents.

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(e)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document, and which is in respect of or incidental to any of the conditions precedent listed in this Schedule and which is within the control of the Group, an Investor or any of their respective advisors.

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PART 4
CONDITIONS SUBSEQUENT (PHASE 3)

1.	Conditions Subsequent (Phase 3) Obligors and Conditions Subsequent (Phase 3) Security Provider

(a)	An Accession Deed (or deeds) signed by the Company and each Conditions Subsequent (Phase 3) Obligor.

(b)	A copy of the constitutional documents of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider.

(c)	A copy of a resolution of the board of directors of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	if required, authorising the Company to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)
If applicable, a copy of the shareholders resolution of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider is a party.

(f)
If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider approving the terms of the resolution referred to in paragraph (e) above.

(g)
A certificate of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Conditions Subsequent (Phase 3) Obligor to be exceeded.

(h)
A certificate of an authorised signatory of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider certifying that each copy document relating to it specified in this Part 4 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

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(i)
In respect of each Conditions Subsequent (Phase 3) Obligor incorporated in Australia, a certificate from that Conditions Subsequent (Phase 3) Obligor stating that it has completed a financial assistance shareholder approvals process in accordance with section 260B of the Australian Corporations Act in relation to its entry into and performance of the Finance Documents to which it is a party and that the period of advance notice referred to in section 260(B)(6) has expired.

2.	Finance Documents

(a)	The Transaction Security Documents set out in Part C of the table of Initial Transaction Security Documents in Part 5 of Schedule 2.

(b)
A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant member of the Group and (as the case may be) duly acknowledged by the addressee to the extent required to be acknowledged on the Conditions Subsequent (Phase 3) Deadline by the terms of the relevant Transaction Security Document.

(c)
All share or limited liability company interest certificates, transfers and stock transfer forms or equivalent, relating to the Transaction Security Documents set out in Part C of the table of Initial Transaction Security Documents in Part 5 of Schedule 2, duly executed by the relevant party in accordance with the terms of the particular Transaction Security Document in relation to the assets subject to or expressed to be subject to the Transaction Security and other instruments or documents of title or documents to be provided under the Transaction Security Documents, including all original share certificates and signed blank share transfer forms for the shares in Aegis Services Australia Pty. Ltd.

3.	Legal opinions
The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)
A legal opinion of M. & M. Bomchil, legal advisers to the Agent and MLABs as to Argentinian law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 4 of Schedule 2.

(b)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to Australian law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 4 of Schedule 2.

(c)
A legal opinion of Allen & Overy LLP, legal advisers to the Agent and the MLABs as to Dutch law substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 4 of Schedule 2 Agreement.

(d)
A legal opinion of Rodrigo, Elias & Medrano Abogados, legal advisers to the Agent and MLABs as to Peru law, substantially in the form distributed to the Original Lenders prior to signing of the relevant Finance Documents referred to in this Part 4 of Schedule 2.

4.	Other documents and evidence

(a)	If available, the latest consolidated audited financial statements of each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider.

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(b)
Evidence of appointment of the process agent referred to in Clause 51.2 (Service of process) by each Conditions Subsequent (Phase 3) Obligor and acceptance by that process agent and of the appointment of any other process agent and acceptance by that process agent as required in respect of any Transaction Security Document.

(c)
If applicable, evidence that each Conditions Subsequent (Phase 3) Obligor and Conditions Subsequent (Phase 3) Security Provider has complied with any applicable financial assistance requirements, in each case, so as to permit it to enter into the transactions contemplated by the Finance Documents to which it is a party.

(d)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document, and which is in respect of or incidental to any of the conditions precedent listed in this Schedule and which is within the control of the Group, an Investor or any of their respective advisors.

(e)
With respect to each relevant Transaction Security Document governed by Peruvian law, the documents (in form and substance satisfactory to the Agent) evidencing the registration, by no later than the Conditions Subsequent Phase 3 Deadline, of such Transaction Security Documents with the corresponding public registry and/or corporate ledger, as applicable, including (without limitation):

(i)
in the case of a pledge over shares issued by a Peruvian company, it will be formalized through a public deed duly executed before a Peruvian Notary Public and registered in both the Stock Ledger (Libro de Matrícula de Acciones) of the issuing Peruvian company and the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos); and

(ii)
in the case of a pledge over movable assets, it will be formalized through a public deed duly executed before a Peruvian Notary Public and registered with the Peruvian Contracts Public Registry (Registro Mobiliario de Contratos),

provided, however, that if any of the Transaction Security Documents governed by Peruvian law has been properly filed with a registry in Peru and the relevant registrar raises objections in respect of such filing that require further action in order to effect the filing, the Company shall have an additional thirty (30) days following the expiration of the Conditions Subsequent Phase 3 Deadline to fully effect the relevant registration.

(g)	A certificate of an authorised signatory of the Company certifying that the requirements of Clause 23.35 (Guarantors) has been met as that Conditions Subsequent (Phase 3) Deadline.

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PART 5
INITIAL TARGET GROUP TRANSACTION SECURITY
PART A

Name of relevant Obligor or Security Provider	Transaction Security Document
Company	Share pledge governed by Mauritius law granting security over all of the shares in the Target.
Target	Mauritius Floating Charge over all assets of the Target, excluding certain assets specified therein.
PART B

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Name of relevant Obligor or Security Provider	Transaction Security Document
Target	Specific security deed governed by Australian law granting security over all of the shares in Aegis BPO Services Australia Holdings Pty Ltd.
Target	Share security agreement governed by English law granting security over all the shares in Aegis Outsourcing UK Limited.
Target and Aegis Netherlands II B.V.	Share security agreement governed by Malaysian law granting security over all the shares in Aegis BPO Malaysia Sdn Bhd held by the Target (99.99%) and Aegis Netherlands II B.V. (0.0067%).
Target and Aegis Netherlands II B.V.	Share security agreement governed by South African law granting security over all the shares in Main Street 741 Proprietary Limited (held by the Target (74%) and Aegis Netherlands II B.V. (26%)).
Aegis Netherlands II B.V.
Omnibus deed of pledge governed by Dutch law granting security over all assets of Aegis Netherlands II B.V., securing receivables (including intercompany receivables, insurance receivables and trade receivables), bank accounts, moveable assets, intellectual property rights, domain names and licences.

Aegis Outsourcing UK Limited	Share security agreement governed by Dutch law granting security over all of the shares in Aegis Netherlands II B.V.
Aegis Outsourcing UK Limited	Debenture governed by English law granting security over substantially all of the assets of Aegis Outsourcing UK Limited.
Main Street 741 Proprietary Limited
A power of attorney in favour of Allen & Overy (South Africa) LLP to execute and register a General Notarial Bond governed by South African law granting security over all movable tangible assets of Main Street 741 Proprietary Limited.

Main Street 741 Proprietary Limited	Share security agreement governed by South African law granting security over all the shares in Aegis Outsourcing South Africa Proprietary Limited.
Aegis Outsourcing South Africa Proprietary Limited
A power of attorney in favour of Allen & Overy (South Africa) LLP to execute and register a General Notarial Bond governed by South African law granting security over all movable tangible assets of Aegis Outsourcing South Africa Proprietary Limited.

PART C

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Name of relevant Obligor or Security Provider	Transaction Security Document
Aegis BPO Services Australia Holdings Pty Limited and Aegis Services Australia Pty Ltd	General security deed governed by Australian law over all the assets of Aegis BPO Services Australia Holdings Pty Ltd. and Aegis Services Australia Pty Ltd.
Aegis Netherlands II B.V. and Aegis Services Australia Pty Ltd.
Share security agreement governed by Argentinian law granting security over all the shares in Aegis Argentina S.A. (held by Aegis Netherlands II B.V (96.87%) and Aegis Services Australia Pty Ltd. (3.13%)).

Aegis Netherlands II BV and Aegis Argentina S.A.
Share pledge (“Garantía Mobiliaria”) agreement governed by Peru law granting security over all the shares in Aegis Peru S.A.C. (held by the Aegis Netherlands II BV (97%) and Aegis Argentina S.A. (3%)), to be entered into among the latter companies, the Security Agent and the Common Representative.

Aegis Peru S.A.C.
Pledge (“Garantía Mobiliaria”) agreement governed by Peru law granting security over all existing and future movable assets (including cash and bank accounts) of Aegis Peru S.A.C., to be entered into among the latter company, the Security Agent and the Common Representative

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PART 6
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Deed executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.
A copy of a resolution (or in the case of an Additional Obligor incorporated in Australia, an extract of resolutions only) of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)
approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	In respect of:

(a)	the Additional Obligor if it is incorporated in the UK and its shares are subject to any Security Interest created under any Transaction Security Document; and

(b)	each company incorporated in the UK and whose shares are subject to any Security Interest created by the Additional Obligor under any Transaction Security Document, either:

(A)	a certificate of an authorised signatory of the Company certifying that:

I.	each member of the Group has complied on time with any notice it has received under Part 21A of the Companies Act 2006 from that company; and

II.
no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that company which, if the company is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete

0081727-0000042 SN:12155633.21	220

and not amended or superseded as at a date no earlier than the date of the Accession Deed;

(B)	or a certificate of an authorised signatory of the Company certifying that that company is not required to comply with Part 21A of the Companies Act 2006.

6.	In respect of an Additional Obligor incorporated in South Africa under the South African Companies Act a copy of a resolution of the board:

(a)
complying with the requirements of section 44(3)(b) and section 44(4) of the South African Companies Act in connection with any financial assistance to be granted by that Additional Obligor pursuant to section 44(2) of the South African Companies Act under the Finance Documents to which it is to become a party;

(b)
complying with the requirements of section 45(3)(b) and section 45(4) of the South African Companies Act in connection with any financial assistance to be granted by that Additional Obligor pursuant to section 45(2) of the South African Companies Act under the Finance Documents to which it is to become a party; and

(c)
complying with the requirements of section 46 of the South African Companies Act in connection with any "distribution" (as defined in the South African Companies Act) that may arise as a result of its entry into the Accession Deed and the other Finance Documents to which it will consequently become a party.

7.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

8.	In respect of an Additional Obligor incorporated in South Africa under the South African Companies Act a copy of a special resolution of the shareholders:

(a)
approving, in accordance with section 44(3)(a)(ii) of the South African Companies Act, any financial assistance to be granted by that Additional Obligor pursuant to section 44(2) of the South African Companies Act under the Finance Documents to which it is to become a party; and

(b)
approving, in accordance with section 45(3)(a)(ii) of the South African Companies Act, any financial assistance to be granted by that Additional Obligor pursuant to section 45(2) of the South African Companies Act under the Finance Documents to which it is to become a party.

9.
If applicable, a copy of the shareholder’s resolution of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

10.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor approving the terms of the resolution referred to in paragraph 9 above.

11.
If the Additional Obligor is a Dutch Obligor and only if applicable, a copy of a resolution by the supervisory board of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

12.	If the Additional Obligor is a Dutch Obligor and only if applicable, a copy of:

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(a)	a request for advice from the works council in respect of the transactions contemplated by the Transaction Documents to which it becomes a party; and

(b)
a neutral or positive works council advice of the works council (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Transaction Document).

13.
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded, and (in the case of any Additional Obligor incorporated in the U.S.) a solvency certificate of that Obligor (signed by the chief financial officer or other officer acceptable to the Agent).

14.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 6 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

15.	If available, the latest consolidated audited financial statements of the Additional Obligor.

16.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)
If the Additional Obligor is incorporated in a jurisdiction of the United States, a legal opinion of the legal advisers to the Additional Obligor in the jurisdiction of its incorporation as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

(c)
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or the United States or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

17.
Evidence of appointment of the process agent referred to in Clause 51.2 (Service of process) by the relevant Obligor and acceptance by that process agent and of the appointment of any other process agent and acceptance by that process agent as required in respect of any Transaction Security Document.

18.	Any security documents which, subject to the Agreed Security Principles are required by the Agent to be executed by the proposed Additional Obligor.

19.
Any notices or documents required to be given or executed under the terms of those security documents, including in the case of any security document granting security over the shares of an Additional Obligor, all share or limited liability company interest certificates, transfers and stock transfer forms or equivalent duly executed by the relevant party in accordance with the terms of the particular security document in relation to the assets subject to or expressed to be subject to the security document and other instruments or documents of title or documents to be provided under the security document.

20.	(a) If the Additional Obligor is incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Additional Obligor has done all that is necessary (including, without limitation,

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by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(a)
If the Additional Obligor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process, including in the case of an Additional Obligor incorporated in Australian, a certificate from that Additional Obligor stating that it has completed a financial assistance shareholder approvals process in accordance with section 260B of the Australian Corporations Act and that the period of advance notice referred to in section 260(B)(6) has expired.

21.
If the Additional Obligor is incorporated or domiciled in South Africa, a copy of the application to and approval of, the Financial Surveillance Department of the South African Reserve Bank in connection with the accession of that Additional Obligor.

22.
Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 13 (Fees), Clause 14.5 (Stamp taxes) and Clause 18 (Costs and Expenses) have been paid or will be paid by the date of the Accession Deed.

23.	Completion by each Finance Party of all necessary "know your customer" or other similar checks under all applicable laws and regulations.

24.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document, and which is in respect of or incidental to any of the conditions precedent listed in this Schedule and which is within the control of the Parent, the Company, an Investor, an Additional Obligor or any of their respective advisors.

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SCHEDULE 3
REQUESTS AND NOTICES

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PART 1
UTILISATION REQUEST – LOANS
From:    [Company][Borrower]
To:    [Agent]
Dated:
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a) Borrower:	[ ]
(b) Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(c) Facility to be utilised:	[Term Facility]/ [Revolving Facility]*
(d) Currency of Loan:	US$
(e) Amount:	[ ] or, if less, the Available Facility
(f) Interest Period:	[ ]

3.
We confirm that each condition specified in Clause 4.2 (Further conditions precedent) or, to the extent applicable, Clause 4.4 (Utilisations during the Certain Funds Period) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan]./[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[the Company on behalf of [insert name of relevant Borrower]][insert name of relevant Borrower]
NOTES:
*    Select the Facility to be utilised and delete references to the other Facilities.

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PART 2
SELECTION NOTICE
Applicable to a Term Loan
From:    [Company][Borrower]
To:    [Agent]
Dated:
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Facility Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the above Term Facility Loan[s] be divided into [ ] Term Facility Loans with the following amounts and Interest Periods:]**
or
[We request that the next Interest Period for the above Term Facility Loan[s] is [      ]].***

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[the Company on behalf of [insert name of relevant Borrower]][insert name of relevant Borrower]
NOTES:

*	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.
**    Use this option if division of Term Facility Loans is requested.
***    Use this option if sub-division is not required.

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SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
To:    [             ] as Agent
From:    [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.5 (Procedure for transfer) of the Facilities Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 27.5 (Procedure for transfer) all of the Existing Lender's rights and obligations under the Facilities Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number, email address and attention details for notices of the New Lender for the purposes of Clause 42.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it [is]/[is not]*** a Sponsor Affiliate.

5.	The New Lender confirms that it [is]/[is not]*** a Restricted Transferee.

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:    The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
Note: Please seek Dutch legal advice (i) until the interpretation of the term "public" (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the

0081727-0000042 SN:12155633.21	227

competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term "public" has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.

0081727-0000042 SN:12155633.21	228

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number, email address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:
This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and the Transfer Date is confirmed as [     ].
[Agent]
By:

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SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ], [ ] as Company, for and on behalf of each Obligor
From:    [the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the Agreement) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 27.6 (Procedure for assignment) of the Facilities Agreement:

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number, email address and attention details for notices of the New Lender for the purposes of Clause 42.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms that it [is]/[is not]*** a Sponsor Affiliate.

8.	The New Lender confirms that it [is]/[is not]*** a Restricted Transferee.

9.
This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

0081727-0000042 SN:12155633.21	230

11.	This Agreement and any non-contractual obligations arising out of or in connection with it governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:    The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
Note: Please seek Dutch legal advice (i) until the interpretation of the term "public" (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term "public" has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.

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THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number, email address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:
This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and the Transfer Date is confirmed as [ ].
Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

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SCHEDULE 6
FORM OF ACCESSION DEED
To:    [                   ] as Agent and [                  ] as Security Agent
From:    [Subsidiary] and [Company]
Dated:
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 2 to [3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.
[Subsidiary]/[MLABs]/[Hedge Counterparty] agrees to become an [Additional [Borrower]/[Guarantor]]/[Hedge Counterparty] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an [Additional [Borrower]/[Guarantor]]/[Hedge Counterparty] pursuant to Clause [29.2 (Additional Borrowers)]/[Clause 29.4 (Additional Guarantors)]/[Clause 27.8 (Accession of Hedge Counterparties)] of the Facilities Agreement. [Subsidiary]/[MLABs]/[Hedge Counterparty] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                   ].

3.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower].

4.	[Subsidiary's]/[MLABs's]/[Hedge Counterparty's] administrative details for the purposes of the Facilities Agreement are as follows:
Address:
Fax No.:
Email:
Attention:

5.
[Subsidiary] (for the purposes of this paragraph [4]/[5], the Acceding Debtor) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]
the [Relevant Documents].

6.	IT IS AGREED as follows:
The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

0081727-0000042 SN:12155633.21	233

(a)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and]

(c)
all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee and/or security agent for [or otherwise for the benefit of] the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee and/or security agent for [or otherwise for the benefit of] the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in this Agreement.

7.	This Accession Deed and any non-contractual obligations arising out of or in connection with it] are governed by English law.
THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Company and executed as a deed by [Subsidiary]/[MLABs] and is delivered on the date stated above.

0081727-0000042 SN:12155633.21	234

[Subsidiary]/[MLABs]
[EXECUTED as a DEED	)
By: [Subsidiary]/[MLABs]	)
Director
Director/Secretary
OR
[EXECUTED as a DEED
By: [Subsidiary]/[MLABs]
Signature of Director
Name of Director
in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness]

The Company
[Company]
By:

The Security Agent
[Security Agent]
By:
Date:

0081727-0000042 SN:12155633.21	235

SCHEDULE 7
FORM OF RESIGNATION LETTER
To:    [          ] as Agent
From:    [resigning Obligor] and [Company]
Dated:
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [Clause 29.3 (Resignation of a Borrower)]/[Clause 29.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor]*;

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8.2 (Disposal, Insurance and Acquisition Proceeds and Excess Cashflow);]**

(d)	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]
By:	By:
NOTES:
*    Insert if applicable.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***    Insert any other conditions required by the Facilities Agreement.

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SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE
To:    [             ] as Agent
From:    [Company]
Dated:
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Cashflow cover in respect of the Relevant Period expiring on [ ] is [ ]:1;

(b)	Interest Cover in respect of the Relevant Period expiring [ ] is [ ]:1;

(c)	Adjusted Leverage in respect of the Relevant Period expiring [ ] is [ ]:1 and that, therefore Margin should be [ ]%;

(d)	The aggregate Capital Expenditure of the Group in respect of the [Financial Year ending [ ]] is US$[ ]; and

(e)	The balance in the Debt Service Account is USD[●].

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [ ].]
[We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 22 (Financial Covenants)), the aggregate gross assets and aggregate turnover] of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds [ ]% of the EBITDA, as defined in Clause 22 (Financial Covenants), consolidated gross assets and consolidated turnover of the Group (as the case may be)] and therefore that the Guarantor Coverage Test [has/has not] been met.

Signed
	Director of [Company]	Director of [Company]

0081727-0000042 SN:12155633.21	237

[insert applicable certification language]

for and on behalf of
[name of Auditors of the Company]**
NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

0081727-0000042 SN:12155633.21	238

SCHEDULE 9
LMA FORM OF CONFIDENTIALITY UNDERTAKING
[Letterhead of Seller]
Date:
[To:    [insert name of Potential Purchaser]
Company: [●] (the Company)
Date: [●]
Amount: [●]
Agent: [●]
Dear Sirs
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)
We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking
You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure
We agree that you may disclose:

(a)
to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

0081727-0000042 SN:12155633.21	239

(b)	subject to the requirements of the Agreement, to any person:

(i)
to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph (b) has delivered a letter to you in equivalent form to this letter;

(ii)
with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (ii) of paragraph (b) has delivered a letter to you in equivalent form to this letter; and

(iii)
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

(c)
notwithstanding paragraphs (a) and (b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	Notification of Disclosure
You agree (to the extent permitted by law and regulation) to inform us:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (iii) of paragraph (b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies
If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (iii) of paragraph (b) above.

5.	Continuing Obligations
The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become

0081727-0000042 SN:12155633.21	240

such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [12] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [12] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc.
You acknowledge and agree that:

(a)
neither we, nor any member of the Group nor any holding company of any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Entire Agreement: No Waiver; Amendments, etc.

(a)
This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)
No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings
The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights

0081727-0000042 SN:12155633.21	241

(a)
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

(a)
This letter (including the agreement constituted by your acknowledgement of its terms) (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

(b)
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	Definitions
In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:
Confidential Information means all information relating to the Company, any holding company of the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter;

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)
is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Group means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
Permitted Purpose means considering and evaluating whether to enter into the Acquisition.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

0081727-0000042 SN:12155633.21	242

For and on behalf of
[Seller]
To:    [Seller]
The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

0081727-0000042 SN:12155633.21	243

SCHEDULE 10
TIMETABLES

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PART 1
LOANS

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	U-5 11:00 a.m.
LIBOR is fixed	Quotation Day 11.00 a.m.

"U" =	date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

"U – X" =	X Business Days prior to date of utilisation.

0081727-0000042 SN:12155633.21	245

SCHEDULE 11
AGREED SECURITY PRINCIPLES

1.	Considerations

(a)
In determining what Security and/or guarantees will be provided by any member of the Group in support of the Facilities (and any related hedging arrangements in respect of the types of liabilities and/or risks which this Agreement requires to be hedged) the following matters will be taken into account. Security and/or guarantees shall not be created/granted or perfected to the extent that it would:

(i)
result in any breach of corporate benefit, financial assistance, capital maintenance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction or would otherwise be contrary to the law in that jurisdiction;

(ii)	result in a significant risk to the officers of the relevant grantor of Security and/or guarantee of contravention of their fiduciary duties and/or of civil or criminal liability;

(iii)
result in any breach of any licenses, permits or tax or other government incentives, any existing joint venture/shareholder agreements or any other existing material contractual obligations of any member of the Group; or

(iv)	result in costs that, in the opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security and/or guarantee.

(b)
If at any time any such law, regulation, restriction, duty, liability or cost ceases to apply, the Company must procure the creation/grant or perfection of any Security and/or guarantee by the relevant member of the Group that was not previously created or perfected due to that law, regulation, restriction, duty, liability or cost. In addition, at all times, each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or liabilities of its officers and, if at any time the unlawfulness or liabilities ceases to apply with respect to any such person, the Company must comply with its obligations in respect of that person at that time.

(c)
For the avoidance of doubt, in these Agreed Security Principles, "cost" includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security and/or guarantee, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred or will be incurred by the relevant grantor of Security and/or guarantee (as the case may be) or any of its direct or indirect owners, subsidiaries or Affiliates.

(d)
The perfection of security and/or guarantee (as the case may be) granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents such as where such perfection would require the freezing of an operating account with a bank which is not otherwise required to be subject to blocking arrangements under the Finance Documents.

(e)	No perfection action will be required in jurisdictions where neither Obligors nor their material assets are located.

2.	Obligations to be Secured

(a)	Subject to paragraph 1 (Considerations) and to paragraph (c) below, the obligations to be secured and/or guarantee (as the case may be) are the Secured Obligations (as defined below). Unless otherwise

0081727-0000042 SN:12155633.21	246

provided in a Finance Document, any Security is to be granted in favour of the Security Agent on behalf of each Lender from time to time, the Agent, the MLABs and any Hedge Counterparty.

(b)	For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Transaction Security Document:
Liability means any present or future liability (actual or contingent), together with:

(i)	any permitted novation, deferral or extension of that liability;

(ii)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(iii)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(iv)	any claim flowing from any recovery by a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(v)
any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.

Secured Obligations means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any member of the Group to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.
Secured Parties means the Finance Parties, any Receiver or Delegate.

(c)	The secured obligations will be limited:

(i)
to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(ii)
to avoid any risk to officers of the relevant member of the Group that is granting Transaction Security and/or guarantee (as the case may be) of contravention of their fiduciary duties and/or civil or criminal or personal liability.

3.	General

(a)	Where appropriate, defined terms in the Transaction Security Documents should mirror those in this Agreement.

(b)
The parties to this Agreement agree to negotiate the form of each Transaction Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to first drawdown under this Agreement (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in Clause 19 (Guarantee and Indemnity) of this Agreement and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

0081727-0000042 SN:12155633.21	247

(c)
The Security shall, to the extent possible under local law, be enforceable following receipt by the Company of a notice from the Agent declaring that an Event of Default has occurred and is continuing (a Declared Default).

(d)
Unless there is a Declared Default, the relevant Security Provider will be permitted to retain and exercise voting rights to any pledged shares (in a manner which does not adversely affect the validity or enforceability of the Security or cause an Event of Default to occur) and to receive and retain dividends.

(e)
If an Obligor owns shares in a member of the Group that is not an Obligor or a Material Company, no steps shall be taken to create or perfect security over those shares unless it is organised in the same jurisdiction as an Obligor or Material Company whose shares are subject to the same security in favour of the Security Agent.

(f)	Any rights of set off will not be exercisable until the occurrence of an Event of Default and will only be exercisable for so long as such Event of Default is continuing.

(g)	Notification of receivables security to debtors (other than intra-group debtors where prompt notice will be given) will only be given if a Declared Default has occurred.

4.	Bank accounts

(a)
If any Obligor grants security over its bank accounts it shall be free to deal with those accounts (other than the Mandatory Prepayment Account, the Holding Account and the Debt Service Account (together, the Facility Accounts)), in the course of its business until a Declared Default.

(b)	In respect of any security over any account (other than the Facility Accounts) granted by any Obligor, if required by local law to perfect (or ensure the intended priority of) such security:

(i)
notice of the security or a form of account control agreement (as applicable in the relevant jurisdiction) will be served on the account bank by the relevant Obligor (also being the holder of such account) within 30 days of the security being granted; and

(ii)	the relevant Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice or acceptance of such account control agreement within thirty Business Days of service, provided that an account control agreement will only need to be entered into with an account bank, if at any time, the aggregate of account balances at the relevant account bank exceeds US$250,000.

(c)
Any security over any account (other than the Facility Accounts) shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank or as part of the Group's cash management arrangements. The notice of security may request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

5.	Undertakings/Representations and Warranties

(a)
Any representations, warranties or undertakings which are required to be included in any Transaction Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that Secured Parties' local counsel deem it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the Security granted to the Secured Parties).

0081727-0000042 SN:12155633.21	248

(b)
There shall be no additional Events of Default or requirements to pay costs, provisions for default or penalty interest, tax gross-up or any indemnities in the Transaction Security unless the security provider is not a party to this Agreement or these are required as a matter of local law for the creation or perfection of the Security and are identical (mutatis mutandis) to those contained in this Agreement.

(c)
Information, such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to perfect or register the security and, unless required to be provided by local law more frequently, be provided semi-annually (or, following an Event of Default which is continuing, on the Security Agent's request).

(d)
The Security Agent, Lenders and/or hedging providers (as applicable) shall only be able to exercise a power of attorney following the occurrence of an Event of Default and for so long as it is continuing or if the relevant Obligor has failed to comply with a further assurance or perfection obligation within five Business Days of being notified of that failure and being requested to comply.

(e)
The Transaction Security Documents should not operate so as to prevent transactions which are permitted under this Agreement or to require additional consents or authorisations from the Finance Parties that would not otherwise be required under the Finance Documents.

(f)	The Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement.

6.	Scope of Security

(a)	No member of the Group incorporated in India, Malaysia, Saudi Arabia or Argentina shall be required to be a Guarantor.

(b)	No member of the Group incorporated in India, Malaysia or Saudi Arabia shall be required to be a Security Provider.

(c)
Subject to the other provisions in this Schedule 11 (Agreed Security Principles), each member of the Target Group which is a Material Company shall be required to be a Guarantor and a Security Provider. The shares in each such member of the Target Group which is a Material Company shall be the subject of the Transaction Security.

(d)
Any member of the Target Group which is not a Material Company shall not be required to be a Guarantor or a Security Provider unless that entity becomes a Material Company. The shares in any member of the Target Group which is not a Material Company shall not be required to be subject to the Transaction Security unless otherwise stated in Part 5 of Schedule 2 (Conditions Precedent and Conditions Subsequent).

0081727-0000042 SN:12155633.21	249

SCHEDULE 12
ALTERNATIVE REFERENCE BANKS
The principal London offices of:

(a)	J.P. Morgan Chase Bank, N.A.; and

(b)	Citibank N.A.

0081727-0000042 SN:12155633.21	250

SCHEDULE 13
FORM OF INCREASE CONFIRMATION
To:    [     ] as Agent, [     ] as Security Agent, and [      ] as Company, for and on behalf of each Obligor
From:    [the Increase Lender] (the Increase Lender)
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number, email address and attention details for notices to the Increase Lender for the purposes of Clause 42.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (i) of Clause 2.2 (Increase).

8.	The Increase Lender confirms that it is not a Sponsor Affiliate.

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.
Note:    The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

0081727-0000042 SN:12155633.21	251

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number, email address and attention details for notices and account details for payments]

[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Security Agent and the Increase Date is confirmed as [     ].

[Agent]
By:

[Security Agent]
By:

0081727-0000042 SN:12155633.21	252

SCHEDULE 14
FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

0081727-0000042 SN:12155633.21	253

PART 1
FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION
To:    [             ] as Agent
From:    [The Lender]
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US$)
[Term Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

0081727-0000042 SN:12155633.21	254

PART 2
FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE
To:    [             ] as Agent
From:    [The Lender]
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to paragraph (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate/Restricted Transferee].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US$)
[Term Facility Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]
By:

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SCHEDULE 15
RESTRICTED TRANSFEREES
Funds managed by any of:

(a)	Appaloosa Management, L.P.;

(b)	Bayside Capital, Inc.;

(c)	Black Diamond Capital Management, L.L.C.;

(d)	Centerbridge Partners, L.P.;

(e)	Cerberus Capital Management, L.P.;

(f)	Citadel LLC;

(g)	Dune Capital Management, L.P.;

(h)	Highland Capital Management, L.P.;

(i)	Mackay Shields L.L.C.;

(j)	MatlinPatterson Global Advisors, L.L.C.;

(k)	Pershing Square Capital Management, L.P.; or

(l)	Silver Point Capital, L.P.

0081727-0000042 SN:12155633.21	256

SCHEDULE 16
FORM OF DEFAULT INCREASE CONFIRMATION
To:    [●] as Agent, [[●] as Security Agent] and [●] as Company, for and on behalf of each Obligor
From:    [the Default Increase Lender] (the Default Increase Lender)
Dated:
CSP ALPHA HOLDINGS PTE. LTD.
Senior Facilities Agreement dated [●] 2017 (the Facilities Agreement)

1.
We refer to the Agreement. This is a Default Increase Confirmation. Terms defined in the Agreement have the same meaning in this Default Increase Confirmation unless given a different meaning in this Default Increase Confirmation.

2.	We refer to Clause 2.3 (Default Increase).

3.
The Default Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Default Increase Lender and the Relevant Commitment is to take effect (the Default Increase Date) is [ ].

5.	On the Default Increase Date, the Default Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number, email address and attention details for notices to the Default Increase Lender for the purposes of Clause 42.2 (Addresses) are set out in the Schedule.

7.	The Default Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (e) of Clause 2.3 (Default Increase).

8.
This Default Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Default Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Default Increase Confirmation has been entered into on the date stated at the beginning of this Default Increase Confirmation.
Note:    The execution of this Default Increase Confirmation may not be sufficient for the Default Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Default Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

0081727-0000042 SN:12155633.21	257

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Default Increase Lender
[insert relevant details]
[Facility office address, fax number, email address and attention details for notices and account details for payments]
[Default Increase Lender]
By:
This Default Increase Confirmation is accepted as a Default Increase Confirmation for the purposes of the Agreement by the Agent and Security Agent and the Default Increase Date is confirmed as [ ].
Agent
By:

0081727-0000042 SN:12155633.21	258

SCHEDULE 17
QUARTERLY UPSTREAM AMOUNTS FROM EXCESS CLOSING CASH BALANCE

Financial Quarter ending	Amount
30 June 2019	US$875,000
30 September 2019	US$875,000
31 December 2019	US$875,000
31 March 2020	US$875,000
30 June 2020	US$875,000
30 September 2020	US$1,050,000
31 December 2020	US$1,050,000
31 March 2021	US$1,050,000
30 June 2021	US$1,050,000
30 September 2021	US$1,250,000
31 December 2021	US$1,250,000
31 March 2022	US$1,250,000
30 June 2022	US$1,250,000

0081727-0000042 SN:12155633.21	259

0081727-0000042 SN:12155633.21	260

SIGNATORIES

THE PARENT
CSP ALPHA MIDCO PTE. LTD.
By: /s/ Bharat Rao

Bharat Rao
Managing Partner

Address:    160 Robinson Road SBF Center #10-01 Singapore 068914
Fax:    +65 6491 5902
Email:    nnavale@capitalsquarepartners.com
Attention:    Nandini Navale

Alpha - Senior Facilities Agreement – Signature Pages

THE COMPANY
CSP ALPHA HOLDINGS PTE. LTD.
By: /s/ Bharat Rao

Bharat Rao
Managing Partner

Address:    160 Robinson Road SBF Center #10-01 Singapore 068914
Fax:    +65 6491 5902
Email:    nnavale@capitalsquarepartners.com
Attention:    Nandini Navale

Alpha - Senior Facilities Agreement – Signature Pages

THE ORIGINAL BORROWER
CSP ALPHA HOLDINGS PTE. LTD.
By: /s/ Bharat Rao

Bharat Rao
Managing Partner

Address:    160 Robinson Road SBF Center #10-01 Singapore 068914
Fax:    +65 6491 5902
Email:    nnavale@capitalsquarepartners.com
Attention:    Nandini Navale

Alpha - Senior Facilities Agreement – Signature Pages

THE ORIGINAL GUARANTORS
CSP ALPHA MIDCO PTE. LTD.
By: /s/ Bharat Rao

Bharat Rao
Managing Partner

Address:    160 Robinson Road SBF Center #10-01 Singapore 068914
Fax:    +65 6491 5902
Email:    nnavale@capitalsquarepartners.com
Attention:    Nandini Navale

Alpha - Senior Facilities Agreement – Signature Pages

CSP ALPHA HOLDINGS PTE. LTD.
By: /s/ Bharat Rao

Bharat Rao
Managing Partner

Address:    160 Robinson Road SBF Center #10-01 Singapore 068914
Fax:    +65 6491 5902
Email:    nnavale@capitalsquarepartners.com
Attention:    Nandini Navale

Alpha - Senior Facilities Agreement – Signature Pages

TERM FACILITY MANDATED LEAD ARRANGERS AND BOOKRUNNERS

DBS BANK LTD.
By: /s/ Santanu Mitra
Santanu Mitra

By: /s/ Mildred Seow Siok Eng
Mildred Seow Siok Eng

ING BANK N.V., SINGAPORE BRANCH
By: /s/ Krishna Suryanarayanan
Krishna Suryanarayanan

By: /s/ Gaurav Yadav
Gaurav Yadav

Alpha - Senior Facilities Agreement – Signature Pages

STANDARD CHARTERED BANK
By: /s/ Virendra Dhir

Virendra Dhir
Executive Director
Loan Syndicate and Distribution

Alpha - Senior Facilities Agreement – Signature Pages

REVOLVING FACILITY MANDATED LEAD ARRANGERS AND BOOKRUNNERS

DBS BANK LTD.
By: /s/ Santanu Mitra
Santanu Mitra

By: /s/ Mildred Seow Siok Eng

Mildred Seow Siok Eng
Managing Director and Head
ING BANK N.V., SINGAPORE BRANCH
By: /s/ Krishna Suryanarayanan
Krishna Suryanarayanan

By: /s/ Gaurav Yadav
Gaurav Yadav

Alpha - Senior Facilities Agreement – Signature Pages

THE AGENT
DBS BANK LTD.
By: /s/ Santanu Mitra
Santanu Mitra

Address: 2 Changi Business Park Crescent, DBS Asia Hub Lobby B, #04-06 Singapore 486029.
Fax: +65 6324 4427
Email: laemailadmin@dbs.com
Attention: T&O – IBG Ops – Loan Agency

Alpha - Senior Facilities Agreement – Signature Pages

THE SECURITY AGENT
MADISON PACIFIC TRUST LIMITED
By: /s/ Jonathan Lee Hatch
Jonathan Lee Hatch
Managing Director

Address: 1720, 17th Floor, Tower One, Admiralty Centre, 18 Harcourt Road, Hong Kong
Fax: +852 2599 9501
Email: trustee@madisonpac.com
Attention: Jonathan Hatch

Alpha - Senior Facilities Agreement – Signature Pages

THE SECONDARY SECURITY AGENT
DBS BANK LTD.
By: /s/ Santanu Mitra
Santanu Mitra

Address: 2 Changi Business Park Crescent, DBS Asia Hub Lobby B, #04-06 Singapore 486029
Fax: +65 6324 4427
Email: laemailadmin@dbs.com
Attention: T&O – IBG Ops – Loan Agency

Alpha - Senior Facilities Agreement – Signature Pages

THE ORIGINAL LENDERS
DBS BANK LTD.
By: /s/ Loy Hwee Chuan
Loy Hwee Chuan

Alpha - Senior Facilities Agreement – Signature Pages

ING BANK N.V., SINGAPORE BRANCH
By: /s/ Krishna Suryanarayanan

Krishna Suryanarayanan
Managing Director
Telecoms, Media and Technology, Asia

By: /s/ Gaurav Yadav

Alpha - Senior Facilities Agreement – Signature Pages

STANDARD CHARTERED BANK
By: /s/ Virenda Dhir

Virenda Dhir
Executive Director
Loan Syndicate and Distribution

Alpha - Senior Facilities Agreement – Signature Pages